Exhibit 1

Notice of 2010
Annual General Shareholder Meeting
and Management Proxy Circular

Our annual general shareholder meeting will be held at 9:30 a.m. (Eastern time) on Thursday, May 6, 2010, at the Palais des Congrès, 1001 Place Jean-Paul-Riopelle, Montréal, Québec, in room 511.

A live webcast of the meeting will be available on our website at www.bce.ca.

As a shareholder, you have the right to vote your shares, either by proxy or in person at the meeting.

YOUR VOTE IS IMPORTANT

This document tells you who can vote, what you will be voting on and how to exercise your right to vote your shares. Please read it carefully.

      What’s inside

Letter from the Chair of the Board and the President and Chief Executive Officer	3
Notice of 2010 annual general shareholder meeting	4
Management proxy circular	5
About voting your shares	6
What the meeting will cover	9
About the nominated directors	11
Committee reports	23
– Audit committee report	23
– Corporate governance committee report	26
Directors’ compensation	27
– Pension fund committee report	30
– Management resources and compensation committee report	31
Executive compensation	32
– Compensation discussion & analysis	33
– Compensation of our named executive officers	43
Interest of informed persons in material transactions	55
Other important information	55
Schedule A – Statement of corporate governance practices	57
Schedule B – Director Independence Standards	67
Schedule C – Board of Directors’ charter (including Board chair position description)	69
Schedule D – Chief Executive Officer position description	71

      Letter from the Chair of the Board and the President and Chief Executive Officer

Dear Fellow Shareholders,

You are invited to attend BCE Inc.’s Annual General Shareholder Meeting (AGM) for 2010. It will be held on Thursday, May 6, 2010, at 9:30 a.m. (Eastern time) at the Palais des Congrès, 1001 Place Jean-Paul-Riopelle, Montréal, Québec, in Room 511. If you cannot attend the meeting in person, you can view a live webcast on our website at www.bce.ca.

As a shareholder, you have the right to vote your shares on all items that come before the meeting. You can vote your shares either by proxy or in person at the meeting. Your vote is important to us.

This circular tells you about these items and how to exercise your right to vote. In this circular, you will find information about the nominated directors, the auditors, and reports from the four standing committees of your Board.

This year, in addition to the business of the meeting mentioned above, BCE will hold a shareholder advisory vote on its approach to executive compensation. At last year’s AGM, such an advisory vote was the subject of a shareholder proposal, and your Board, which had closely followed developments in relation to “say on pay”, decided to incorporate a shareholder advisory vote on our executive compensation policies for the first time at our 2010 AGM. This circular contains detailed information about our executive compensation philosophy, policies and programs and how your Board is obtaining shareholder feedback on these policies.

At the meeting, we will also review our business operations and will be answering your questions.

In addition, we would like to thank the following members of the Board who are not standing for re-election as directors, for the strong guidance they have given your company: Paul Tellier and Vic Young. They have served you admirably as directors and as members of the standing committees of your Board, and they have our sincere appreciation for their distinguished service.

We are also proud to introduce one new director candidate: Sophie Brochu, President and Chief Executive Officer of Gaz Métro, who
has been nominated for election to the Board at the AGM. Please refer to About the nominated directors for a complete biography of this distinguished nominee. We are confident our company will benefit greatly from the experience and proven insight of such a seasoned leader.

We look forward to seeing you at the meeting.

(s) Thomas C. O’Neill	(s) George A. Cope
Chair of the Board	President and Chief Executive Officer
March 11, 2010

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  3

      Notice of 2010 annual general shareholder meeting

YOU ARE INVITED TO OUR ANNUAL GENERAL SHAREHOLDER MEETING

When

Thursday, May 6, 2010, 9:30 a.m. (Eastern time)

Where

Palais des Congrès, 1001 Place Jean-Paul-Riopelle, Montréal, Québec, in room 511

Webcast

A live webcast of the meeting will be available on our website at www.bce.ca.

What the meeting is about

We will be covering four items at the meeting:
1. receiving the financial statements for the year ended December 31, 2009, including the auditors’ report
2. electing directors who will serve until the end of the next annual shareholder meeting
3. appointing the auditors who will serve until the end of the next annual shareholder meeting
4. considering an advisory (non-binding) resolution on executive compensation

The meeting may also consider other business that properly comes before it.

You have the right to vote

You are entitled to receive notice of and vote at our annual general shareholder meeting, or any adjournment, if you are a holder of common shares of the Corporation on March 19, 2010.

You have the right to vote your shares on items 2 to 4 listed above and any other items that may properly come before the meeting or any adjournment.

Your vote is important

As a shareholder, it is very important that you read this material carefully and then vote your shares, either by proxy or in person at the meeting.

The following pages tell you more about how to exercise your right to vote your shares.

Admission to meeting

You will need an admission ticket to enter the meeting. Your ticket is provided with your form of proxy.

By order of the Board,

(s) Alain F. Dussault
Corporate Secretary

Montréal, Québec
March 11, 2010

4  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Management proxy circular

In this document, you, your and shareholder refer to the common shareholders of BCE. We, us, our, Corporation, and BCE refer to BCE Inc., unless otherwise indicated. The information in this document is at March 11, 2010, unless otherwise indicated.

This management proxy circular (Circular) is for our annual general shareholder meeting on May 6, 2010 (AGM or meeting). As a shareholder, you have the right to vote your shares on electing directors, appointing the auditors, approving the advisory resolution on executive compensation, and any other items that may properly come before the meeting or any adjournment.

To help you make an informed decision, please read this Circular and our annual report for the year ended December 31, 2009, which you can access on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. This Circular tells you about the meeting, the nominated directors, the proposed auditors, the Board’s committees, our corporate governance practices and compensation of directors and executives. The annual report gives you a review of our activities for the past year and includes a copy of our annual financial statements and the related management’s discussion and analysis of financial conditions and results of operations (MD&A).

Your proxy is solicited by management. In addition to solicitation by mail, our employees or agents may solicit proxies by telephone or other ways at a nominal cost. We have retained Kingsdale Shareholders Services Inc. (Kingsdale Shareholders Services) to solicit proxies for us in Canada and the United States at an estimated cost of $45,000. We pay the costs of these solicitations.

If you have any questions about any of the information in this document, please call Kingsdale Shareholders Services at 1-866-581-0508 for service in English or French.

APPROVAL OF THIS CIRCULAR

The Board of directors approved the content of this Circular and authorized it to be sent to each shareholder who is eligible to receive notice of and vote his or her shares at the meeting, and to each director and to the auditors.

(s) Alain F. Dussault
Corporate Secretary

Montréal, Québec
March 11, 2010

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  5

      About voting your shares

Your vote is important–as a shareholder, it is very important that you read this information carefully and then vote your shares, either by proxy or in person at the meeting.

VOTING BY PROXY

This is the easiest way to vote. Voting by proxy means that you are giving the person or people named on your proxy form (proxyholder) the authority to vote your shares for you at the meeting or any adjournment. A proxy form is included in this package.

You can choose from five different ways to vote your shares by proxy:

1. by telephone
2. on the Internet
3. by mail
4. by fax

5.	by appointing another person to go to the meeting and vote your shares for you.

The directors who are named on the proxy form will vote your shares for you, unless you appoint someone else to be your proxyholder. If you appoint someone else, he or she must be present at the meeting to vote your shares.

For your vote to be recorded, your proxy must be received by our transfer agent, Computershare Trust Company of Canada (Computershare), or other agents we appoint, by fax or by email, no later than 4:45 p.m. (Eastern time) on Wednesday, May 5, 2010.

Please follow the instructions below based on whether you are a registered or non-registered shareholder.

You are a registered shareholder

if your name appears on your share certificate. Your proxy form tells you whether you are a registered shareholder.

You are a non-registered (or beneficial) shareholder

if your bank, trust company, securities broker or other financial institution holds your shares for you (your nominee). For most of you, your proxy form tells you whether you are a non-registered (or beneficial) shareholder.

If you are not sure whether you are a registered or non-
registered shareholder, please contact Computershare.

Computershare Trust Company of Canada
100 University Avenue
9th Floor
Toronto, Ontario, Canada M5J 2Y1

Telephone
1-800-561-0934 (toll free in Canada and the United States)
514-982-7555 (in the Montréal area or from outside Canada and the United States)

Fax
1-888-453-0330 (toll free in Canada and the United States)
416-263-9394 (outside Canada and the United States)

E-mail
bce@computershare.com

HOW TO VOTE–REGISTERED SHAREHOLDERS

A.	By proxy

1.	By telephone

•	Call 1-866-732-8683 (toll free in Canada and the United States) or 312-588-4290 (International Direct Dial) from a touch-tone phone and follow the instructions.
•	You will need your 15 digit control number. You will find this number on the information sheet attached to your proxy form.

If you vote by telephone, you cannot appoint anyone other than the directors named on your proxy form as your proxyholder.

2.	On the Internet

•	Go to Computershare’s website at www.investorvote.com and follow the instructions on screen.
•	You will need your 15 digit number. You will find this number on the information sheet attached to your proxy form.

3.	By mail

•	Detach the proxy form from the information sheet, complete pages 1 and 2 of the proxy form, sign and date your proxy form, and return it in the envelope we have provided.
•	Please see Completing the proxy form for more information.

4.	By fax

•	Detach the proxy form from the information sheet, complete pages 1 and 2, sign and date your proxy form, and send both pages (in one transmission) by fax to 1-866-249-7775 (toll free in Canada and the United States) or 416-263-9524 (outside Canada and the United States).
•	Please see Completing the proxy form for more information.

6  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT VOTING YOUR SHARES

5.	By appointing another person to go to the meeting and vote your shares for you

•	This person does not have to be a shareholder.
•	Strike out the four names that are printed on the proxy form and write the name of the person you are appointing in the space provided. Complete your voting instructions, date and sign the form, and return it to Computershare as instructed.
•	Make sure that the person you appoint is aware that he or she has been appointed and attends the meeting.
•	At the meeting, he or she should see a Computershare representative at one of their tables.
•	Please see Completing the proxy form for more information.

B.	In person at the meeting

You do not need to complete or return your proxy form.

You should see a Computershare representative before entering the meeting to register your attendance at the meeting.

Voting in person at the meeting will automatically cancel any proxy you completed and submitted earlier.

HOW TO VOTE–NON-REGISTERED SHAREHOLDERS

1.	By proxy

•	Your nominee is required to ask for your voting instructions before the meeting. Please contact your nominee if you did not receive a request for voting instructions or a proxy form in this package.
•	In most cases, you will receive a voting instruction form that allows you to provide your voting instructions by telephone, on the Internet, by mail or by fax. If you want to provide your voting instructions on the Internet, go to Broadridge Financial Solutions, Inc.’s website at www.proxyvote.com and follow the instructions on screen. You will need your 12-digit control number, which you will find on your voting instruction form.
•	Alternatively, you may be a non-registered shareholder who will receive from your nominee a voting instruction form which:

–	is to be completed and returned, as directed in the instructions provided OR
–	has been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to Computershare, by mail or fax.

2.	In person at the meeting

•	We do not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the meeting if you have previously appointed yourself as the proxyholder for your common shares by printing your name in the space provided on the voting instruction form and submitting it as directed on the form. Your voting instructions must be received in sufficient time to allow your voting instruction form to be forwarded to Computershare before 4:45 p.m. (Eastern time) on Wednesday, May 5, 2010.
•	Your vote will be taken and counted at the meeting.
•	Prior to the meeting, you should see a representative of Computershare at one of their tables.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  7

ABOUT VOTING YOUR SHARES

COMPLETING THE PROXY FORM

You can choose to vote “For,” “Against” or “Withhold,” depending on the items listed on the proxy form.

When you sign the proxy form, you authorize George A. Cope, Thomas C. O’ Neill, André Bérard or Donna Soble Kaufman, who are all directors, to vote your shares for you at the meeting according to your instructions. If you return your proxy form and do not tell us how you want to vote your shares, your vote will be counted:

•	FOR electing the nominated directors who are listed in the Circular

•	FOR appointing Deloitte & Touche LLP as auditors

•	FOR approving the advisory resolution on executive compensation

If you are appointing someone else to vote your shares for you at the meeting, strike out the four names of the directors and write the name of the person voting for you in the space provided. If you do not specify how you want your shares voted, your proxyholder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the meeting.

If you are an individual shareholder, you or your authorized attorney must sign the form. If you are a corporation or other legal entity, an authorized officer or attorney must sign the form.

If you need help completing your proxy form, please contact Kingsdale Shareholders Services at 1-866-581-0508 for service in English or in French.

CHANGING YOUR VOTE

You can revoke a vote you made by proxy by:

•	voting again by telephone or on the Internet before 4:45 p.m. (Eastern time) on Wednesday, May 5, 2010
•	completing a proxy form that is dated later than the proxy form you are changing and mailing it or faxing it to Computershare so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 5, 2010
•	sending a notice in writing from you or your authorized attorney to our Corporate Secretary so that it is received before 4:45 p.m. (Eastern time) on Wednesday, May 5, 2010
•	giving a notice in writing from you or your authorized attorney to the Chair of the meeting, at the meeting or any adjournment.

How the votes are counted

You have one vote for each common share you hold on March 19, 2010. As at March 11, 2010, 764,251,519 common shares were entitled to be voted at the meeting.

The election of directors (subject to our majority voting guidelines–see What the meeting will cover–Electing directors), appointment of the auditors and approval of the advisory resolution on executive compensation will each be determined by a majority of votes cast at the meeting by proxy or in person.

Computershare counts and tabulates the votes. It does this independently of us to make sure that the votes of individual shareholders are confidential. Computershare refers proxy forms to us only when:

•	it is clear that a shareholder wants to communicate with management
•	the validity of the form is in question, or
•	the law requires it.

Electronic voting at the meeting

For the first time, this year voting on all proposals will be made through the use of electronic ballot. In line with our commitment towards the environment, we have introduced this year electronic voting at the AGM. This will allow us to expedite the voting process at the AGM and present the final votes on screen at the AGM.

On arrival at the AGM, all shareholders entitled to vote will be required to register and given a hand held device containing a personalized smart card with details of their shareholding to be used for the electronic vote. After each proposal is put to the meeting by the Chair, you will be asked to cast your vote by pressing a button on your keypad. All the votes represented by shareholders present at the AGM will be counted and added to those received by proxy, and the final votes will be shown on screen at the AGM. If you have already voted by proxy you will still be able to vote at the AGM using the electronic device, and your vote on the day of the AGM will replace your vote by proxy.

8  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      What the meeting will cover

Four items will be covered at the meeting:

1.	receiving our financial statements for the year ended December 31, 2009, including the auditors’ report
2.	electing directors who will serve until the end of the next annual shareholder meeting
3.	appointing the auditors who will serve until the end of the next annual shareholder meeting
4.	approving an advisory (non-binding) resolution on executive compensation.

The meeting may also consider other business that properly comes before it.

As of the date of this Circular, management is not aware of any changes to these items and does not expect any other items to be brought forward at the meeting. If there are changes or new items, your proxyholder can vote your shares on these items as he or she sees fit.

1.	Receiving our financial statements

We will place before the meeting our financial statements, including the auditors’ report, for the year ended December 31, 2009. The financial statements are included in our 2009 annual report and were mailed to our shareholders. They can also be accessed on our website at www.bce.ca, on SEDAR at www.sedar.com, or on EDGAR at www.sec.gov.

2.	Electing directors

You will be electing a board of directors (Board) of 12 members. Please see About the nominated directors for more information. Directors appointed at the meeting will serve until the end of the next annual shareholder meeting, or until their earlier resignation.

All of the individuals nominated for election as directors are currently members of the Board and each was elected at our 2009 annual shareholder meeting held on May 7, 2009, by at least a majority of the votes cast, with the exception of Ms. Sophie Brochu, who is a new nominee.

Notwithstanding the Corporation’s By-Laws and the Canada Business Corporations Act (CBCA), pursuant to our guidelines with respect to election of directors, at any shareholders’ meeting at which directors are to be elected in an uncontested election (i.e., the election does not involve a proxy battle), if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then such director nominee must, no later than 10 days following the receipt of the audited and final scrutineer’s report relating to such meeting (vote results), submit to the Board his or her resignation letter, which will take effect only upon the acceptance of such resignation by the Board.

The Board, upon the recommendation of the corporate governance committee (CGC) will, within 90 days following the public disclosure of the audited vote results, determine either to accept or not the subject director’s offer to resign, and the Board will cause the Corporation to promptly publicly disclose, via press release, the Board’s determination, including, in cases where the Board has determined not to accept the resignation, the reasons therefor. It is generally expected that the CGC will recommend that the Board accept such resignation, except in extraordinary circumstances.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the election as directors of the nominated directors in this Circular.

3.	Appointing the auditors

The Board, on the advice of the audit committee, recommends that Deloitte & Touche LLP be re-appointed as auditors. Deloitte & Touche LLP and its predecessors have been the auditors of the Corporation since it was created in 1983. The audit firm appointed at the meeting will serve until the end of the next annual shareholder meeting.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the appointment of Deloitte & Touche LLP as auditors.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  9

WHAT THE MEETING WILL COVER

4.	Approving the advisory resolution on executive compensation

Our executive compensation philosophy, policies and programs are based on the fundamental principle of pay-for-performance to align the interests of our executives with those of our shareholders. This compensation approach allows us to attract and retain high-performing executives who will be strongly incented to create value for our shareholders on a sustainable basis. As a shareholder you are asked to consider the following resolution:

“Resolved, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in this management proxy circular delivered in advance of the 2010 annual general meeting of shareholders of BCE.”

Because your vote is advisory, it will not be binding upon the Board of Directors of BCE (Board). However, the management resources and compensation committee of the Board (MRCC) will review and analyse the results of the vote and take into consideration such results when reviewing executive compensation philosophy, policies and programs. Please see Shareholder Engagement in Schedule A “Statement of Corporate Governance Practices” of this Circular for more details on how you can ask questions and provide comments to the Board and the MRCC on executive compensation. The Board confirms that our current practices achieve substantially the same results as the Canadian Coalition for Good Governance’s (CCGG) Model Shareholder Engagement and “Say on Pay” Policy for Boards of Directors released in January 2010.

If you do not specify how you want your shares voted, the directors named as proxyholders in the enclosed proxy form intend to cast the votes represented by proxy at the meeting FOR the adoption of the advisory resolution on executive compensation.

Other business

Following the conclusion of the formal business to be conducted at the meeting, we will:

•	provide an update on our business operations, and
•	invite questions and comments from shareholders.

If you are not a shareholder, you may be allowed into the meeting after speaking with a representative of Computershare and if the Chair of the meeting allows it.

10  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      About the nominated directors

The table below tells you about the people who have been nominated for election as directors and, among other information, the voting securities that they own directly or indirectly. Generally, all non-management directors sit on at least one Board committee. We have also included other directorships held by the nominated directors during the past five years with public companies that are currently listed on an exchange.

•	CGC = Corporate governance committee
•	MRCC = Management resources and compensation committee
•	PFC = Pension fund committee

For current committee memberships and current committee Chairpersons, please refer to Committee reports.

The total value of common shares/deferred share units is determined by multiplying the number of common shares and deferred share units of BCE held by each nominee as of March 11, 2009 and March 11, 2010 by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 11, 2009 and March 11, 2010 respectively, being $24.98 and $30.57

AGE: 61 INDEPENDENT JOINED BOARD IN MAY 2009 AREAS OF EXPERTISE: - TELECOMMUNICATIONS - TECHNOLOGY - MANAGEMENT/CEO - MERGERS & ACQUISITIONS	Barry K. Allen, Wisconsin, United States

SENIOR ADVISOR, PROVIDENCE EQUITY PARTNERS (SINCE SEPTEMBER 2007)

Mr. Allen is currently a Senior Advisor of Providence Equity Partners (a private equity firm focused on media, entertainment, communications and information investments). Prior to joining Providence in 2007, he was Executive Vice-President of Operations of Qwest Communications International. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice-President of Operations in March 2004, he served as Qwest’s Executive Vice-President of Operations and Chief Human Resources Officer. In addition, from January 2003 until the present, Mr. Allen has served as President of Allen Enterprises, a private equity investment and management company he founded. Mr. Allen holds a Bachelor of Arts from the University of Kentucky and an M.B.A. from Boston University.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board [1]	3/4	5/5

CGC	2/2	N/A	93%

MRCC	2/2	2/2

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	10,000	0	249,800

Fiduciary Management, Inc.	1996 – present	March 11, 2010	20,000	1,223	648,787
Harley Davidson, Inc.	1992 – present

[1]	Mr. B.K. Allen was elected as a director on May 7, 2009, at which time he became a member of the CGC and MRCC.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  11

ABOUT THE NOMINATED DIRECTORS

AGE: 69
INDEPENDENT

JOINED BOARD IN
JANUARY 2003

AREAS OF EXPERTISE:
- RETAIL/CUSTOMER
EXPERIENCE
- MANAGEMENT/CEO
- ACCOUNTING & FINANCE
- GOVERNMENT &
REGULATORY AFFAIRS
- INVESTMENT BANKING
- MERGERS &
ACQUISITIONS	André Bérard, O.C., Québec, Canada

CORPORATE DIRECTOR (SINCE MARCH 2004)

Mr. Bérard was Chair of the Board of National Bank of Canada (chartered bank) from 2002 to March 2004, and Chair of the Board and Chief Executive Officer of National Bank of Canada from 1990 to March 2002. He holds a Fellows Diploma from the Institute of Canadian Bankers and was Chair of the Executive Council of the Canadian Bankers’ Association from 1986 to 1988. He was appointed an Officer of the Order of Canada in 1995.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	5/7	6/8

Audit Committee	4/5	N/A	77%

CGC	3/4	2/2

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	1,120	26,890	699,690

Bombardier Inc.	2004 – present	March 11, 2010	1,120	34,480	1,088,292
Groupe BMTC Inc.	2001 – present
Saputo Inc.	1997 – present
TransForce Inc.	2003 – present

PAST BOARDS

Kruger Inc.	2002 – 2005
LMS Medical Systems Ltd.	2004 – 2005
Société financière Bourgie Inc.	1997 – 2005
Tembec Inc.	2006 – 2008
Vasogen Inc.	2000 – 2006

12  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

AGE: 64 INDEPENDENT JOINED BOARD IN NOVEMBER 2003 AREAS OF EXPERTISE: - RETAIL/CUSTOMER EXPERIENCE - MANAGEMENT/CEO - ACCOUNTING & FINANCE - MERGERS & ACQUISITIONS	Ronald A. Brenneman [1], Alberta, Canada

CORPORATE DIRECTOR (SINCE MARCH 2010)

Mr. Brenneman was Executive Vice-Chairman, Suncor Energy Inc. (petroleum company) from August 2009 until February 2010 and was President and Chief Executive Officer of Petro-Canada (petroleum company) from 2000 until July 2009. Before January 2000, Mr. Brenneman spent more than 30 years with Imperial Oil Limited and its parent company, Exxon Corporation (both petroleum companies). He was a member of the board of the Canadian Council of Chief Executives until July 2009. Mr. Brenneman holds a BSc in Chemical Engineering from the University of Toronto and a MSc in Control Systems from the University of Manchester.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	7/7	7/8

MRCC	5/5	2/2	96%

PFC [2]	3/3	N/A

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	39,028	22,725	1,542,590

The Bank of Nova Scotia	2000 – present	March 11, 2010	40,563	30,055	2,158,792
WestJet Airlines Ltd.	2009 – present

PAST BOARDS

Petro-Canada	2000 – 2009

[1]	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia.

[2]	Mr. R.A. Brenneman stepped down from the PFC on May 7, 2009.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  13

ABOUT THE NOMINATED DIRECTORS

AGE: 46 INDEPENDENT AREAS OF EXPERTISE: – RETAIL/CUSTOMER EXPERIENCE – MANAGEMENT/CEO – GOVERNMENT AND REGULATORY AFFAIRS – MERGERS & ACQUISITIONS	Sophie Brochu, Québec, Canada

PRESIDENT AND CHIEF EXECUTIVE OFFICER, GAZ MÉTRO (SINCE FEBRUARY 2007)

Ms. Brochu has worked in the energy industry for more than 20 years. She began her career in 1987 with SOQUIP (Société québécoise d’initiatives pétrolières) and held several positions, including Vice-President, Development, a position she held until 1997. Ms. Brochu joined Gaz Métro (natural gas distributor in Québec) in 1997 as Vice-President, Business Development where she held several positions including Executive Vice-President, responsible for all natural gas distribution activities in Québec. In 2007, she was appointed President and Chief Executive Officer of Gaz Métro. Ms. Brochu is a graduate in Economics from Université Laval in Québec City, where she specialized in the energy field. She is Chair of the Board of the Montréal Museum of Archaeology and History (Pointe-à-Callière). She is also actively involved with Muscular Dystrophy Canada.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	N/A	N/A	N/A

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	N/A	N/A	N/A

Gaz Métro	2007 – present	March 11, 2010	1,250	N/A	38,213

14  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

AGE: 65 INDEPENDENT JOINED BOARD IN MAY 2009 AREAS OF EXPERTISE: - MANAGEMENT/CEO - GOVERNMENT & REGULATORY AFFAIRS - MERGERS & ACQUISITIONS	Robert E. Brown [1], [2] & [3], Québec, Canada

CORPORATE DIRECTOR (SINCE OCTOBER 2009)

Mr. Brown is Chairman of Groupe Aeroplan Inc. and was President and Chief Executive Officer of CAE Inc. (a provider of simulation and modelling technologies as well as integrated training service for both civil aviation and defence customers) from August 2004 to September 2009. Prior to joining CAE Inc., Mr. Brown was Chairman of Air Canada during its restructuring from May 2003 to October 2004. Mr. Brown joined Bombardier Inc. in 1987 and was responsible for the Bombardier Aerospace sector from 1990 to 1999. He was President and Chief Executive Officer of Bombardier Inc. (aerospace, transportation and recreational products) from 1999 to 2002. Mr. Brown also held various senior positions in federal ministries with economic vocations, including the position of Associate Deputy Minister of the Department of Regional Industrial Expansion. Mr. Brown holds a Bachelor of Science degree from the Royal Military College and attended the Advanced Management Program at the Harvard University Business School.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	4/4	5/5	100%

CGC (Chair) [4]	2/2	N/A

PFC [4]	1/1	1/1

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	N/A	N/A	N/A

Groupe Aeroplan Inc. (Chair)	2005 – present	March 11, 2010	30,000	0	917,100

PAST BOARDS

ACE Aviation Holdings Inc.	2004 – 2009

Allen-Vanguard Corporation	2003 – 2005

CAE Inc.	2004 – 2009

Jazz Air Income Fund (trustee)	2006 – 2008

Nortel Networks Corp. and Nortel Networks Ltd.	2000 – 2006

[1]	Mr. Brown and Mr. Fell both served as directors of CAE Inc. during 2009.

[2]	Mr. Brown was a director of Air Canada until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

[3]	Mr. Brown was also a director of Nortel Networks Corp. when, on or about May 31, 2004, cease trade orders were issued against directors, officers and certain other current and former employees of Nortel Networks Corp. and Nortel Networks Ltd. (collectively, “Nortel Networks”). The management cease trade orders were imposed in response to the failure by Nortel Networks to file certain financial statements with the Canadian securities regulators.

[4]	Through May 6, 2009, Mrs. D.S. Kaufman served as Chair of the CGC, and effective as of May 7, 2009, Mr. R.E. Brown was elected a director and joined such committee and became its Chair. Mr. Brown also became a member of the PFC on May 7, 2009.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  15

ABOUT THE NOMINATED DIRECTORS

AGE: 47 NOT INDEPENDENT JOINED BOARD IN JULY 2008 AREAS OF EXPERTISE: - TELECOMMUNICATIONS - MANAGEMENT/CEO - ACCOUNTING & FINANCE - MERGERS & ACQUISITIONS	George A. Cope, Ontario, Canada

PRESIDENT AND CHIEF EXECUTIVE OFFICER, BCE AND BELL CANADA (SINCE JULY 2008)

Serving the Canadian telecommunications industry for more than 20 years, Mr. Cope was President and Chief Executive Officer of national wireless carrier Clearnet Communications Inc. for 13 years before assuming the position of President and Chief Executive Officer of Telus Mobility in 2000. He joined Bell Canada in 2005 as President and Chief Operating Officer of Bell Canada, and was appointed President and Chief Executive Officer of BCE and Bell Canada in July 2008. Mr. Cope holds a BComm (Honours) degree from the University of Western Ontario. He serves on the Advisory Board of the Richard Ivey School of Business at the University of Western Ontario.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	7/7	8/8	100%

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	132,956	23,258	3,902,226

Bank of Montreal	2006 – present	March 11, 2010	136,729	62,462	6,089,269
Bell Aliant Regional Communications Income Fund	2008 – present
Nll Holdings, Inc.	2004 – present

16  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

AGE: 71 INDEPENDENT JOINED BOARD IN JANUARY 2002 AREAS OF EXPERTISE: - MANAGEMENT/CEO - INVESTMENT BANKING - MERGERS & ACQUISITIONS	Anthony S. Fell, O.C. [1] & [2], Ontario, Canada

CORPORATE DIRECTOR (SINCE JANUARY 2008)

Mr. Fell is a former Deputy Chairman of Royal Bank of Canada. He was with RBC Capital Markets (investment bank) and predecessor companies for 48 years including 18 years as Chief Executive Officer and a further 8 years as Chairman until his retirement in 2007. Mr. Fell is a past Chairman of the Investment Dealers Association of Canada and a past Governor of the Toronto Stock Exchange. Mr. Fell is also a past Chairman of the University Health Network, the United Way Campaign for Metropolitan Toronto, the Princess Margaret Hospital Capital Campaign and is a past Governor of the Duke of Edinburgh’s Award Program in Canada, St. Andrew’s College and the Ontario Division of the Canadian Arthritis Society. Mr. Fell was appointed an Officer of the Order of Canada in 2001 and received an Honorary Doctor of Laws Degree from McMaster University in 2001 and from the University of Toronto in 2006.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	5/7	8/8	85%

Audit Committee	3/5	N/A

MRCC	5/5	2/2

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	91,500	28,214	2,990,456

CAE Inc.	2000 – present	March 11, 2010	91,500	35,887	3,894,221
Loblaw Companies Limited	2001 – present

[1]	Mr. Brown and Mr. Fell both served as directors of CAE Inc. during 2009. Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

[2]	Mr. Fell was a director of Teleglobe Inc. until April 2002. Teleglobe Inc. filed for court protection under insolvency statutes on May 15, 2002.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  17

ABOUT THE NOMINATED DIRECTORS

AGE: 66 INDEPENDENT JOINED BOARD IN JUNE 1998 AREAS OF EXPERTISE: - TELECOMMUNICATIONS - RETAIL/CUSTOMER EXPERIENCE - MANAGEMENT/CEO - GOVERNMENT & REGULATORY AFFAIRS - MERGERS & ACQUISITIONS	Donna Soble Kaufman, Ontario, Canada

CORPORATE DIRECTOR (SINCE JULY 1997)

Mrs. Kaufman is a former partner with Stikeman Elliott (international law firm), where she practised antitrust law. She has served on a number of boards since 1987, when she became a director, Chair of the Board and Chief Executive Officer of Selkirk Communications (diversified communications company). She is also a director of The Historica-Dominion Institute (a national charitable organization dedicated to Canadian history, identity and citizenship) and the Institute of Corporate Directors. She also serves on the Canadian Advisory Board of Catalyst (non-profit organization working to expand opportunities for women in business). In 2001, she was named a Fellow of the Institute of Corporate Directors. In 2009 she became a member of the Prime Minister’s Advisory Committee on the Public Service.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	7/7	7/8	95%

CGC [1]	4/4	2/2

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	3,049	26,410	735,886

TransAlta Corporation (Chair)	1989 – present	March 11, 2010	3,049	31,016	1,041,367

PAST BOARDS

Hudson’s Bay Company	2000 – 2006

[1]	Through May 6, 2009, Mrs. D.S. Kaufman served as Chair of the CGC, and effective as of May 7, 2009, Mr. R.E. Brown became a member and Chair of such committee and Mrs. Kaufman remained a member.

18  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

AGE: 63 INDEPENDENT JOINED BOARD IN MAY 1998 AREAS OF EXPERTISE: - RETAIL/CUSTOMER EXPERIENCE - MANAGEMENT/CEO - GOVERNMENT & REGULATORY AFFAIRS - INVESTMENT BANKING - MERGERS & ACQUISITIONS	Brian M. Levitt, Québec, Canada

PARTNER AND CO-CHAIR, OSLER, HOSKIN & HARCOURT LLP (LAW FIRM) (SINCE JANUARY 2001)

Mr. Levitt was Chairman of the Board of Domtar Inc. (a producer of specialty and fine papers) from 2004 until March 2007. Previously, he held a number of executive positions with Imasco Limited (consumer products and services company), including President and Chief Executive Officer from 1995 to 2000. He is also the Chairman of the Montreal Museum of Fine Arts since September 2008.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	6/7	6/8

PFC [1]	2/2	1/1	86%

MRCC (Chair) [1]	2/2	2/2

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	2,573	48,930	1,286,545

Domtar Corporation	1997 – present	March 11, 2010	2,573	51,990	1,667,991
The Toronto-Dominion Bank	2008 – present

[1]	Through May 6, 2009, Mr. P.M. Tellier served as Chair of the MRCC, and effective as of May 7, 2009, Mr. B.M. Levitt joined such committee and became its Chair. Mr. Levitt also as of that date stepped down from the PFC. Mr. Tellier is not standing for re-election at this AGM.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  19

ABOUT THE NOMINATED DIRECTORS

AGE: 70
INDEPENDENT
JOINED BOARD IN
JANUARY 2003
AREAS OF EXPERTISE:
- TELECOMMUNICATIONS
- RETAIL/CUSTOMER
EXPERIENCE
- MANAGEMENT/CEO
- GOVERNMENT &
REGULATORY AFFAIRS
- INVESTMENT BANKING
- MERGER & ACQUISITIONS

The Honourable Edward C. Lumley, P.C. [1], Ontario, Canada

VICE-CHAIRMAN, BMO NESBITT BURNS INC. (INVESTMENT BANK) (SINCE DECEMBER 1991)

From 1986 to 1991, Mr. Lumley served as Chair of Noranda Manufacturing Group Inc. From 1974 to 1984, he was a member of Parliament, during which time he held various cabinet portfolios in the Government of Canada, including Minister of Industry, International Trade, Communications and Science and Technology.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	7/7	7/8

CGC [2]	2/2	2/2	95%

PFC [2]	1/1	1/1

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	9,150	20,411	738,509

Canadian National Railway Company	1996 – present	March 11, 2010	9,539	21,691	954,701
Dollar-Thrifty Automotive Group, Inc.	1997 – present

PAST BOARDS

Intier Automotive Inc.	2001 – 2005
Magna Entertainment Corp.	2000 – 2006
Magna International Inc.	1989 – 2008

[1]	Mr. Lumley was a director of Air Canada until October 2004. Air Canada filed for court protection under insolvency statutes on April 1, 2003.

[2]	As of May 7, 2009, Mr. E.C. Lumley became a member of the PFC and stepped down from the CGC.

20  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

ABOUT THE NOMINATED DIRECTORS

AGE: 65 INDEPENDENT JOINED BOARD IN JANUARY 2003 AREAS OF EXPERTISE: - TELECOMMUNICATIONS - RETAIL/CUSTOMER EXPERIENCE - TECHNOLOGY - MANAGEMENT/CEO - ACCOUNTING & FINANCE - MERGERS & ACQUISITIONS	Thomas C. O’Neill, FCA [1], Ontario, Canada

 CHAIR OF THE BOARD, BCE AND BELL CANADA (SINCE FEBRUARY 2009) AND CHARTERED ACCOUNTANT

Mr. O’Neill was Chief Executive Officer of PricewaterhouseCoopers Consulting (provider of management consulting and technology services) from January 2002 to May 2002 and then Chair of the Board from May 2002 to October 2002. Mr. O’Neill is a former Vice-Chair of the Board of Trustees of Queen’s University and a past member of the Advisory Council of Queen’s University School of Business. Mr. O’Neill graduated from Queen’s University with a BComm and is a chartered accountant. Mr. O’Neill received an Honorary LLD from Queen’s University and is a Fellow of the Institute of Corporate Directors.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board (Chair)	7/7	8/8

Audit Committee [2]	3/3	N/A	100%

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	2,745	10,707	336,031

Adecco S.A.	2004 – present	March 11, 2010	2,745	14,229	518,895
Loblaw Companies Limited	2003 – present
Nexen Inc.	2002 – present
The Bank of Nova Scotia	2008 – present

PAST BOARDS

Dofasco Inc.	2003 – 2006

[1]	Mr. Brenneman and Mr. O’Neill currently both serve as directors of The Bank of Nova Scotia. Mr. Fell and Mr. O’Neill currently both serve as directors of Loblaw Companies Limited.

[2]	Through May 6, 2009, Mr. T.C. O’Neill served as Chair of the audit committee, and effective as of May 7, 2009, Mr. P.R. Weiss joined such committee and became its Chair, and Mr. O’Neill stepped down from such committee.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  21

ABOUT THE NOMINATED DIRECTORS

AGE: 62 INDEPENDENT JOINED BOARD IN MAY 2009 AREAS OF EXPERTISE: - MANAGEMENT/CEO - ACCOUNTING & FINANCE - GOVERNMENT & REGULATORY AFFAIRS - MERGERS & ACQUISITIONS	Paul R. Weiss, FCA, Ontario, Canada

CORPORATE DIRECTOR (SINCE APRIL 2008)

Mr. Weiss is director and audit committee Chair at ING Bank of Canada and a director of Empire Life Insurance Company. He is Chair of the Board of Directors of Soulpepper Theatre Company, past Chair and a director of Toronto Rehab Foundation, and a director of Niagara International Music Festival. For over 40 years, until his retirement in 2008, he was with KPMG Canada. He served as Managing Partner of the Canadian Audit Practice, a member of KPMG Canada’s Management Committee, and a member of the International Global Audit Steering Group. Mr. Weiss holds a Bachelor of Commerce degree from Carleton University.

Board & Committee attendance during 2009			Total Board & Committee attendance

	REGULARLY SCHEDULED	SPECIAL

Board	4/4	5/5

PFC	1/1	1/1	100%

Audit Committee (Chair) [1]	2/2	N/A

Other public board directorships
during the last five years		Ownership and total value of equity
			BCE COMMON SHARES	BCE DEFERRED SHARE UNITS	[$]
PRESENT BOARDS		March 11, 2009	N/A	N/A	N/A

Torstar Corporation	2009 – present	March 11, 2010	0	5,562	170,030

[1]	Through May 6, 2009, Mr. T.C. O’Neill served as Chair of the audit committee, and effective as of May 7, 2009, Mr. P.R. Weiss joined such committee and became its Chair, and Mr. O’Neill stepped down from such committee. Effective as of May 7, 2009 Mr. Weiss also joined the PFC.

SHAREHOLDINGS OF NOMINATED DIRECTORS AS AT MARCH 11, 2010:

•	Total common shares held by nominated directors: 339,068 common shares.
•	Total number of deferred share units held by nominated directors: 288,595 deferred share units.
•	Total value of common shares and deferred share units held by nominated directors: $19,187,658 (based on the closing price of common shares on the Toronto Stock Exchange as of the close of business on March 11, 2010 ($30.57) per share).

22  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Committee reports

This section includes reports from each of the Board’s four standing committees and tells you about their members, responsibilities and activities in the past year.

AUDIT COMMITTEE REPORT

As a public company, we are required by law to have an audit committee. The audit committee assists the Board in its oversight of the integrity of our financial statements, compliance with applicable legal and regulatory requirements, the independence, qualifications and appointment of the external auditor, the performance of both the external and internal auditors, and management’s responsibility for assessing and reporting on the effectiveness of internal controls and reporting on risk management.

Also see Schedule 1 — Audit Committee Information in our annual information form dated March 11, 2010, for more information about the audit committee, including the audit committee’s charter, information about independence, financial literacy, relevant education and experience of audit committee members, as well as audit committee policies and procedures for engaging the external auditors. The charter of the audit committee is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE AUDIT COMMITTEE

The audit committee is made up of four independent directors: Mr. P.R. Weiss (Chair), Mr. A. Bérard, Mr. A.S. Fell and Mr. V.L. Young, who is not standing for re-election at this AGM. Through May 6, 2009, Mr. T.C. O’Neill acted as Chair of the audit committee and as of May 7, 2009, Mr. Weiss became a member and Chair of the audit committee and Mr. O’Neill stepped down as a member upon assuming his role as Chair of the Board.

HIGHLIGHTS FOR 2009

The audit committee communicates regularly and directly with management and the internal and external auditors. The audit committee held five regularly scheduled meetings in 2009. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management, and without the internal and external auditors, and to meet separately with each of management and the internal and external auditors.

The audit committee continued to focus on four key areas in 2009:

•	assessing the appropriateness of our financial reporting
•	reviewing the adequacy of policies and processes for internal control over financial reporting, risk management and compliance with laws and regulations that apply to us, including oversight of our compliance with our code of business conduct and environmental policy
•	monitoring management’s progress on the changeover to International Financial Reporting Standards (IFRS), and
•	overseeing all aspects of the internal and external audit functions.

Since the Corporation has securities registered in the United States, we are subject to the provisions of the Sarbanes-Oxley Act and related rules and regulations of the U.S. Securities and Exchange Commission (SEC) (related SEC rules). In addition, since our common shares are listed on the New York Stock Exchange (NYSE), we follow certain NYSE corporate governance rules (NYSE rules). The Canadian Securities Administrators (CSA) have rules relating to audit committees and certification of financial information (Canadian Financial rules) with which we must also comply.

Members’ financial literacy, expertise and simultaneous service

Under the Sarbanes-Oxley Act and related SEC rules, the Corporation is required to disclose whether its audit committee members include at least one “audit committee financial expert,” as defined by these rules. In addition, the Canadian Financial rules and the NYSE rules followed by the Corporation require that all audit committee members be financially literate.

The Board has determined that all the members of the audit committee during 2009 were, and all current members of the audit committee are, financially literate. In respect of the current audit committee members, as well as members during 2009, the Board determined that at least one of the members of the audit committee, being, respectively, the past Chair of the audit committee, Mr. T.C. O’Neill, until he stepped down from that committee on May 6, 2009, and the current Chair of the audit committee, Mr. P.R. Weiss, is qualified as an “audit committee financial expert.” Please see Schedule A — Statement of corporate governance practices in this Circular for the relevant education and experience of all our audit committee members.

The NYSE rules followed by the Corporation require that if an audit committee member serves simultaneously on the audit committee of more than three public companies, the Board must determine and disclose that this simultaneous service does not impair the ability of the member to effectively serve on the audit committee.

In addition to serving on the Corporation’s audit committee, the following members of the audit committee during 2009 served on the audit committees of the following public companies: Mr. Bérard, Bombardier Inc., Groupe BMTC Inc. and TransForce Inc. and Mr. O’Neill, Nexen Inc., Adecco, S.A., Loblaw Companies Limited and The Bank of Nova Scotia. The Board has carefully reviewed the audit committee service of each of Messrs. Bérard and O’Neill and has concluded in each case that these other activities did not during 2009, and in the case of Mr. Bérard, do not currently impair his ability to effectively serve on the audit committee. This conclusion is based on the following:

•	each is retired and is not involved in professional activities other than serving on various public company boards of directors and audit committees

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  23

COMMITTEE REPORTS

•	each has extensive accounting and financial knowledge and experience, which serves the best interests of the Corporation, and
•	each makes valuable contributions to the Corporation’s audit committee.

FINANCIAL REPORTING

The audit committee meets to review the following documents with management and the external auditors and recommends them to the Board for approval:

•	our annual and quarterly interim financial statements
•	the related management’s discussion and analysis of financial condition and results of operations (MD&A)
•	our annual report on Form 40-F for U.S. purposes
•	our annual information form (AIF)
•	our earnings press releases, and
•	our Safe Harbour Notice Concerning Forward-Looking Statements.

This review is to provide reasonable assurance that:

•	the Corporation’s financial reporting is complete and fairly presented in all material respects
•	the accounting standards used to prepare our financial statements are appropriate, in particular where judgements, estimates, risks and uncertainties are involved, and
•	we have provided adequate disclosure of material issues.

The audit committee also reviews new legal and regulatory initiatives that apply to us and the adoption and disclosure of new accounting standards. It also assesses the potential impact of choosing between accounting alternatives, when appropriate.

DISCLOSURE CONTROLS & PROCEDURES

The audit committee is responsible for overseeing management’s assessment of disclosure controls and procedures, related certifications provided by the President and Chief Executive Officer (CEO) and the Executive Vice-President and Chief Financial Officer (CFO) and any related disclosures that may result from management’s assessment.

Under the Sarbanes-Oxley Act and related SEC rules, and Canadian Financial rules, the Corporation is required to establish and maintain disclosure controls and procedures to ensure that the information we publicly disclose is accurately recorded, processed, summarized and reported on a timely basis. The Board has approved guidelines outlining the Corporation’s disclosure controls and procedures, as well as a written charter outlining the responsibilities, membership and procedures of the disclosure and compliance committee. This committee consists of officers and other key employees responsible for overseeing the accuracy and timeliness of the Corporation’s disclosure documents.

As part of our disclosure controls and procedures, we have established a comprehensive process to support the annual certifications required under the Sarbanes-Oxley Act and related SEC rules, and to support the annual and quarterly certifications required under the Canadian Financial rules.

Among other things, these certifications by the CEO and the CFO state that:

•	they are responsible for establishing and maintaining the Corporation’s disclosure controls and procedures
•	they have evaluated the effectiveness of these disclosure controls and procedures
•	the Corporation’s financial statements, related MD&A and the AIF do not contain any untrue statement of a material fact, and
•	the Corporation’s financial statements and other financial information fairly present in all material respects the Corporation’s financial condition, results of operation and cash flows.

INTERNAL CONTROL OVER FINANCIAL REPORTING

The audit committee is responsible for overseeing management’s assessment of internal control over financial reporting (ICFR), related certifications provided by the CEO and the CFO and any related disclosures that may result from management’s assessment.

Management has established a comprehensive process to document ICFR and evaluate the effectiveness of such controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related SEC rules and Canadian Financial rules. Management has prepared a report on the effectiveness of ICFR as at December 31, 2009, which is filed as part of the annual report. This management report contains:

•	a statement of management’s responsibilities for establishing and maintaining adequate ICFR
•	a description of the framework used to evaluate, and management’s assessment of, the effectiveness of the Corporation’s ICFR, except for the ICFR at The Source (Bell) Electronics Inc. (The Source), and
•	a statement that the external auditors have issued an opinion to the effect that the Corporation’s ICFR was effective as of December 31, 2009, excluding the ICFR of The Source.

Regulations also require that the CEO and CFO in separate individual certificates attest as to the Corporation’s ICFR. The CEO and CFO have certified that they have disclosed to the external auditors and the audit committee based on their most recent evaluation of ICFR:

•	all significant deficiencies and material weaknesses, if any, in the design or operation of ICFR which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and
•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s ICFR.

The audit committee met with management, our internal auditor and the external auditors, Deloitte & Touche LLP, over the course of 2009 to receive status reports on management’s documentation and assessment process. Management and the CEO and CFO provided the audit committee with their report on their review of the design and operating effectiveness of ICFR as at December 31, 2009. No material weakness in the design or operation of ICFR was noted.

24  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMMITTEE REPORTS

The audit committee will continue to regularly monitor management’s evaluation process and our compliance with ICFR processes throughout 2010.

Complaint procedures for accounting and
auditing matters

The audit committee has established procedures for receiving, filing and handling complaints that the Corporation or any of its subsidiaries might receive about:

•	accounting, internal accounting control or auditing matters, and
•	evidence of an activity that may constitute corporate fraud, violation of federal or provincial laws, or misappropriation of property that belongs to the Corporation or any of its subsidiaries.

The audit committee also has established “whistleblowing” procedures for confidentially and anonymously submitting concerns from employees about questionable accounting or auditing matters. Our employees have several means of communication available to them, such as an Employee Help Line which can be accessed either by telephone or online on a completely anonymous and confidential 24/7 basis, e-mail and regular mail.

AUDIT FUNCTION

External auditors

The audit committee is responsible for recommending to the Board the appointment of the external auditors and their compensation. The audit committee is directly responsible for:

•	evaluating the external auditors to make sure that they fulfill their responsibilities. The audit committee reviews the external auditors’ performance against auditing standards, as well as their qualifications, independence, internal quality control procedures, audit plans and fees, and
•	assessing the adequacy of the auditor independence policy and approving recommendations for changes to, and monitoring compliance with, the policy. This includes the process for approving in advance all audit and other services to be provided by the external auditors.

Auditor independence policy

Our Auditor Independence Policy is a comprehensive policy governing all aspects of our relationship with the external auditors, including:

•	establishing a process for determining whether various audit and other services provided by the external auditors affect their independence
•	identifying the services that the external auditors may and may not provide to the Corporation and its subsidiaries
•	pre-approving all services to be provided by the external auditors of the Corporation and its subsidiaries, and
•	establishing a process outlining procedures when hiring current or former personnel of the external auditors in a financial oversight role to ensure auditor independence is maintained.

External auditors’ fees

The table below shows the fees that BCE’s external auditors, Deloitte & Touche LLP, billed to BCE and its subsidiaries for various services in each of the past two fiscal years. Audit fees increased in 2009 due to services related to the changeover to IFRS and the review of securities offering documents. All other fees relate to BCE’s program for compliance with the Payment Card Industry Data Security Standard.

	2009		2008
	(IN $ MILLIONS)		(IN $ MILLIONS)
Audit fees [1]	9.2		8.4
Audit-related fees [2]	3.0		3.2
Tax fees [3]	0.7		0.8
All other fees [4]	1.0		0.3

Total	13.9	[5]	12.7	[5]

[1]	These fees include professional services provided by the external auditors for statutory audits of the annual financial statements, the audit of the effectiveness of internal control over financial reporting, the review of interim financial statements, the review of financial accounting and reporting matters, the review of securities offering documents, other regulatory audits and filings and translation services.

[2]	These fees relate to non-statutory audits, due diligence and the review of financial accounting and reporting matters.

[3]	These fees include professional services for tax compliance, tax advice and assistance with tax audits and appeals.

[4]	These fees include any other fees for permitted services not included in any of the above-stated categories. In 2009 and 2008, the fees are solely for services related to compliance with the Payment Card Industry Data Security Standard.

[5]	The amounts of $13.9 million for 2009 and $12.7 million for 2008 reflect fees billed in those fiscal years without taking into account the year to which those services relate. Total fees for services provided for each fiscal year amounted to $12.8 million in 2009 and $11.8 million in 2008.

Internal auditor

The audit committee also oversees the internal audit function.

This includes:

•	overseeing internal audit plans, staffing and budgets
•	evaluating the responsibilities and performance of the internal auditor, and
•	reviewing periodic internal audit reports and corrective actions being taken.

The Senior Director, Audit and Risk Management reports directly to the Chair of the audit committee.

RISK MANAGEMENT

The audit committee also reviews, monitors, reports and, where appropriate, provides recommendations to the Board regarding:

•	our processes for identifying, assessing and managing risk, and
•	our major financial risk exposures and the steps we take to monitor and control such exposures.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  25

COMMITTEE REPORTS

INTERNATIONAL FINANCIAL REPORTING STANDARDS

During the year, the audit committee received quarterly updates on the Corporation’s progress on the changeover to IFRS on January 1, 2011, including information system, business process and accounting changes. The committee also was provided with IFRS training in the fourth quarter of 2009.

OTHER

The audit committee also reviews our compliance with respect to our environmental policies and carries out an annual evaluation of its performance with the corporate governance committee (CGC), including a review of the adequacy of its charter. Finally, the audit committee reports regularly to the Board on its activities.

Report presented March 11, 2010, by:

P.R. Weiss, Chair
A. Bérard
A.S. Fell
V.L. Young

CORPORATE GOVERNANCE COMMITTEE REPORT

The CGC assists the Board in developing and implementing our corporate governance guidelines, identifying individuals qualified to become members of the Board and determining the composition of the Board and its committees, determining the directors’ remuneration, developing and overseeing an assessment process for the Board, and reviewing and recommending for Board approval our corporate policies concerning business conduct and ethics. The charter of the CGC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE CORPORATE GOVERNANCE COMMITTEE

The CGC is made up of four independent directors: Mr. R.E. Brown (Chair), Mr. B.K. Allen, Mr. A. Bérard, and Mrs. D. Soble Kaufman. Through May 6, 2009, Mrs. Kaufman acted as Chair of the CGC and as of May 7, 2009, Mr. Brown became a member and Chair of the CGC.

HIGHLIGHTS FOR 2009

The CGC held four regularly scheduled meetings and two special meetings in 2009. The CGC communicates regularly and directly with the officers. Time is set aside at each regularly scheduled meeting for the committee members to meet without management.

Highlights of items reviewed and reported, or recommended by the CGC to the Board in 2009 and up to the date of this Circular include the following:

•	the size and composition of the Board to ensure that the Board and its committees continue to benefit from the range of skills, expertise and experience needed to function effectively and for sound succession planning
•	the independence of directors and our director independence standards; these standards can be found in Schedule B of this Circular and are available in the governance section of our website at www.bce.ca
•	the financial literacy and expertise of the members of the audit committee
•	the consideration of existing and new board interlocks and of the possible effect of any change in a director’s external directorships or principal occupation on such director’s suitability to continue to serve as a director
•	the nominees for director who will stand for election at the meeting
•	the annual review of the effectiveness of the Board and of its committees and the assessment of the performance of each director and of the Board, the Board Chair, Board committees and each committee Chair
•	the directors’ attendance record
•	the review of the adequacy and form of non-management directors’ compensation for serving on the Board and its committees, including the requirement for minimum share ownership, to ensure that it continues to be appropriate (please refer to Directors’ Compensation for a complete description of the new directors’ compensation effective January 1, 2010)
•	how we align with the corporate governance guidelines of National Instrument 58-101 — Disclosure of Corporate Governance Practices (Canadian Governance rules), NYSE rules, the Sarbanes-Oxley Act and other corporate governance initiatives
•	the Board’s statement of corporate governance principles and guidelines, including the majority voting guidelines for the election of directors, and
•	the manner in which our shareholders will exercise their voting rights at the meeting.

The CGC also carries out an annual evaluation of its performance with the Board, and reviews annually the adequacy of the charter of the Board, the charter of the CGC and the respective charters of each other committee of the Board. Finally, the CGC reports regularly to the Board on its activities.

The Statement on our Corporate Governance Practices can be found in Schedule A of this Circular. Please refer to Directors’ compensation for a description of how our non-management directors are compensated.

Report presented March 11, 2010, by:

R.E. Brown, Chair
B.K. Allen
A. Bérard
D. Soble Kaufman

26  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Directors’ compensation

COMPENSATION TABLE

In 2009, the CGC undertook a comprehensive review of the compensation of non-management directors which had not been changed since 2002. A new compensation regime was adopted by the Board in August 2009 to be effective January 1, 2010. Please see 2010 Directors’ compensation for details.

The discussion below deals with the compensation of non-management directors in effect throughout 2009. The following table provides details of the compensation provided to the non-management directors of the Corporation who served as directors during the financial year ended on December 31, 2009.

				ALL OTHER	TOTAL	ALLOCATION OF TOTAL COMPENSATION
	CURRENT COMMITTEE	FEES EARNED [1]		COMPENSATION [2]	COMPENSATION	IN CASH	IN DSUs
NAME	MEMBERSHIPS	($)		($)	($)	($)	($)
B.K. Allen [3]	CGC, MRCC	97,665		126	97,791	65,435	32,356
A. Bérard	Audit, CGC	150,000		43,576	193,576	0	193,576
R.A. Brenneman	MRCC	150,000		37,109	187,109	0	187,109
R.E. Brown [3]	CGC (Chair), PFC	97,665		0	97,665	97,665	0
R.J. Currie [4]	N/A	40,000		12,437	52,437	40,862	11,575
A.S. Fell	Audit, MRCC	150,000		45,632	195,632	0	195,632
D.S. Kaufman	CGC	150,000		41,920	191,920	75,000	116,920
B.M. Levitt	MRCC (Chair)	150,000		75,976	225,976	150,000	75,976
E.C. Lumley	PFC	150,000		31,699	181,699	150,000	31,699
J. Maxwell [4]	N/A	20,000		24,659	44,659	23,223	21,436
J.H. McArthur [4]	N/A	25,202	[5]	74,402	99,604	27,256	72,348
T.C. O’Neill	Ex officio on all committees	290,208		17,459	307,667	217,656	90,011
J.A. Pattison [6]	N/A	52,747		11,251	63,998	737	63,261
R.C. Pozen [4]	N/A	25,202	[5]	62,108	87,310	25,202	62,108
P.M. Tellier	PFC (Chair)	150,000		80,063	230,063	0	230,063
P.R. Weiss [3]	Audit (Chair), PFC	146,497		574	147,071	0	147,071
V.L. Young	Audit, PFC	150,000		28,310	178,310	150,000	28,310

[1]	Pursuant to the annual flat fees established for 2009, the Chair of the Board received an annual flat fee of $300,000 and the Chair of the audit committee received an annual flat fee of $225,000 and all other non-management directors received an annual flat fee of $150,000.

[2]	Value of dividend equivalent in the form of additional deferred share units which are equal in value to the dividends paid on BCE common shares in 2009. See Directors’ share unit plan. In addition, for Mr. McArthur, a taxable benefit of $2,054 for the preparation of his 2008 tax return has been included and for Messrs. Currie and Pattison and Ms. Maxwell, a taxable benefit of $862, $737, and $3,223, respectively, has been included for the payment by BCE of brokerage fees associated with the payment of their DSUs recorded in their accounts in connection with their retirement from the Board.

[3]	Elected to the Board on May 7, 2009.

[4]	Retired from the Board and ceased to be a director of the Corporation on February 17, 2009.

[5]	Mr. McArthur and Mr. Pozen each received an annual flat fee of US$150,000 as they were directors living outside of Canada who were members of the Board when the annual flat fee arrangement was approved in November 2002. This fee has been converted to Canadian dollars using the Bank of Canada’s daily noon exchange rate on February 17, 2009, the day they retired from the Board (US$1.00/CDN$1.2601).

[6]	Retired from the Board and ceased to be a director of the Corporation on May 7, 2009.

Narrative discussion covering 2009 compensation

In designing a compensation program for non-management directors, the objective is to ensure that the Corporation attracts and retains highly qualified, committed and talented members of the Board, with an extensive and relevant breadth of experience, as well as to align the interests of directors with those of its shareholders.

The Board sets the compensation of non-management directors based on the CGC’s recommendations. The CGC regularly reviews the compensation of non-management directors and recommends to the Board such adjustments as it considers appropriate and necessary to recognize the workload, time commitment and responsibility of the Board and committee members and to remain competitive with director compensation trends in North America. Any director who is also an employee of the Corporation or any of its subsidiaries does not receive any compensation as a director.

The 2009 compensation was based on parameters adopted by the CGC for the setting of non-management director remuneration, which were based on a comparator group substantially the same as the applicable publicly traded companies included in the peer group of comparator companies that was used by the MRCC to benchmark its executive compensation policy. Within such comparator group, the total compensation of non-management directors was positioned at the same level as our executive compensation. Please see compensation discussion & analysis for details on the comparator group.

In 2009, the CGC undertook a comprehensive review of the compensation of non-management directors. See 2010 Directors’ compensation for details.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  27

DIRECTORS’ COMPENSATION

Annual compensation

Directors receive an annual flat fee and do not receive additional retainers or attendance fees in respect of their service as directors and as members of any of the Board’s standing committees. The annual fee for each position is paid on a quarterly basis. The annual fees established for 2009 are set out in the table on the previous page. Since the adoption of the annual flat fee policy for directors’ compensation in 2002, directors were entitled in each year (other than 2008) to elect to receive their annual fees in cash or in the form of deferred share units (see Directors’ share unit plan).

Directors are also reimbursed for transportation and other expenses incurred for attendance at Board and committee meetings.

Directors’ share unit plan

Under the share unit plan for non-employee directors (1997) (Directors’ Share Unit Plan) each non-management director elects to receive his/her annual fees in cash or in the form of deferred share units (DSUs). One DSU is equal in value to one common share.

Each director has an account where DSUs are credited (at the end of each quarter) and held until the director leaves the Board. The number of DSUs credited to each director’s account is calculated by dividing the amount of the quarterly fee payment by the common share price on the day the credit is made. DSUs vest at time of grant.

Holders of DSUs are credited additional units that are equal to the dividends declared on the Corporation’s common shares. Additional DSUs are credited to each non-management director’s account on each dividend payment date. The number of DSUs is calculated using the same rate as the dividends paid on the common shares.

When a director leaves the Board, the Corporation buys the same number of common shares on the open market as the number of DSUs the director holds in the Directors’ Share Unit Plan, after deducting appropriate taxes. These shares are then delivered to the former director. All administration costs as well as any brokerage fees associated with the purchase and registration of common shares are paid by BCE.

Incentive plan awards

The following table includes details of outstanding DSUs for non-management directors of the Corporation who served on the Board during the financial year ended on December 31, 2009, including DSUs granted over 2009.

		SHARE-BASED AWARDS – VALUE VESTED DURING THE YEAR
				DIVIDEND-LIKE
	OUTSTANDING	DIRECTORS’ FEES		CREDIT IN THE FORM		OUTSTANDING
	DEFERRED	PAID IN DEFERRED		OF DEFERRED SHARE		DEFERRED SHARE
	SHARE UNITS AS	SHARE UNITS OVER		UNITS AWARDED IN		UNITS AS OF
	OF DEC. 31, 2008	2009		2009		DEC. 31, 2009
NAME	(# of DSUs)	(# of DSUs)	$	(# of DSUs)	$	(# of DSUs)
B.K. Allen	0	1,207	32,230	5	126	1,212
A. Bérard	26,493	5,769	150,000	1,741	43,576	34,003
R.A. Brenneman	22,390	5,769	150,000	1,482	37,109	29,641
R.E. Brown	0	0	0	0	0	0
R.J. Currie	31,711	0	0	475	11,575	0	[1]
A.S. Fell	27,798	5,769	150,000	1,823	45,632	35,390
D.S. Kaufman	26,020	2,884	75,000	1,676	41,920	30,580
B.M. Levitt	48,207	0	0	3,035	75,976	51,242
E.C. Lumley	20,113	0	0	1,266	31,699	21,379
J. Maxwell	18,292	0	0	853	21,436	0	[1]
J.H. McArthur	45,905	0	0	2,889	72,348	48,794
T.C. O’Neill	10,549	2,787	72,552	697	17,459	14,033
J.A. Pattison	13,910	2,105	52,747	415	10,514	0	[1]
R.C. Pozen	39,407	0	0	2,481	62,108	41,888
P.M. Tellier	49,644	5,769	150,000	3,199	80,063	58,612
P.R. Weiss	0	5,487	146,497	23	574	5,510
V.L. Young	17,962	0	0	1,131	28,310	19,093

[1]	Under the Directors’ Share Unit Plan, participants are entitled to receive payment of their DSUs recorded in their accounts anytime from the date of termination of Board service up to December 1 of the first calendar year commencing after the year in which the termination occurred. Messrs. Currie and Pattison and Ms. Maxwell all retired from the Board in 2009 and elected to receive payments of their DSUs prior to December 31, 2009.

28  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

DIRECTORS’ COMPENSATION

Compensation of directors of subsidiary boards of directors

The directors’ annual flat fee also compensates non-management directors for their services as directors of subsidiaries whose common shares or units are not publicly traded, including Bell Canada. The directors of the Corporation who sit on boards of directors of subsidiaries whose common shares or units are publicly traded may also receive compensation from such publicly traded subsidiaries.

Mr. Victor Young is a trustee of Bell Aliant Regional Communications Income Fund (Bell Aliant Income Fund) and a member of the board of Bell Aliant Holdings Inc. (Aliant Inc.). As Bell Aliant Income Fund and Aliant Inc. are not subsidiaries of BCE, compensation paid to Mr. Young in his capacity as a trustee of the Fund and as a director of Aliant Inc. has not been included. Please refer to the Bell Aliant Income Fund’s latest Management Proxy Circular filed on SEDAR at www.sedar.com for more details.

Minimum share ownership requirement

The Board had established a minimum share ownership requirement for non-management directors which applied up to December 31, 2009, under which each such director had to own at least 10,000 shares or deferred share units and which had to be met within five years of first being elected to the Board. All non-management directors who served on the Board during 2009 were meeting this minimum share ownership requirement as of December 31, 2009, with the exception of Mr. P.R. Weiss, who has until May 7, 2014, to meet the requirement.

In 2009, the CGC undertook a comprehensive review of directors’ compensation, including minimum share ownership requirement. As a result, a new minimum share ownership requirement was adopted by the Board in August 2009 to be effective January 1, 2010. See 2010 Directors’ compensation below for details.

2010 Directors’ compensation

The CGC undertook in 2009 a comprehensive review of compensation arrangements for non-management directors which had not been changed since 2002. In August 2009, the Board approved, upon recommendation of the CGC, the following key changes, which became effective on January 1, 2010. Hugessen Consulting was retained by the CGC to provide advice with respect to market practices regarding compensation of Board members, committee chairs and the Board chair. Please see Compensation discussion & analysis for the fees paid to Hugessen Consulting in relation to such services and other services it provided on executive compensation:

•	The all-inclusive flat fee arrangement has been maintained (in lieu of retainers and attendance fees), and non-management directors do not receive additional retainers or attendance fees in respect of their service as directors and as members of any of the Board’s standing committees;

•	The annual flat fee arrangement moves to a new multi-tiered structure, as follows:

COMPENSATION (CDN $)	LEVEL
160,000	Directors who serve on one committee of the Board

175,000	Directors who serve on two committees of the Board

200,000	Chair of the corporate governance committee Chair of the pension fund committee

225,000	Chair of the management resources and compensation committee Chair of the audit committee

350,000	Chair of the Board

•	Non-management directors must now own at least three times the base annual flat fee arrangement, being 3 x $160,000 ($480,000) worth of BCE shares, to be held either in BCE shares and/or DSUs under our Directors’ Share Unit Plan. Non-management directors must reach such threshold within 5 years from the later of January 1, 2010 and the date of first being appointed to the Board. This minimum share ownership guideline is a significant increase from the previous guideline, which required directors to own 10,000 BCE common shares or DSUs within five years of their election to the Board. The Board believes that this increase in the share ownership guideline serves to further align the interests of our directors with those of our shareholders.
•	Until the increased minimum share ownership level is attained, 100% of the compensation is mandatorily paid in the form of DSUs. Once a director attains the increased minimum share ownership level, at least 50% of the compensation is mandatorily paid in DSUs, with the remaining portion to be paid in cash or DSUs, at the discretion of the director.

The following table lists the number of shares of BCE and DSUs each of the current non-management director held as of March 11, 2010, with the corresponding dollar value as of such date and highlights where each non-management director stands in terms of the new share ownership guidelines:

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  29

DIRECTORS’ COMPENSATION/COMMITTEE REPORTS

INVESTMENT AS OF MARCH 11, 2010, OF OUR CURRENT NON-MANAGEMENT DIRECTORS

			TOTAL		NEW 2010
			NUMBER OF		SHAREHOLDING	TARGET DATE
	NUMBER OF	NUMBER OF	SHARES &	TOTAL VALUE [1]	REQUIREMENTS	TO MEET NEW
	SHARES	DSUs	DSUs	$	$	REQUIREMENTS
B.K. Allen	20,000	1,223	21,223	648,787	480,000	Already met

A. Bérard	1,120	34,480	35,600	1,088,292	480,000	Already met

R.A. Brenneman	40,563	30,055	70,618	2,158,792	480,000	Already met

R.E. Brown	30,000	0	30,000	917,100	480,000	Already met

A.S. Fell	91,500	35,887	127,387	3,894,221	480,000	Already met

D.S. Kaufman	3,049	31,016	34,065	1,041,367	480,000	Already met

B.M. Levitt	2,573	51,990	54,563	1,667,991	480,000	Already met

E.C. Lumley	9,539	21,691	31,230	954,701	480,000	Already met

T.C. O’Neill	2,745	14,229	16,974	518,895	480,000	Already met

P.M. Tellier [2]	1,555	59,449	61,004	1,864,892	N/A	N/A

P.R. Weiss	0	5,562	5,562	170,030	480,000	Jan. 1, 2015

V.L. Young [2]	6,067	19,372	25,439	777,670	N/A	N/A

[1]	The “Total Value” is determined by multiplying the number of common shares and DSUs of BCE held by each current director as of March 11, 2010 by the closing price of BCE’s common shares on the Toronto Stock Exchange as of the close of business on March 11, 2010, being $30.57.

[2]	Messrs. Tellier and Young are not standing for re-election at this AGM.

PENSION FUND COMMITTEE REPORT

The pension fund committee (PFC) advises the Board on policies relating to the administration, funding and investment of the pension plans, pension funds and master fund. For the defined benefit component, the master fund is a unitized pooled fund that the Corporation sponsors for the collective investment of its pension fund and the pension funds of its participating subsidiaries. For the defined contribution component, various investment options are offered through a multi-manager structure. The charter of the PFC is available in the governance section of our website at www.bce.ca.

MEMBERSHIP OF THE PENSION FUND COMMITTEE

The PFC is made up of five independent directors: Mr. P.M. Tellier (Chair), Mr. R.E. Brown, The Honourable E.C. Lumley, Mr. P.R. Weiss and Mr. V.L. Young. Until February 17, 2009, Mr. R.C. Pozen acted as chair of the PFC, at which time he retired from the Board. From February 18, 2009 to May 6, 2009, Mr. V.L. Young acted as Interim Chair of the PFC until Mr. Tellier was appointed Chair on May 7, 2009. Messrs. Tellier and Young are not standing for re-election at this AGM.

HIGHLIGHTS FOR 2009

The PFC held three regularly scheduled meetings and two special meetings in 2009. The PFC communicates regularly and directly with the officers. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management.

The PFC focused on the following key areas in 2009:

•	monitoring the performance of the pension funds
•	thoroughly reviewing and monitoring fund performance and the applicable statements of investment policies and procedures and in particular, revising investment parameters such as the allocation between equities and fixed income, and
•	reviewing the financial situation and ensuing required funding of BCE’s and Bell Canada’s applicable pension plans in particular their sensitivity to the volatility of financial markets and to the applicable long-term discount rates and the effect of applying the 2009 Temporary Solvency Funding Relief.

Highlights of items reviewed and reported, or recommended by the PFC to the Board in 2009 and up to the date of this Circular include the following:

•	the overall structure of the investment process, including the periodic review of the performance of applicable investment managers,
•	the review of the operating systems (including control systems and procedures for supervising and monitoring the operating systems) in place for carrying out our responsibilities as employer and administrator of the pension plans, pension funds and master fund,
•	the restructuring of the investment model of the principal investment manager, Bimcor Inc., wholly-owned by BCE, to outsource the investment management of a material portion of pension fund assets to third party investment managers. Such third party managers operate under the supervision of Bimcor Inc., and

30  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

DIRECTORS’ COMPENSATION/COMMITTEE REPORTS

•	the recommendation to make the voluntary one-time $500 million contribution to the pension plans that was completed in December 2009.

The PFC also carries out an annual evaluation of its performance with the CGC, including the review of the adequacy of its charter. Finally, the PFC reports regularly to the Board on its activities.

Report presented March 11, 2010, by:

P.M. Tellier, Chair
R.E. Brown
E.C. Lumley
P.R. Weiss
V.L. Young

MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE REPORT

The management resources and compensation committee (MRCC) is the human resources committee of the board. The Committee assists the Board of Directors in its oversight responsibilities relating to compensation, nomination, evaluation and succession of the President and CEO, other officers and management personnel. In addition, the MRCC oversees the Corporation’s health and safety policies and practices. The charter of the MRCC is available in the governance section of our website at www.bce.ca.

Please refer to Compensation discussion & analysis for a description of our compensation philosophy, policies and programs and how our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers are compensated.

MEMBERSHIP OF THE MRCC

The MRCC is made up of four independent directors: Mr. B.M. Levitt (Chair), Mr. B.K. Allen, Mr. R.A. Brenneman and Mr. A.S. Fell. Through May 6, 2009, Mr. P.M. Tellier served as Chair of the MRCC and effective as of May 7, 2009, Mr. B.M. Levitt was appointed a member and Chair of the MRCC and Mr. Tellier stepped down from the MRCC and was appointed Chair of the PFC. Mr. Tellier is not standing for re-election at this AGM.

HIGHLIGHTS FOR 2009

The MRCC held five regularly scheduled meetings and two special meetings in 2009. Time is set aside at each regularly scheduled committee meeting for the committee members to meet without management. Highlights of items reviewed, reported, or recommended by the MRCC to the Board in 2009 and up to the date of this Circular include the following:

•	the review of executive compensation philosophy, policies and arrangements, as further detailed under Compensation discussion & analysis
•	the appointment or resignation of officers and the consequent compensation changes to ensure that they are appropriate in relation to both external and internal benchmarks

•	the review of proposed major changes in organization or personnel with the President and CEO
•	the review of the President and CEO’s performance and recommendation of the terms of his compensation to the independent directors of the Board for their approval
•	the completion and execution of an Employment Agreement between the Corporation, Bell Canada and the President and CEO, the key terms of which are disclosed under Compensation of our named executive officers — Termination and change in control benefits
•	the review with the President and CEO of the performance of the other executive officers including review of their personal leadership development plans and determination of their short-term incentive awards
•	the review with the President and CEO of the Bell group’s management resources and plans for ensuring appropriate succession for officers and other senior management personnel
•	the review of benefit plans under the MRCC’s authority
•	the determination of equity-based grants for promotions and new hires, Key terms of equity-based plans are disclosed under Compensation discussion & analysis and Compensation of our named executive officers
•	monitor say on pay and other corporate governance developments related to executive compensation
•	the review of compliance by executives with share ownership requirements and monitoring of interim measures if requirements are not met
•	the review of this report of the MRCC and the Compensation discussion & analysis and Compensation of our named executive officers disclosure
•	the review of health and safety procedures and compliance with respect to the health and safety policies.

The MRCC also carries out an annual evaluation of its performance with the CGC including the review of the adequacy of its charter. The MRCC reports regularly to the Board on its activities.

The MRCC and the Board are of the opinion that the Corporation’s practices with respect to executive compensation disclosure, shareholder engagement and say on pay advisory vote on executive compensation achieve substantially the same results as the CCGG’s model Shareholder Engagement and “Say on Pay” Policy for Boards of Directors released in January 2010.

The results of the “Say on Pay” advisory vote will not be binding. However, the MRCC will review and analyze the results of the vote and take into consideration such results when reviewing executive compensation philosophy, policies and programs.

INDEPENDENT ADVICE

Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2009.

Report presented March 11, 2010 by:

B.M. Levitt, Chair
B.K. Allen
R.A. Brenneman
A.S. Fell

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  31

      Executive Compensation (1)

This section describes our compensation philosophy, policies and programs and provides the details related to the compensation of our named executive officers. The main items being discussed can be found in the following order:

Compensation discussion & analysis

Context for 2009 and corporate performance	33
Setting executive compensation	34
Elements of compensation	35
Base salaries	36
Annual short term incentive awards	36
Mid-term and long-term incentive awards	39
Pension, benefits and perquisites	40
Share ownership requirements	41
Terms of employment	41
Shareholder return performance graph	42

Compensation of our named executive officers

Summary compensation table	43
Incentive plan awards	46
Pension arrangements	48
Termination and change in control benefits	51

(1)	In this Executive Compensation section, we, us, our, corporation and company mean BCE Inc. and its main subsidiary, Bell Canada, and BCE means BCE Inc., unless indicated otherwise.

32  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Compensation Discussion & Analysis

This CD&A describes our compensation philosophy, policies and programs and provides details of the compensation provided in 2009 to our President and Chief Executive Officer (CEO), our Executive Vice-President and Chief Financial Officer (CFO) and our three other most highly compensated executive officers. These executive officers are referred to in this document as the “named executive officers” and are as follows:

•	George A. Cope, President and CEO of BCE and Bell Canada
•	Siim A. Vanaselja, Executive Vice-President and CFO of BCE and Bell Canada
•	Kevin W. Crull, President — Residential Services of Bell Canada
•	Stéphane Boisvert, President — Bell Business Markets of Bell Canada since May 25, 2009. He was previously President — Enterprise of Bell Canada
•	Wade Oosterman, President — Bell Mobility and Chief Brand Officer of Bell Canada

CONTEXT FOR 2009 AND CORPORATE PERFORMANCE

On July 11, 2008 George Cope, formerly President and Chief Operating Officer of Bell Canada (COO), was promoted to President and CEO of BCE and Bell Canada. On his recommendation, the Board approved the following goal for Bell — To be recognized by customers as Canada’s leading communications company — and the 5 Strategic Imperatives required to achieve it:

•	Improve customer service
•	Accelerate wireless
•	Leverage wireline momentum
•	Invest in broadband
•	Achieve a competitive cost structure

The first step in the journey was the 100-Day Plan which, in part, was designed to restructure and re-energize the company through significant streamlining of the senior and other management teams. To achieve a competitive cost structure, the team comprised of the President and CEO and his direct reports was reduced from 17 individuals to 12. Further supporting the focus on cost efficiency and delayering was the decision to not replace the COO position. The introduction of four new members to the executive team further strengthened the leadership talent of the corporation.

The termination of the proposed privatization of BCE in late 2008 and the intensity of Bell’s strategic execution and corporate restructuring, which was a key element of the 100-Day Plan, posed unique motivation and retention challenges for Bell. The MRCC addressed these challenges on two fronts. First, maintaining our salary freeze gave us the scope to put more emphasis on variable compensation. To that end, short-term incentive targets were increased in 2008 and 2009, which heightened the motivation for the executive team to achieve the corporate objectives. Second, by granting equity-based compensation, the value of which would appreciate in line with the growth of the market value of the BCE common shares as well as growth in the dividend payout, the MRCC created alignment between the interests of the executives and the shareholders. Given that these equity grants would vest at the end of 2010, they served as a valuable retention tool as well.

The MRCC believes that our compensation programs achieved their objectives in 2009. The-12 member leadership team headed by Mr. Cope, assigned to their positions in mid-2008, has remained in place and provided both management strength and stability of leadership at Bell. Material progress was made in 2009 with respect to each of the objectives set for the 5 Strategic Imperatives. In addition, 2009 performance relative to the financial objectives was on target. For a comprehensive list of accomplishments over 2009 for each of the 5 Strategic Imperatives as well as our 2009 operating highlights, see our Management Discussion and Analysis for the year ended December 31, 2009 (MD&A) available on our website at www.bce.ca.

In 2009, and consistent with our pay-for-performance philosophy, we maintained our salary freeze and advised all management employees, including executives, that they would not receive across the board annual base salary increases for the year (similar to the approach taken since 2006 for executives) but would instead have their short-term incentive targets increased.

The salary freeze will be maintained for 2010 and no new grants other than for promotions and new hires are planned as part of our mid-term and long-term incentive plans. During the course of 2010, mid and long-term compensation plans will be reviewed, reevaluated and redesigned as required to ensure that they continue to be effective motivation and retention tools.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  33

COMPENSATION DISCUSSION & ANALYSIS

SETTING EXECUTIVE COMPENSATION

The roles of Management and the MRCC in setting and administering executive compensation are described below.

MANAGEMENT	MRCC
•   Proposes the elements of a compensation program that supports a performance culture
•   Implements the processes required to administer the program
•   Manages the process used to establish performance objectives and to measure individual and Corporate performance against set objectives
•   Provides the MRCC with an assessment of the Business Unit results achieved by each of the Business Unit officers as well as an assessment of the leadership attributes demonstrated in fulfilling their roles and responsibilities
•   Recommends to the MRCC the base salary as well as the short-term, mid-term and long-term incentive awards for the officers of the Corporation
•   Proposes the succession plan for the officers of the Corporation

•   Oversees and recommends for approval by the Board the company’s executive compensation philosophy, policies and programs
•   Reviews with the CEO any proposed major changes in organization or personnel including the succession plan
•   Reviews any proposed major changes in the company’s benefit plans and recommend for approval any change requiring Board approval
•   Reviews annually with the members of the Board the performance of the CEO and other executive officers
•   Recommends annually to the members of the Board all forms of compensation for the CEO and other officers
•   Reviews the company’s Executive compensation disclosure for inclusion in the company’s public disclosure documents
•   Seeks advice from independent compensation consultants on emerging trends in executive compensation

Benchmarking

To ensure the competitiveness of the compensation offered to our executive officers, the MRCC regularly reviews the compensation offered for similar executive positions at other companies with whom we compete for talent.

At the end of 2008 the MRCC retained the services of Hewitt Associates and Exequity LLP to provide expertise and advice on a compensation market review for our CEO, CFO and the President of a business unit. For this study, the MRCC asked these compensation consultants to benchmark the compensation of the selected executive officers against two Canadian comparator groups, as per the following table. The comparator groups as well as the rationale for their use are as follows:

COMPARATOR GROUP	DESCRIPTION	RATIONALE FOR USE	LIST OF COMPANIES
Top 30 Canadian Comparator Group	Includes the 30 largest Canadian companies based on annual revenues and enterprise value	Ensure the competitiveness of our executive compensation by comparing it to that offered at companies that are similar to us in terms of size, revenues and enterprise value and that compete with us for key talents.	Bank of Montreal – Barrick Gold Corporation – Bombardier Inc. – Canadian Imperial Bank of Commerce – Canadian National Railway Company – Canadian Natural Resources Limited – Enbridge Inc. – EnCana Corporation – George Weston Limited – Great-West Lifeco Inc. – Husky Energy Inc. – Imperial Oil Limited – Loblaw Companies Limited – Manulife Financial Corporation – National Bank of Canada – Petro-Canada – Potash Corporation of Saskatchewan Inc. – Power Corporation of Canada – Quebecor Inc. – Research In Motion Limited – Rogers Communications Inc. – Royal Bank of Canada – Shoppers Drug Mart Corporation – Suncor Energy Inc. – Talisman Energy Inc. – TELUS Corporation – The Bank of Nova Scotia – The Toronto Dominion Bank – Thomson Reuters Corporation – TransCanada Corporation

34  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

COMPARATOR GROUP	DESCRIPTION	RATIONALE FOR USE	LIST OF COMPANIES
Canadian Industry-Specific Comparator Group	Includes our four direct Canadian competitors. Three out of four of these companies are also included in the first group	Provide specific guidance on pay levels offered at companies that compete with us for key talents and customers that evolve in the same market and regulatory environments and against which investors compare our performance.	Quebecor Inc. – Rogers Communications Inc. – Shaw Communications Inc. – TELUS Corporation

Given the fact that the market study was completed in 2008 and reflected 2008 data, the MRCC asked Hewitt Associates and Exequity LLP to project to January 1, 2009 the data on base salary and short-term incentive components. The projection was made using the latest increase percentages reported for executives across Canada in Hewitt Canada’s 2008/2009 Salary Increase Survey (conducted in June of 2008) and Salary Increase Survey Update (conducted in October 2008), i.e., an average salary increase awarded to executives of 4.4% in 2008.

Even though data from US companies was provided, the MRCC decided to rely solely upon the Canadian comparator group data when assessing our executive compensation positioning to market. That decision was based upon the premise that our competition for executive talent comes primarily from other Canadian companies offering executive positions with similar scope and responsibility.

In addition the MRCC took into consideration the market data gathered on total direct compensation to recommend the level of grants of restricted share units and stock options awarded to the named executive officers on December 22, 2008. More information on grants of restricted share units and stock options is available under Mid-term and long-term incentive awards.

To ensure internal equity, the MRCC takes into account the relative scope of responsibilities and business impact of each executive officer position relative to other positions when making a recommendation to the Board on executive compensation matters.

With such benchmarking exercise having been completed in December 2008, it was deemed unnecessary to perform another benchmarking study in 2009. The benchmarking that was done at 2008’s year end was used throughout 2009.

Services rendered by independent compensation consultants

When Mr. Cope was promoted to the CEO position in July 2008, the principal terms of his compensation (salary, short-term incentive target, mid and long-term incentives, perquisites, pension) were determined by the MRCC and it was agreed that they would be incorporated in a written agreement later. During 2009, Towers Watson (formerly known as Towers Perrin) was retained by the MRCC to provide general market practices with respect to the terms of such agreements for CEOs. The MRCC selected Hugessen Consulting to provide advice on the terms of Mr. Cope’s agreement and received independent legal counsel in this connection. In addition to the work done in reviewing our CEO agreement, Hugessen was also retained by the CGC to provide advice with respect to market practices regarding compensation of Board members, committee Chairs and the Board Chair.

At the end of 2008, the MRCC retained Hewitt Associates and Exequity LLP to review the competitive positioning to market of our executive officer positions for 2009. This review included specifically the positions of the CEO, the CFO and the President of a business unit. As part of the review, the consultants compiled and analyzed compensation data from the company’s comparator groups, as described under Benchmarking.

Although the MRCC took the information provided by all the consultants into consideration, it made independent recommendations to the Board on all executive compensation matters.

None of our directors or named executive officers has any affiliation or relationship with Hewitt Associates, Exequity LLP, Hugessen Consulting or Towers Watson, and none of these firms provided any services to us or received any compensation from us, except for services they provide to, or which are reviewed and approved by, the MRCC or its designates. We therefore consider Hewitt Associates, Exequity LLP, Hugessen Consulting and Towers Watson to be independent of our company.

Below is a table summarizing the payments made to independent compensation consultants over the last 2 years.

	TOWERS	HEWITT			HUGESSEN
	WATSON	ASSOCIATES	EXEQUITY LLP		CONSULTING

2009	$14,778	—		—	$109,346

2008	—	$48,103	US$	5,550	—

ELEMENTS OF COMPENSATION

Overall Design

Base salaries offered to our executive officers are positioned at the 50th percentile or median, target short-term incentives at the 75th percentile and total direct compensation (comprised of base salaries, target short-term incentives and target mid-term and long-term incentives) at the 60th percentile of what is paid by the companies forming our Canadian comparator group for similar positions.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  35

COMPENSATION DISCUSSION & ANALYSIS

The MRCC believes that this compensation design, by putting more emphasis on variable compensation, is consistent with our pay-for-performance compensation philosophy. In order to reinforce our One Company / One Team concept, 70% of our annual short-term incentive award is based on corporate goals established by the MRCC. In order to incent personal development and appropriate behaviour, 30% of executive officers’ annual short-term incentive awards is based on individual performance determined by the MRCC in the exercise of its discretion.

To align management’s interests with our shareholders’ interest in dividend growth, our equity-based mid-term incentive plan focuses on the use of restricted share units rather than stock options.

Base Salaries

The MRCC recommends, for Board approval, the base salary of each executive officer within a salary range which reflects the scope and responsibilities of the position, the executive officer’s experience and the positioning of his base salary based on the comparator group and internal equity. The mid-point of the salary range corresponds to the median of the salary paid by our comparator group for similar positions. The minimum for the salary range is 20% below the mid-point and the maximum is 20% above.

For four years, since 2006, no annual base salary increases have been granted across the board to our executives. In order to encourage a cultural shift towards greater individual accountability and higher levels of performance, base salaries offered to all of our executives have been adjusted only to reflect an increase in responsibilities or job scope with adjustment made to variable compensation when required to maintain competitive market positioning of our total direct compensation.

The study undertaken by Exequity LLP and Hewitt Associates at the end of 2008 benchmarked the compensation of our executive officers against market (as described under Benchmarking) and led to a recommendation to the Board to adjust some base salaries in order to position them at the median of the companies in our Canadian comparator group. Consequently, even though we are under a salary freeze, the MRCC determined that Mr. Crull’s base salary needed to be adjusted from $650,000 to $700,000 on January 1, 2009 to appropriately reflect his level of responsibilities and positioning to the market. Correspondingly, Mr. Vanaselja’s salary was adjusted from $535,000 to $575,000 on the same date.

Annual short-term incentive awards

The annual short-term incentive applicable to the CEO and all executive officers has two components. A corporate performance component which is based on quantitative financial targets and qualitative objectives aligned with our 5 Strategic Imperatives. There is also an individual component which allows the MRCC to assess and reward leadership behaviour demonstrated by the executive in the achievement of business unit and overall corporate results.

The MRCC reviews short-term incentive targets for our executive officers each year as well as upon hire, promotion or when there are significant changes in the responsibilities of an executive officer. When making a recommendation to set or increase the incentive target of an executive officer, the MRCC takes into consideration the scope of the executive officer’s responsibilities, the executive officer’s base salary, internal equity and the positioning of his short-term incentive target compared to market.

In 2009, and consistent with our pay-for-performance philosophy, we decided to maintain our salary freeze and instead increased short-term incentive targets. As a result, the short-term incentive targets for Messrs. Vanaselja, Crull, Boisvert and Oosterman were increased from 82.5% to 100% on January 1, 2009. Mr. Cope’s short-term incentive target was increased to 125% upon his nomination as President and CEO on July 11, 2008 and has remained unchanged for 2009.

Short-term incentive awards are calculated as follows:

Base salary	x	Short-term incentive target	x	Corporate performance index	+	Individual performance index
				70% Weight		30% Weight
				(may vary between 0% and 150%)		(may vary between 0% and 300%)

The formula used to calculate the short-term incentive payment was changed for 2009. In prior years the individual performance index was used as a multiplier of the corporate performance index. In other words, the individual performance index was multiplied by the full product of base salary, short-term incentive target and the corporate performance index.

Beginning in 2009, the individual performance index became a multiplier of the product of base salary, short-term incentive target and the 30% weighting attributed to individual performance. As a result of this change, overachievement on the 70% corporate performance component can only be earned if the corporation as a whole exceeds the quantitative metrics approved by the MRCC which are aligned with our 5 Strategic Imperatives.

36  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

2009 Short-Term Incentive

Corporate Performance Objectives

At the beginning of the year, the MRCC recommends for approval by the Board, the company’s financial and operating objectives used to determine the corporate performance objectives that will account for 70% of the weighting of the short-term incentive award for that year. The financial targets, which account for 75% of the weighting of the overall corporate objectives, are set above financial guidance provided by the Corporation to the investment community. The remaining 25% weighting is used to recognize the achievements related to the Corporation’s 5 Strategic Imperatives. Each target has a threshold and maximum value. Payout varies between zero and 150% with 100% being paid for target performance.

The following components and weightings of Bell Canada’s corporate performance were used for setting short-term incentive awards for 2009:

•	EBITDA — 40%
•	Revenue — 20%
•	Free Cash Flow — 15%
•	5 Strategic Imperatives — 25%

Following the end of each year, the MRCC and the Board evaluate the performance of the company against the corporate objectives established for the year to determine the corporate performance index.

The financial results for 2009, along with the progress made against the 5 Strategic Imperatives, were reviewed by the MRCC against this set of financial and strategic objectives and, based upon their assessment, they recommended, and the Board approved, a corporate payout index of 90%. In assessing financial performance, the Board and the MRCC consider reported results and impact of items that are non-recurring in nature such as acquisitions, special payments and extraordinary measures.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  37

COMPENSATION DISCUSSION & ANALYSIS

2009
COMPONENT	WEIGHTING	FINAL PAYOUT	2009 TARGET	RESULTS	COMMENTS
EBITDA before pension [1]	40% Min: 0% Max: 60%	Payout: 43%	$5,976 million	$5,994 million
• For purposes of establishing the short-term incentive target for 2009, pension expense is not included in the calculation of EBITDA.

• Our EBITDA (before pension expense) objective was exceeded owing to our strong operational execution in slowing the pace of residential local line losses, disciplined execution of our wireless strategy, continued strong results at Bell TV, and cost savings achieved from labour force reductions, productivity improvements and other efficiency initiatives.

• Bell delivered the highest EBITDA growth of any major North American telecommunications carrier in 2009.

Revenue	20% Min: 0% Max: 30%	Payout: 5%	$15,015 million	$15,020 million
• Bell reported revenue growth of 1% for 2009, which was in line with financial guidance.

• This was driven, in part, by the inclusion of revenues from the acquisitions of The Source and remaining 50% of the equity of Virgin Mobile Canada. Neither of these sources of revenue were anticipated when the revenue target was set for 2009. As such, the MRCC and the Board used their discretion in not reflecting all of these unanticipated revenues in the 2009 results, thereby lowering the payout to 5%.

Free Cash Flow [1]	15% Min: 0% Max: 22.5%	Payout: 19%	$1,890 million	$2,083 million
• The company exceeded its Free Cash Flow targets due to strong EBITDA performance and tight management of capital expenditures and working capital.

• The Free Cash Flow target excluded the special $500 million voluntary pension contribution.

Strategic Imperatives Progress	25% Min: 0% Max: 30%	Payout: 23%	n/a	n/a
• The objectives in this area were largely met. Targets set by the Board to evaluate achievements of our 5 Strategic Imperatives are not disclosed as this could seriously prejudice the company’s interests.

Total	100%	90%

[1]	Targets and results adjusted to reflect certain items unrelated to operational performance.

The term EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) does not have any standardized meaning according to Canadian generally accepted accounting principles (GAAP). Please refer to our MD&A for our definition of EBITDA, the reasons why we use it and a reconciliation to our operating income, the most comparable GAAP financial measure.

The term free cash flow does not have any standardized meaning according to GAAP. Please refer to our MD&A for our definition of free cash flow, the reasons why we use it and a reconciliation to our cash from operating activities, the most comparable GAAP financial measure.

Individual Performance Objectives

The individual performance component is based on an assessment of overall performance of an executive’s business unit and the demonstration by the executive of the leadership required to drive corporate success.

At the beginning of the year, the MRCC reviews the CEO’s individual performance goals for that year and recommends them to the Board for approval. Our CEO’s goals, as well as those of our other executive officers, are designed to support the execution of the corporate strategy and thereby create value for shareholders.

At the conclusion of the year, the MRCC and the independent directors of the Board assess the CEO’s performance and the demonstration of his leadership behaviour in driving corporate success. The CEO provides the MRCC with his assessment of the leadership behaviours demonstrated by the other executive officers. Taking into account all information provided, including the recommendations of the CEO, the MRCC exercises its

38  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

discretion and recommends for Board approval the individual performance index for each of the executive officers. Such index may vary between 0% and 300%, depending on the individual performance achieved, with target performance assigned a 100% index. In 2009, the average index for the named executive officers was 160%.

MID-TERM AND LONG-TERM INCENTIVE AWARDS

Restricted share units

Our mid-term incentive is comprised of restricted share units which are granted to both align the interests of executives and shareholders and to retain executives. The value of one restricted share unit is equal to the value of one BCE common share.

Dividend equivalents in the form of additional restricted share units are credited to the participant’s account on each dividend payment date and are equal in value to the dividend paid on BCE common shares.

The 2009-2010 restricted share units granted on December 22, 2008 will vest on December 21, 2010 provided the participant is at the employ of the company or one of its subsidiaries at that time.

Participants are entitled to choose to receive their payment of restricted share units in cash, in BCE common shares, in deferred share units (as described under Deferred compensation plan) or in a combination of the three. The MRCC may however determine that all or a portion of a participant’s restricted share units is to be paid out in BCE common shares or in deferred share units if the participant has not met the minimum share ownership requirements described under Share ownership requirements.

Payment in cash will be calculated based on the product of the number of vested restricted share units elected to be paid in cash and the weighted market value of a BCE common share at the time of vesting (less withholding taxes and any other deductions). The weighted market value at the time of vesting is calculated using the volume weighted average of the trading price per BCE common share of a board lot of common shares traded on the Toronto Stock Exchange for the last 5 consecutive trading days ending immediately on the trading day prior to vesting.

Where payment in shares is elected, BCE will buy, through the participant’s broker, a number of BCE common shares on the open market equal to the number of vested restricted share units elected to be taken in shares (less withholding taxes and any other deductions).

Where payment in deferred share units is elected, the number of deferred share units to be allocated to a participant’s account is equal to the number of vested restricted share units elected to be paid in deferred share units (without any deduction made for taxes and other withholdings). Payment, purchase of BCE shares or allocation of deferred share units from vested restricted share units is made within 45 days of vesting or as determined by the MRCC according to the provisions of the plan.

The provisions of the restricted share units regarding the payment in the event of a change in control include the acceleration of vesting of the restricted share units. These provisions can be found under Compensation of our named executive officers — Termination and change in control benefits.

Stock options

Our long-term incentive is comprised of options to buy BCE common shares under our stock option plans [1]. The MRCC is of the opinion that stock options align executives’ interests with those of the shareholders by providing value only if the price of the shares increases over the term of the stock options.

The number of shares issuable to insiders, at any time, under the stock option plan and all equity-based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares; and the number of shares issued to insiders, within any one year period, under all security based compensation arrangements of BCE, cannot exceed 10% of issued and outstanding shares. As of December 31, 2009, they represented 1.4% of issued and outstanding shares.

The MRCC may also recommend special grants of stock options to recognize specific achievements or, in some cases, to retain or motivate executive officers and key employees.

The exercise price is the price at which a common share may be purchased when an option is exercised and is the higher of the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange: (i) on the trading day prior to the day the grant becomes effective or, if at least one board lot of BCE common shares has not been traded on such day, then the volume weighted average for the next preceding day for which at least one board lot was so traded; and (ii) for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective.

Under the terms of our stock option plans, the right to exercise an option accrues or “vests” 25% per year for four years from the effective date of the grant, unless the MRCC determines otherwise.

To align the vesting schedule of Mr. Cope’s stock options with the vesting schedule for his restricted share units awarded in December 2008, his stock options granted in December 2008 will vest at the end of the two-year period (December 21, 2010) provided he is still at the employ of the company at that time. The term of Mr. Cope’s stock options is 6 years, consistent with our general practice since 2004.

The stock option plans provide that the term of any option may not exceed 10 years from the effective date of grant. If the option holder retires, leaves our company, dies, or the company he works for is no longer part of BCE, the term may be reduced pursuant to the stock option plan under which it was granted.

[1]  Two stock option plans are in place: the BCE Inc. Long-Term Incentive (Stock Option) Program (1999) and the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000). Both plans are substantially similar in their terms and, unless specifically noted where material differences exist, this section refers to the terms of the BCE Inc. Long-Term Incentive (Stock Option) Program (1999).

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  39

COMPENSATION DISCUSSION & ANALYSIS

Options are not assignable by the optionee, except to the optionee’s estate upon the optionee’s death.

Option holders will lose all of their unexercised options granted after 2001 if they engage in prohibited behavior after they leave our company. This includes using our confidential information for the benefit of another employer. In addition, the option holder must reimburse the after-tax profit realized on exercising any options during the twelve-month period preceding the date on which the prohibited behaviour began.

Information on change in control and termination provisions applicable to stock options can be found under Compensation of our named executive officers — Termination and change in control benefits.

The company uses the fair value method of accounting for stock option compensation.

Under the terms of the relevant stock options plans, the MRCC has the authority to depart from standard vesting provisions, exercise schedules or termination provisions at the time of grant of new options or later on with respect to any outstanding option, without shareholder approval. The MRCC may not, without shareholder approval, extend the term of any option beyond 10 years from the original date of grant or modify the pricing of stock options.

Deferred compensation plan

The deferred share unit plan is designed to align the interests of the executive officers to those of the shareholders by providing a mechanism for executives to receive incentive compensation earned in equity. Executive officers and other key employees of the company and those of certain subsidiaries may elect to participate in the deferred share unit plan.

Holders of deferred share units may not redeem their deferred share units while they are employed by a company within the BCE group of companies. Once they leave the BCE group, BCE will buy, through the participant’s broker, a number of BCE common shares on the open market equal to the number of deferred share units a participant holds in the plan, after withholding taxes and any other deductions. These shares are then delivered to the former employee or to the estate in case of death. All administration costs as well as brokerage fees associated with the purchase and registration of common shares are paid by BCE.

Executive officers can choose to have up to 100% of their annual short-term incentive award paid in deferred share units instead of cash. The award is converted into deferred share units based on the market value of a BCE common share on the day before the award becomes effective. Executive officers may also elect to receive all or part of their 2009-2010 restricted share unit award granted in December 2008 for the period ending on December 21, 2010 in deferred share units. Deferred share units count towards the minimum share ownership requirements, which are described under Share ownership requirements.

Deferred share units have the same value as BCE common shares. The number and terms of outstanding deferred share units are not taken into account when determining if deferred share units will be awarded and how many deferred share units will be awarded under the plan. No vesting conditions are attached to deferred share units and they therefore vest at time of grant.

Dividend equivalents in the form of additional deferred share units are credited to the participant’s account on each dividend payment date and are equal in value to dividends paid on BCE common shares.

The MRCC may also recommend for Board approval special awards of deferred share units to recognize outstanding achievements or for reaching certain corporate objectives.

PENSION, BENEFITS AND PERQUISITES

No changes were made to pension, benefits and perquisites in 2009 as they were generally considered to be well positioned relative to market.

Pension

With the exception of Mr. Vanaselja, all named executive officers participate in the Defined Contribution (DC) pension plan which has been the only pension plan available to employees hired since 2004. Mr. Vanaselja, who was hired prior to 2004, participates in Bell Canada’s Defined Benefit (DB) pension plan.

Our named executive officers have also entered into supplementary retirement arrangements. The pension benefits provided to our named executive officers are described under Compensation of our named executive officers — Pension arrangements.

Benefits and Perquisites

We believe that offering competitive and flexible benefits is essential to attract and retain qualified employees. The Corporation provides the Omniflex benefit program which gives one the flexibility to choose health, life and accident insurance most suited to their individual needs. The named executive officers are provided with additional benefits, mainly relating to incremental life and accident insurance.

We also offer to all of our employees the possibility to participate in our Employees’ Savings Plan. Under the Employees’ Savings Plan, when employees elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes.

The named executive officers receive a competitive cash allowance for perquisites.

40  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION DISCUSSION & ANALYSIS

SHARE OWNERSHIP REQUIREMENTS

We believe in the importance of substantial share ownership and our compensation programs are designed to encourage share ownership by executive officers. A minimum share ownership level has been set for each position as a percentage of annual base salary. The ownership level for the position of President and CEO was increased from 500% to 750% of the base salary concurrent with the signature of Mr. Cope’s employment agreement.

•	President and CEO — 750%
•	Executive Vice-Presidents — 300%
•	Senior Vice-Presidents — 200%
•	Vice-Presidents — 100%

Executives must meet their target within five years of their hire or promotion date with the objective that 50% of their target will be reached within three years of such date (3-year target). Direct and indirect holdings of BCE common shares and Bell Aliant Regional Communications Income Fund units including shares or deferred share units received under the following programs can be used to reach the minimum share ownership level:

•	deferred share unit plan, described under Deferred compensation plan

•	employees’ savings plan, described under Benefits and Perquisites
•	shares acquired and held by exercising stock options granted under our stock option plans, described under Stock options; and
•	shares received upon payment of restricted share units, described under Restricted share units.

Share ownership status is calculated using the higher of acquisition cost and the current market value at time of review. The MRCC reviews at least annually the status of compliance with the share ownership requirements. Concrete measures may be taken if the 3-year target or the 5-year target is missed. These measures include, but are not limited to, the payment of a portion of the short-term annual incentive award in deferred share units, the payment of restricted share units in shares or in deferred share units and, when stock options are exercised, the requirement to hold BCE common shares having a market value equal to a portion of the after-tax financial gain resulting from the exercise. These measures remain in effect until the target is reached. As shown in the table below, none of our named executive officers is under measures imposed by the MRCC to build share ownership as their 3 or 5-year targets, as applicable, have been achieved.

Below is the share ownership status for our named executive officers as of March 11, 2010.

			TOTAL BCE EQUITY		PERCENTAGE OF
	BASE SALARY	OWNERSHIP	OWNERSHIP VALUE [1]	PERCENTAGE OF	5-YEAR TARGET		DATE 5-YEAR TARGET
NAMED OFFICER	($)	REQUIREMENT	($)	OWNERSHIP IN DSUs	ACHIEVED		MUST BE REACHED
George A. Cope	1,250,000	750%	6,479,376	30% or 62,462 DSUs	69%	[2]	July 2013
Siim A. Vanaselja	575,000	300%	3,003,705	84% or 82,766 DSUs	174%		Reached
Kevin W. Crull	700,000	300%	2,195,616	88% or 63,192 DSUs	105%		Reached
Stéphane Boisvert	700,000	300%	2,721,161	32% or 28,285 DSUs	130%		Reached
Wade Oosterman	700,000	300%	4,392,296	27% or 39,189 DSUs	209%		Reached

[1]	Estimated using a BCE share price of $30.57 and a Bell Aliant unit price of $25.90 as of March 11, 2010

[2]	Mr. Cope’s ownership requirement had been set at 500%, which he had virtually met, and was increased to 750% concurrent with the signature of his employment agreement in early 2010

Trading restrictions

To help minimize the risk of an unintentional violation of insider trading prohibitions, we recommend that our executives, provided they are not otherwise aware of undisclosed material information, trade BCE securities (including the exercise of stock options) only during company-set permissible trading window periods.

TERMS OF EMPLOYMENT

Employment terms are agreed upon with executive officers at time of hire. Such terms include the initial base salary, short-term incentive target, mid-term and long-term incentive grants and any other negotiated contractual arrangements. The employment terms of the executive officers are reviewed by the MRCC and approved by the Board. With respect to Mr. Cope, an employment agreement was signed in early 2010. It was agreed between Mr. Cope and the Corporation that the agreement would be made effective as of the date of his appointment to the President and CEO position as key terms were designed to secure and safeguard the business interests of the Corporation. Mr. Cope’s 2009 compensation was not modified as a result of the signature of this agreement. Information regarding contractual arrangements for our named executive officers can be found under Compensation of our named executive officers — Termination and change in control benefits.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  41

COMPENSATION DISCUSSION & ANALYSIS

SHAREHOLDER RETURN PERFORMANCE GRAPH

The graph to the right compares the cumulative annual total return of BCE Inc.’s common shares against the cumulative annual total return of the S&P/TSX Composite Index assuming an initial investment of $100 and that all subsequent dividends were reinvested. Also shown is the growth rate of the named executive officers’ compensation (NEO’s compensation) over the same 5-year period. The MRCC is satisfied that the compensation has followed the evolution of the Corporation’s share performance with the exception of year 2007. The BCE share price as of year-end 2007 reflected the potential closing of the privatization transaction resulting in a significant increase in the potential value of share-based and equity-based awards of current and previous years, including options granted since 2000 (refer to “A” on the graph to the right). Executives were however restrained from exercising options during that period thus the equity gain reflected in the compensation value as of year-end 2007 was not realizable. Removing this theoretical option gain in recognition of this exceptional situation would significantly decrease the value of compensation (refer to “B” on the graph to the right).

	2004	2005	2006	2007	2008	2009

BCE common shares	100	101	119	156	102	125

S&P/TSX Composite Index	100	124	146	160	107	145

NEO’s compensation [1]	100	97	139	219	110	158

[1]	Compensation is defined as salary, short-term incentive awards, year-end annualized value of awards under our restricted share unit plan and option value under our stock option plans.

BCE Inc.

BCE Inc.’s total return is based on BCE Inc.’s common share price on the Toronto Stock Exchange and assumes the reinvestment of dividends.

S&P/TSX Composite Index

With approximately 95% coverage of the Canadian equities market, the S&P/TSX Composite Index is the primary gauge for Canadian-based, Toronto Stock Exchange-listed companies. Such companies include amongst others: BCE Inc., Royal Bank of Canada, Manulife Financial Corporation, EnCana Corporation, and Research In Motion Limited.

42  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Compensation of our named executive officers

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation of our named executive officers.

For more information regarding our compensation philosophy and policies and a discussion of the elements of our compensation programs, see Compensation discussion & analysis.

The material factors necessary for an understanding of the compensation detailed in the following table are described under Compensation discussion & analysis and the footnotes to such table.

					NON-EQUITY
					INCENTIVE PLAN
					COMPENSATION
					(ANNUAL
			SHARE-BASED	OPTION-BASED	INCENTIVE	PENSION	ALL OTHER	TOTAL
		SALARY [1]	AWARDS [2] [3]	AWARDS [4]	PLANS) [5]	VALUE [6]	COMPENSATION [7]	COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	[$]	[$]	[$]	[$]	[$]	[$]	[$]
George A. Cope	2009	1,250,000	—	—	2,156,250	273,828	957,083	4,637,161
President and CEO,
BCE and Bell Canada	2008	959,327	11,250,000	3,750,000	1,215,000	185,463	2,191,555	19,551,345

Siim A. Vanaselja	2009	575,000	—	—	621,000	1,068,100	370,113	2,634,213
Executive Vice-President and
CFO, BCE and Bell Canada	2008	535,000	3,750,000	—	433,600	281,668	3,278,879	8,279,147

Kevin W. Crull	2009	700,000	—	—	861,000	73,483	536,990	2,171,473
President — Residential
Services, Bell Canada	2008	650,000	4,500,000	—	526,800	57,084	4,102,498	9,836,382

Stéphane Boisvert	2009	700,000	—	—	651,000	76,038	369,904	1,796,942
President — Bell Business
Markets, Bell Canada	2008	673,494	4,900,000	—	567,300	78,349	2,310,234	8,529,377

Wade Oosterman	2009	700,000	—	—	651,000	76,038	361,827	1,788,865
President — Bell Mobility and
Chief Brand Officer, Bell Canada	2008	700,000	4,500,000	—	567,300	61,476	3,041,281	8,870,057

[1]	MR. COPE became President and Chief Executive Officer of BCE and Bell Canada on July 11, 2008. He was previously President and Chief Operating Officer of Bell Canada. His base salary was adjusted in two parts in 2008 to reflect his new responsibilities and job scope. His first adjustment was from $900,000 to $1,000,000 and was effective upon his appointment as President and Chief Executive Officer. His base salary was further adjusted to $1,250,000 on December 12, 2008 following the December 2008 benchmark exercise.

Base salaries were also adjusted for MR. VANASELJA and MR. CRULL on January 1, 2009 to appropriately reflect their level of responsibilities and positioning to the market.

MR. BOISVERT is President — Bell Business Markets of Bell Canada since May 25, 2009. He was previously President — Enterprise of Bell Canada. His base salary was adjusted on July 11, 2008 from $650,000 to $700,000 to appropriately reflect his level of responsibilities.

[2]	No new share-based awards were granted to our named executive officers in 2009 since a grant of restricted share units covering years 2009 and 2010 was made on December 22, 2008. This 2009-2010 restricted share units grant, will fully vest on December 21, 2010 provided that the named executive officer is at the employ of the company or one of its subsidiaries at that time.

The value of the 2009-2010 restricted share units awards corresponds to the grant date fair value of the award calculated using a share price at the time of grant of $22.15. The share price at time of grant is equal to the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective.

For purposes of financial statement disclosure as at December 31, 2008, the 2009-2010 restricted share unit awards were valued using a share price of $25.13, such accounting fair value is adjusted for forfeitures and amortized over the vesting period of the awards, in this case being the period from December 22, 2008 to December 21, 2010. The difference between the grant date fair value and the accounting fair value as at December 31, 2008 is $2.98 per unit or $3,834,321 for the 1,286,685 restricted share units awarded to the named executive officers on December 22, 2008.

[3]	This column also includes for year 2008 for MR. BOISVERT, a special award of deferred share units of $400,000 which was granted on December 22, 2008 to recognize a commitment not paid at year-end 2007 in recognition of his contribution to his business unit. No vesting conditions are attached to these deferred share units and therefore, as per the terms of the share unit plan for senior executives and other key employees (1997) (Deferred Share Unit Plan), such are vested at the time of grant.

The value of the special award of deferred share units corresponds to the grant date fair value of the award calculated using a share price at time of grant of $22.64. The share price at time of grant is equal to the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on the last trading day before the grant comes into effect.

For purposes of financial statement disclosure as at December 31, 2008, the special award of deferred share units was valued using a share price of $25.13. The difference between the grant date fair value and the accounting fair value as at December 31, 2008 is $2.49 per unit or $43,993 for the 17,668 special deferred share units awarded to MR. BOISVERT on December 22, 2008.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  43

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

[4]	No option based awards were granted to our named executive officers in 2009.

For year 2008, MR. COPE received a stock option grant which was awarded on December 22, 2008 for the two-year period ending December 21, 2010. The exercise price of $22.50 was based on the higher of the volume weighted average of the trading price on the trading day immediately prior to the effective date of the grant and the volume weighted average of the trading price for the last five consecutive trading days ending immediately on the trading day prior to the effective date of the grant.

BCE started to use the binomial method for purposes of compensation in 2007, like many other companies. The binomial model was developed to allow flexibility in the determination of the theoretical value of options on shares that pay dividends and that may be exercised before the maturity. The binomial model is a recognized method for the valuation of stock options of a company that pays a high dividend. In the Black-Scholes model, an assumption is made that the option is less attractive to hold than the share itself when the dividend is higher. Therefore, the binomial model results in a higher valuation than the Black-Scholes model.

A binomial value of $4.77 was used to convert the value awarded by the Board to MR. COPE into 790,000 options. The main assumptions that were used in determining such value are described in the following table:

Dividend Yield	6.5%

Expected Volatility	37%

Risk Free Interest Rate	2.57%

Total Exercise Period	6 years

Expected Life	—

However, the accounting value for the purposes of the financial statement is still calculated according to the Black-Scholes model which complies with the requirements under generally accepted accounting principles.

For purposes of financial statement disclosure as at December 31, 2008, the difference between the stock option award grant date fair value and the accounting fair value of the stock option award as at December 31, 2008 is $1.84 per option or $1,435,300 for the 790,000 stock options awarded to MR. COPE on December 22, 2008. The main assumptions that were used in determining such accounting value are described in the following table:

Dividend Yield	6.5%

Expected Volatility	30%

Risk Free Interest Rate	1.9%

Expected Life	3.5 years

[5]	This column only includes the annual short-term incentive awards paid to the named executive officers. Our named executive officers have the choice to participate in the Deferred Share Unit Plan by electing to receive all or a portion of their annual short-term incentive award in deferred share units. Detailed below are the annual elected percentages by named executive officer:

	ELECTED PERCENTAGE OF THE ANNUAL SHORT-TERM
	INCENTIVE AWARD IN DEFERRED SHARE UNITS

YEAR OF
ANNUAL SHORT-TERM	GEORGE A.	SIIM A.	KEVIN W.	STÉPHANE	WADE
INCENTIVE AWARD	COPE	VANASELJA	CRULL	BOISVERT	OOSTERMAN
2009	50%	100%	35%	—	100%

2008	50%	100%	75%	40%	30%

The effective date of the grants of deferred share units for the 2009 annual short-term incentive was February 10, 2010 and the share price used for conversion was $28.56. For the 2008 annual short-term incentive award, the effective date of the grants was February 16, 2009 using a share price for conversion of $26.12. For both years, the grant share price was equal to the closing share price of a board lot of common shares of BCE on the Toronto Stock Exchange on the last trading day before the grant came into effect.

Short-term incentive targets for all named executive officers, except for MR. COPE were increased from 80% to 82.5% on August 3, 2008 and to 100% on January 1, 2009. MR. COPE’s short-term incentive target was increased from 100% to 125% when he was appointed President and Chief Executive Officer on July 11, 2008.

[6]	As described under Pension arrangements, for all named executive officers except for MR. VANASELJA, this represents the employer contribution for the year 2009 and 2008 for the different defined contribution arrangements. For 2009, for MR. VANASELJA, it represents the current service cost of an additional year of service including the impact of the increase in his annual base salary and short-term incentive target as of January 1, 2009. For 2008, it represents the service cost evaluated at the end of such year of an additional year of service including the impact of the increase in his short-term incentive target on August 3, 2008.

44  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

[7]	All Other Compensation is comprised of the following components:

					COMPANY
					CONTRIBUTION	ONE TIME PRIVATIZATION
		PERQUISITES AND	DIVIDENDS ON	DIVIDENDS ON	UNDER	RELATED PAYMENTS [e]			TOTAL
		OTHER PERSONAL	DEFERRED	RESTRICTED	EMPLOYEES’	RECOGNITION	RETENTION		ALL OTHER
		BENEFITS [a]	SHARE UNITS [b]	SHARE UNITS [c]	SAVINGS PLAN [d]	AWARD	AWARD	OTHER [f]	COMPENSATION
NAME	YEAR	$	$	$	$	$	$	$	$

George A. Cope	2009	92,205	27,750	800,465	22,917	—	—	13,746	957,083

	2008	66,139	—	64,969	—	250,000	1,800,000	10,447	2,191,555

Siim A. Vanaselja	2009	—	83,206	266,823	10,542	—	—	9,542	370,113

	2008	—	28,940	—	—	750,000	2,491,822	8,117	3,278,879

Kevin W. Crull	2009	77,705	71,488	320,187	12,833	—	—	54,777	536,990

	2008	77,705	24,394	—	—	250,000	3,661,298	89,101	4,102,498

Stéphane Boisvert	2009	—	38,210	320,187	1,167	—	—	10,340	369,904

	2008	—	—	—	—	250,000	2,050,825	9,409	2,310,234

Wade Oosterman	2009	—	21,617	320,187	12,833	—	—	7,190	361,827

	2008	—	6,319	21,088	—	250,000	2,757,301	6,573	3,041,281

[a]	Perquisites and other personal benefits which in aggregate are worth less than $50,000 or 10% of the total annual base salary of a named executive officer for the financial year are not included. For MR. COPE, it consists mainly in a perquisite allowance in the amount of $90,000 and $48,273 for year 2009 and 2008, respectively. For MR. CRULL, it is essentially composed of a perquisite allowance of $45,500 and of tuition fees in the amount of $30,000 for year 2009 and 2008.

[b]	Value of dividend equivalent in the form of additional deferred share units which are equal in value to the dividend paid on BCE common shares.

[c]	Value of dividend equivalent in the form of additional restricted share units which are equal in value to the dividend paid on BCE common shares. For year 2008, only MR. COPE and MR. OOSTERMAN had dividend equivalent in the form of additional share units on their 2006 share units granted outside of the Restricted Share Unit Plan.

[d]	Under the Employees’ Savings Plan, when employees, including named executive officers, elect to contribute up to 6% of their eligible earnings to buy BCE common shares, the company contributes $1 for every $3 that the employee contributes. In 2008, in connection with the privatization transaction, executives were excluded from participation in the Employees’ Savings Plan. The right to participate in such plan was reinstated in February 2009.

[e]	One time privatization transaction payments representing the non-recurring recognition and retention payments made in 2008. Both payments were related to the privatization transaction. Recognition awards were approved by the Board in 2007 and were to be made to key personnel on a discretionary basis. The amounts of the recognition awards were based on the position of such key employees and their role in the review of strategic alternatives and in the development, approval and completion of the privatization transaction. All named executive officers were entitled to a recognition award. The above includes half of their approved recognition award which was paid in July 2008. The payment of the other half was conditional upon closing of the privatization transaction and was therefore forfeited at the time such transaction did not proceed. In 2007, all executives became eligible for a retention payment instead of their 2006-2007 restricted share units. These restricted share units were therefore cancelled. The retention policy covered the period from June 30, 2007 to June 30, 2008.

[f]	For both 2008 and 2009, for all named executive officers, this column includes mainly company-paid life insurance premiums and gross-up payments. For MR. CRULL it also includes a market locality differential payment of $45,204 for year 2009 and $80,574 for year 2008 as per the terms of his employment. Such benefit is intended to offset higher housing costs resulting from his relocation to Canada upon hire. The amount of the differential payment decreases every year, until expiry in June 2010.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  45

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

INCENTIVE PLAN AWARDS

Outstanding unexercised option-based awards and unvested share-based awards

The following table includes all unexercised option-based awards and all unvested share-based awards outstanding at the end of the financial year ended December 31, 2009. Refer to the Compensation discussion & analysis — Mid-term and long-term incentive awards section for key features of the plans.

	OPTION-BASED AWARDS								SHARE-BASED AWARDS
										MARKET
									NUMBER OF	OR PAYOUT
									SHARES OR	VALUE OF
		NUMBER OF SECURITIES UNDERLYING						VALUE OF	UNITS OF	SHARE-BASED
		UNEXERCISED OPTIONS				OPTION		UNEXERCISED	SHARES THAT	AWARDS THAT
			NOT	TOTAL		EXERCISE	OPTION	IN-THE-MONEY	HAVE NOT	HAVE NOT
		VESTED	VESTED	OPTIONS		PRICE [1]	EXPIRATION	OPTIONS [3]	VESTED [4]	VESTED [4]
NAME	GRANT DATE	[#]	[#]	[#]		[$]	DATE [2]	[$]	[#]	[$]

George A. Cope	2005-11-18	443,000	0	443,000	[5]	27.00	2011-11-17	886,000	539,874	15,656,346
	2007-03-12	125,000	125,000	250,000		30.72	2013-03-11	0
	2008-12-22	0	790,000	790,000	[6]	22.50	2014-12-21	5,135,000

Siim A. Vanaselja	2001-01-15	75,000	0	75,000		41.10	2011-01-14	0	179,958	5,218,782
	2002-02-27	115,389	0	115,389		33.40	2012-02-26	0
	2003-02-26	117,899	0	117,899		27.99	2013-02-25	119,078
	2007-03-12	55,000	55,000	110,000		30.72	2013-03-11	0

Kevin W. Crull	2005-03-07	50,000	0	50,000		29.30	2015-03-06	0	215,950	6,262,550
	2007-03-12	65,000	65,000	130,000		30.72	2013-03-11	0

Stéphane Boisvert	2007-03-12	65,000	65,000	130,000		30.72	2013-03-11	0	215,950	6,262,550

Wade Oosterman	2006-08-07	180,000	0	180,000		26.08	2016-08-06	525,600	215,950	6,262,550
	2007-03-12	65,000	65,000	130,000		30.72	2013-03-11	0

[1]	The exercise price is the price at which a common share may be purchased when an option is exercised. Effective June 6, 2007, shareholders approved that the exercise price be the higher of the volume weighted average of the trading price per BCE common share of a board lot of BCE common shares traded on the Toronto Stock Exchange: (i) on the trading day prior to the day the grant becomes effective or, if at least one board lot of BCE common shares has not been traded on such day, then the volume weighted average for the next preceding day for which at least one board lot was so traded; and (ii) for the five consecutive trading days ending on the trading day prior to the day the grant becomes effective. For options granted prior to June 6, 2007, the exercise price was equal to the market value of the shares on the last trading day before the grant came into effect.

[2]	The term of any option may not exceed ten years from the effective date of the grant. Until 2004, options were granted for a term of ten years from the effective date of the grant. Since 2004, options are generally granted with a term of six years from the effective date of the grant, unless the MRCC recommends and the Board approves otherwise at time of grant.

[3]	The value of unexercised in-the-money options is calculated using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2009, i.e. $29.00, less the exercise price of those options.

[4]	This number represents 2009-2010 restricted share units granted on December 22, 2008 and the market value amount is calculated by multiplying the number of restricted share units that have not vested by the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2009, i.e., $29.00. The 2009-2010 restricted share units will vest on December 21, 2010 if the participant is still at the employ of the company or one of its subsidiaries on this date. Includes dividends credited in the form of additional restricted share units on each dividend payment date equal in value to the dividend paid on BCE common shares with vesting conditions being the same as for the 2009-2010 restricted share units.

[5]	These options granted to MR. COPE on November 18, 2005 vested in full on November 18, 2008.

[6]	These options granted to MR. COPE on December 22, 2008 will vest in full on December 21, 2010 if he is still at the employ of the company or of a subsidiary at that time.

46  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Incentive plan awards — value vested or earned during the year

The following table summarizes option-based awards and share-based awards that vested during 2009 as well as short-term incentive awards earned during 2009. Refer to the Compensation discussion & analysis — Mid-term and long-term incentive awards and Annual short-term incentive awards sections for the key features of the plans.

					SHARE-BASED	NON-EQUITY INCENTIVE
	OPTION-BASED AWARDS				AWARDS	PLAN COMPENSATION
		OPTIONS VESTED		VALUE ON	VALUE VESTED	VALUE EARNED
		DURING 2009		VESTING DATE [1]	DURING THE YEAR [2]	DURING THE YEAR [3]
NAME	VESTING DATE	[#]		[$]	[$]	[$]

George A. Cope	2009-03-12	62,500	[4]	0	0	2,156,250

Siim A. Vanaselja	2009-03-12	27,500	[4]	0	0	621,000

Kevin W. Crull	2009-03-07	12,500	[5]	0	0	861,000
	2009-03-12	32,500	[4]	0

Stéphane Boisvert	2009-03-12	32,500	[4]	0	0	651,000

Wade Oosterman	2009-03-12	32,500	[4]	0	0	651,000

[1]	There were no values associated with the option-based awards on vesting dates as the option exercise prices exceeded the market values.

[2]	No share-based awards were vested or earned in 2009.

[3]	These amounts are the same as those included in the Summary Compensation Table under the column Non-equity incentive plan compensation (Annual incentive plans) and include the entire 2009 annual short-term incentive awards paid in cash and/or in deferred share units. Executive officers can choose to have up to 100% of their annual short-term incentive award paid in deferred share units instead of cash. For those who elected to receive their 2009 short-term incentive awards in the form of deferred share units, the election levels were as follows: 100% for Messrs. Vanaselja and Oosterman, 50% for Mr. Cope and 35% for Mr. Crull. The effective date of such grants of deferred share units was February 10, 2010. Details of outstanding deferred share units are provided under Compensation discussion & analysis — Share ownership requirements.

[4]	On March 12, 2007, all of the named executive officers received a grant of 2007-2008 options for a two-year period ending December 31, 2008. These options vest at a rate of 25% per year over a four-year period as per standard plan provisions. 25% vested on March 12, 2009.

[5]	50,000 options were granted to MR. CRULL on March 7, 2005 as a special hiring award with vesting at a rate of 25% per year over a four-year period as per standard plan provisions. 25% vested on March 7, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

NUMBER OF SECURITIES REMAINING
AVAILABLE FOR FUTURE ISSUANCE
	NUMBER OF SECURITIES TO BE ISSUED	WEIGHTED-AVERAGE EXERCISE	UNDER EQUITY COMPENSATION
	UPON EXERCISE OF OUTSTANDING	PRICE OF OUTSTANDING OPTIONS,	PLANS EXCLUDING SECURITIES
	OPTIONS, WARRANTS AND RIGHTS	WARRANTS AND RIGHTS	REFLECTED IN COLUMN [A]
	[#]	[$]	[#]
NAME	[A]	[B]	[C]

Equity compensation plans approved by securityholders	—	—	—

Equity compensation plans not approved by securityholders [1]	11,298,239	32	43,878,806	[2]

Total	11,298,239	32	43,878,806

[1]	The key features of the BCE Inc. Long-Term Incentive (Stock Option) Program (1999) are provided under Compensation discussion & analysis — Mid-term and long-term incentive awards.

The BCE Inc. Employees’ Savings Plans (1970) and (2000) are designed to encourage our employees and those of our participating subsidiaries to own shares of BCE. In most instances, employees can choose to have up to 12% of their annual eligible earnings withheld through regular payroll deductions to buy BCE common shares. In most cases, the employer contributes up to 2% of the employee’s annual eligible earnings to the plan. The trustee of the Employees’ Savings Plans buys BCE common shares for the participants on the open market, by private purchase or from BCE (issuance of treasury shares). All the shares have been purchased on the open market in 2009. The price of the shares purchased by the trustee on the open market is equal to the value paid by the trustee for such shares. The number of shares which may be issued under the Employees’ Savings Plans to insiders of a participating company, within any one-year period, under all security-based compensation arrangements of BCE may not exceed 10% of all issued and outstanding BCE common shares.

[2]	This number includes 13,513,812 BCE common shares issuable pursuant to employee subscriptions under the BCE Inc. Employees’ Savings Plans (1970) and (2000).

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  47

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following table sets out the number of securities issued and issuable under each of the company’s security-based compensation arrangements and the number of BCE common shares underlying outstanding options and percentages represented by each calculated over the number of BCE common shares outstanding as at December 31, 2009.

						COMMON SHARES UNDER OUTSTANDING
	COMMON SHARES ISSUABLE [1]			COMMON SHARES ISSUED TO DATE		OPTIONS

	#		% [2]	#	% [2]	#		% [2]

BCE Inc. Long-Term Incentive (Stock Option) Program (1999) [3]	41,663,233	[4]	5.4	8,030,672	1.0	11,298,239	[5]	1.5

BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000) [6]	—		—	3,694,091	0.5	—		—

Employees’ Savings Plans (1970) and (2000)	13,513,812	[7]	1.8	16,574,937	2.2	N/A		N/A

[1]	This number excludes BCE common shares issued to date and represents the aggregate of BCE common shares underlying outstanding options and BCE common shares remaining available for future grants of options and subscriptions under the Employees’ Savings Plans.

[2]	Outstanding BCE Common Shares as at December 31, 2009 = 767,180,429

[3]	As at the date of this Circular, there were 41,646,643 common shares issued and issuable under the Stock Option Program (1999), which represented 5.4% of the then outstanding common shares.

[4]	Out of a maximum number of issuable BCE common shares of 50,000,000 under the Stock Option Program (1999) after deduction of 306,095 common shares transferred to and issued or issuable under the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000).

[5]	As at the date of the Circular, there were 10,301,367 common shares underlying outstanding options, which represented 1.3% of the then outstanding common shares.

[6]	All options that remained outstanding under the BCE Inc. Replacement Stock Option Plan (Plan of Arrangement 2000) were exercised during 2009.

[7]	Out of an aggregate maximum number of issuable BCE common shares of 20,000,000 under the Employee’s Savings Plans (1970) and (2000).

PENSION ARRANGEMENTS

All of the named executive officers participate in a Bell Canada Pension Plan (Bell Plan). All named executive officers except Mr. Vanaselja are covered under the defined contribution arrangement of the Bell Plan and they have all entered into defined contribution supplementary agreements. Mr. Vanaselja is covered under the defined benefit arrangement of the Bell Plan and has also entered into defined benefit supplementary agreements.

Defined contribution arrangements

Defined Contribution Basic Plan (DC Basic Plan)

The DC Basic Plan is the sum of:

•	Employee contributions: Employee may contribute up to a maximum of 4% of pensionable earnings, subject to the Income Tax Act (Canada) (ITA) limit.
•	Employer contributions: Employer contributes 4% of pensionable earnings and matches the first 2% of employee contributions, for a maximum of 6%.

a.	Registered Defined Contribution Plan Arrangement (Registered DC Plan Arrangement)

The Registered DC Plan Arrangement is a component of the Bell Canada Pension Plan. Under this arrangement, each participant has the responsibility to choose how to invest the contributions made in his registered account and the rate of return depends on his choice. Employee contributions, company contributions and any investment returns are immediately vested. The sum of employee and employer contributions is limited to the maximum allowed under the ITA for registered pension plans.

b.	Defined Contribution Notional Account (DC Notional Account)

When the sum of employee and employer contributions in any given year reaches the limit prescribed under the ITA, contributions stop being deducted from the employee’s pay and deemed employer contributions start to accumulate in his DC Notional Account. The notional account vests immediately and is credited monthly at the rate of return of an actively managed fund called the Bimcor Balanced Fund. This notional account accumulates until termination, retirement or death, at which point it is paid in cash to the employee or beneficiary.

48  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Defined Contribution Supplementary Executive
Retirement Plan (DC SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or after January 1, 2005 are eligible for benefits under the DC SERP after having served as an officer for at least five years. These supplemental arrangements consist of the application of a multiplier to employer’s contributions accumulated in their accounts under the DC Basic Plan (Registered DC Plan Arrangement and DC Notional Account) while serving as an officer.

Once an executive officer becomes eligible for benefits under the DC SERP, a multiplier varying from 1.25 upon reaching 45 points (age and years of service) to 3.0 upon reaching 80 points is applied to employer’s contributions (DC Basic Plan). An executive officer may therefore accumulate while an officer (through employer contributions and the related multiplier) up to 18% of his pensionable earnings plus credited investment returns.

The additional amount attributable to DC SERP equals the multiplier times:

•	The employer’s contributions accumulated in their accounts under the DC Basic Plan

•	Less the employer’s contributions accumulated in their accounts under the DC Basic Plan at the date they became officers

The Board may grant additional years of service, additional employer contributions or both, through a special arrangement.

Pensionable earnings include base salary and short-term incentive awards, whether they are paid in cash or deferred share units. The entire cost is paid by the company for the DC SERP and this benefit is payable in a lump sum at termination, death or retirement. The DC SERP, by its nature, does not include any indexation provision unlike the DB SERP.

Under past practice, the annual value of our executive officer pension accrual at the CEO level has exceeded 50% of his annual pensionable earnings. At the request of Mr. Cope when he was appointed as President and CEO, the MRCC has recommended and the Board approved DC SERP employer deemed contributions at the standard limit of 18% of his annual pensionable earnings with the difference in this value of compensation being redirected to equity based compensation (restricted share units and stock options) so as to better align Mr. Cope’s compensation with our pay for performance philosophy.

The following table shows amounts from all the company’s defined contribution arrangements applicable for the named executive officers subject to this pension arrangement.

			BALANCE AS OF			BALANCE AS OF
			DECEMBER 31,			DECEMBER 31,
	NAME OF THE		2008	COMPENSATORY [1]	NON-COMPENSATORY [2]	2009
EXECUTIVE	ARRANGEMENT		($)	($)	($)	($)

George A. Cope [3]	DC Basic Plan	[4]	440,699	148,015	88,341	677,055
	DC SERP		316,282	125,813	106,997	549,092

	Total		756,981	273,828	195,338	1,226,147

Kevin W. Crull [5]	DC Basic Plan	[4]	210,702	73,483	58,817	343,002
	DC SERP		0	0	0	0

	Total		210,702	73,483	58,817	343,002

Stéphane Boisvert [6]	DC Basic Plan	[4]	145,478	76,038	35,764	257,280
	DC SERP		0	0	0	0

	Total		145,478	76,038	35,764	257,280

Wade Oosterman [7]	DC Basic Plan	[4]	122,764	76,038	36,442	235,244
	DC SERP		0	0	0	0

	Total		122,764	76,038	36,442	235,244

[1]	Employer contribution in 2009 for the different DC arrangements.

[2]	Employee contribution and investment return for the DC Basic Plan, and investment return for the DC SERP.

[3]	In conjunction with his appointment as President and Chief Operating Officer of Bell Canada and to recognize the level of seniority at which he joined the company, Mr. Cope was credited five years of service and $180,000 of notional employer contributions in his DC Notional Account (included under DC Basic Plan in the above table), through a special arrangement. At year end, his multiplier was 1.85 based on 57 points (age 48.4 and 9.1 years of service).

[4]	DC Basic Plan includes the Registered DC Plan Arrangement and the DC Notional Account.

[5]	Mr. Crull became eligible for his DC SERP benefits in March 2010.

[6]	Mr. Boisvert will be eligible for his DC SERP benefits in August 2011.

[7]	Mr. Oosterman will be eligible for his DC SERP benefits in August 2011.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  49

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Defined benefit arrangements

Defined Benefit Basic Plan (DB Basic Plan)

For each year of pensionable service from January 1, 1987 under the DB Basic Plan, the amount of annual pension payable to named executive officers from age 65 shall be equal to the sum of:

i.	1.0% of the Year’s Maximum Pensionable Earnings of the year (YMPE), and

ii.	1.7% of the officer’s average annual pay during the best 60 consecutive months of pensionable earnings (AAPE) in excess of the YMPE

a.	Registered Defined Benefit Plan Arrangement (Registered DB Plan Arrangement)

The Registered DB Plan Arrangement is a component of the Bell Canada Pension Plan. This arrangement is calculated using the AAPE in which the officer’s compensation produces the highest average. However, it is limited to the maximum allowed under the ITA for registered pension plans. Benefits are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

b.	Excess Defined Benefit Pension (Excess DB Pension)

The excess pension is the pension amount which exceeds the ITA limit on registered pension plans. The entire cost is paid by the company.

This benefit is only payable upon retirement or death after age 55 and is not subject to any deductions for government benefits or other offset amounts. Benefits are also partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

Defined Benefit Supplementary Executive Retirement Plan (DB SERP)

All executive officers, including named executive officers, hired or appointed to an officer position on or before December 31, 2004 are eligible for benefits under the DB SERP. The executive officer receives 1.5 years of pensionable service for every year he serves as an officer. Retirement eligibility is based on the executive officer’s age and years of service. The Board may credit additional years of service towards retirement eligibility, pension calculation or both, through a special DB SERP arrangement. The DB SERP is a non-contributory arrangement.

In general, an executive officer is eligible to receive DB SERP benefits when he reaches one of the following:

•	at least age 55, and the sum of age and service is at least 85
•	at least age 60, and the sum of age and service is at least 80
•	age 65 and has 15 years of service.

Pensions are calculated based on pensionable service and pensionable earnings. Pensionable earnings include base salary and short-term incentive awards, up to a maximum of the target value, whether they are paid in cash or deferred share units. The average of the executive officer’s best consecutive 36 months of pensionable earnings is used to calculate his pension.

An executive officer may receive up to 70% of his average pensionable earnings as total pension benefits under the DB Basic Plan and DB SERP. Pensions are payable for life. Surviving spouses receive about 60% of the pension that was payable to the executive officer. Pension payments are partially indexed every year to increases in the Consumer Price Index, subject to a maximum of 4% per year.

In addition to the results in the following table, the executive officers receive a retirement allowance equal to one year’s base salary when they retire under DB SERP provisions. This is not included in their pensionable earnings.

Special Defined Benefit Arrangement (DB SA)

From time to time, the Board may grant DB SA that would become payable to named executive officers if they were to retire before being eligible to their DB SERP. This benefit can be granted to compensate for any gaps between the DB Basic Plan and the DB SERP in certain circumstances.

The following table shows information from all the Company’s defined benefit arrangements for the active named executive officer subject to this pension arrangement.

	NUMBER OF				ACCRUED
	YEARS				OBLIGATION		NON-	ACCRUED
	CREDITED		ANNUAL BENEFITS PAYABLE		AT START	COMPENSATORY	COMPENSATORY	OBLIGATION
	SERVICE		AT YEAR END [2]	AT AGE 65 [3]	OF YEAR [4]	CHANGE [5]	CHANGE [6]	AT YEAR END [7]
EXECUTIVE	[#]		[$]	[$]	[$]	[$]	[$]	[$]

Siim A. Vanaselja
DB Basic Plan [1]	15.9		39,662	392,008	2,119,116	647,910	224,794	2,991,820
DB SERP & DB SA [8]	23.3	[9]	0	293,903	1,381,904	420,190	204,343	2,006,437

Total			39,662	685,911	3,501,020	1,068,100	429,137	4,998,257

[1]	The DB Basic Plan includes the Registered DB Plan Arrangement and the Excess DB Pension.

[2]	Annual benefits payable at year end based on the DB Basic Plan are limited to the maximum allowed under the ITA for a resignation before age 55. No additional benefits are payable under neither the DB SERP nor the DB SA if the named executive officer leaves voluntarily before age 55. The illustrated pension is a lifetime deferred pension payable at age 65.

[3]	Annual benefits payable at age 65 represents the pension payable under the DB SERP and under the DB Basic Plan assuming the final average earnings as of December 31, 2009 is fixed and the named executive officer continues to work up to age 65. The pensions illustrated in this table are under the joint & survivor option.

50  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

[4]	Accrued obligation at start of year is performed using the assumptions in the financial statement as of the plan measurement date (December 31, 2008). The accrued obligation excludes the retirement cash allowance equal to one year’s of base salary payable upon retirement pursuant to the DB SERP.

[5]	The compensatory change for 2009 represents the current service cost of an additional year of service including the impact of the increase in Mr. Vanaselja’s annual base salary and short-term incentive target as of January 1, 2009.

[6]	The non-compensatory change represents the change of discount rate (from 7.0% to 6.4%) and the change of YMPE (established and revised annually by the government and used for the purposes of the Canada/Québec Pension Plan).

[7]	Accrued obligation at year end is performed using the assumptions in the financial statement as of the plan measurement date (December 31, 2009). Refer to our MD&A for a discussion of the significant assumptions we applied in quantifying the accrued obligation at year end. The accrued obligation excludes the retirement cash allowance equal to one year’s of base salary payable upon retirement pursuant to the DB SERP.

[8]	Mr. Vanaselja is eligible for DB SERP benefits if he retires on or after age 60. If his employment is severed for any reasons other than cause before age 55, he will be eligible to an annual deferred pension at age 55 of at least $325,000 under his DB SA. Also, if his employment terminates or is severed for any reasons other than cause on or after age 55 but before age 60, his annual pension will be equal to a percentage of pensionable earnings corresponding to 35% at age 55 plus 3.5% per additional year of age under his DB SA.

[9]	The number of years of credited service for calculating total pension benefits at December 31, 2009 was 23.3 years which includes 15.9 years of actual service and an additional 7.4 years which was credited to Mr. Vanaselja under the company’s policy pursuant to which 1.5 years of service is credited for every year of actual service while acting as an officer for DB SERP.

TERMINATION AND CHANGE IN CONTROL BENEFITS

Termination benefits

This section describes the compensation consequences for our named executive officers in the event of termination of their employment or a change in control. Amounts were calculated as if termination had occurred on December 31, 2009.

George A. Cope
In early 2010, an employment agreement was signed with Mr. Cope to reduce to writing the terms of his employment agreed at the time of his appointment as President and CEO. The terms applicable in the event of termination of employment are provided for and described in the table below.

	CASH PAYMENTS						NON-CASH BENEFITS
	NOTICE		2009 SHORT-TERM	ADDITIONAL PENSION				OUTPLACEMENT
TERMINATION EVENT	PERIOD [3]	SEVERANCE [4]	AWARD [5]	BENEFITS [6]	PERQUISITES [7]	TOTAL CASH	BENEFITS [7]	SERVICES

Termination without cause Resignation for Good Reason [1] Constructive Dismissal	—	4,538,500	1,562,500	687,434	180,000	6,968,434	24 months extension	Provided as per policy for executives

Termination for cause	—	—	—	—	—	—	—	—

Voluntary resignation	416,667	—	—	—	30,000	446,667	4 months extension	—

Long Term Disability (LTD) [2]	—	4,538,500	1,562,500	687,434	180,000	6,968,434	Until age 65	—

Death	—	—	1,562,500	—	—	1,562,500	—	—

[1]	Good Reason is applicable only in the two years following a change in control (defined as acquisition of more than 50% of the common shares of Bell Canada or BCE by takeover bid, merger, amalgamation, sale of business or otherwise) if i) Mr. Cope is assigned duties inconsistent with a CEO position or ii) there is a material reduction in Mr. Cope’s compensation

[2]	30 days after becoming totally disabled, Mr. Cope is deemed to have resigned from his position and becomes eligible to receive termination payments and perquisite allowance identical to those applicable in case of termination without cause. He will receive benefits and payments under the Corporation’s LTD plan until age 65 (continuation of health care benefits and payment of two-thirds of base salary). Mr. Cope’s restricted share units will be prorated for the period prior to becoming totally disabled. Stock options will be treated in accordance with the terms of the plan applicable to LTD.

[3]	In case of voluntary resignation, Mr. Cope must provide the Corporation with written notice of four months. The Corporation may wave such period but remains responsible for paying Mr. Cope’s base salary and maintaining his benefits coverage and perquisite allowance during the four-month period.

[4]	The 24-month severance is calculated using Mr. Cope’s annual base salary in effect at time of termination and average short-term incentive award for the two years preceding the year of termination. Mr. Cope’s average short-term incentive award for 2007 and 2008 was $1,019,250. Severance is payable in equal installments over a 12-month period, without interest.

[5]	Short-term incentive award for year of termination to be prorated for the period worked and paid as if individual and corporate results were met at 100%.

[6]	Amount includes 24 months of employer contribution (6%, corresponding to the contribution level in effect prior to termination) under the DC arrangement of the pension plan using base salary in effect upon termination of employment and average short-term incentive award for the 2 years preceding the year of termination. This additional pension value will be payable in 12 monthly installments without interest. Amount also includes additional pension value for the recognition of 2 years of age and service (total of 4 points impacting the SERP multiplier), as if Mr. Cope had remained employed during such 24-month period, such amount being payable within 30 days following termination. Refer to Pension Arrangements for more information on the DC arrangement of the pension plan. In case of LTD, Mr. Cope will cease participation in the Corporation’s pension plan and SERP as of the date of deemed resignation.

[7]	Upon a termination event other than LTD and voluntary resignation, all benefits and perquisites will be maintained for 24 months except the following: short and long-term disability plans, vacation, parking, security system and computer support. In the event of alternate employment within the 24-month period, all benefits and perquisites will cease immediately. Upon LTD, Mr. Cope will receive LTD benefits in accordance with the Corporation’s LTD plan up to age 65 and 24 months of perquisites.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  51

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The payments and benefits described in the above table (with the exception of the notice period column) are subject to Mr. Cope’s compliance with the 12-month non-competition (in Canada), non-solicitation and non-disparagement provisions of his agreement and to the confidentiality provisions of his agreement which are not limited in time. A breach with respect to these contractual provisions will not only result in the cancellation of the above payments and benefits but also in a reimbursement by Mr. Cope to the Corporation of the payments and benefits already received. Furthermore, all of his vested and unvested stock options will forfeit and any option gain made within 12 months following his termination will also have to be reimbursed to the Corporation.

Upon termination, Mr. Cope’s stock options and restricted share units will be treated as per the terms of the plans under which they have been granted. If he becomes totally disabled, his stock options and restricted shares units will be treated in accordance with the terms of the plans applicable to LTD rather than those applicable upon resignation.

If the Corporation needs to restate its financial statements due to gross negligence, intentional misconduct or fraud on the part of Mr. Cope during the 24 months preceding the restatement, and it is determined that cash or equity awards paid to Mr. Cope would have been lower than awards actually awarded or received had the restatement occurred prior to the payment of such award (“Restated amounts”), the Board will have the right to:

•	require him to reimburse portion of any cash or vested incentive compensation awarded to him after July 11, 2008 (date of appointment as President and CEO) in excess of the Restated amounts, net of tax and transaction costs
•	cancel the portion of unvested cash or equity compensation awards, cash bonuses or deferred compensation granted to him after July 11, 2008 in excess of the Restated amounts
•	require him to reimburse any gain realized by him from the exercise of options granted to him after July 11, 2008 in excess of the Restated amounts, net of tax and transaction costs

To the extent permitted by law, the Corporation will pay for Mr. Cope’s legal fees should a dispute with respect to the above clawback policy occur.

Siim A. Vanaselja
On May 2, 2007, the MRCC approved the following retirement benefits in the event that Mr. Vanaselja’s employment is terminated by the Corporation other than for cause before age 55:

•	a deferred pension of $325,000 per annum payable at age 55 as per his Special Defined Benefit Arrangement as explained in more detail under Pension arrangements — Defined benefit arrangements.

In the event of resignation or termination by the Corporation for reason other than for cause between the age of 55 and 60 Mr. Vanaselja, will be entitled to:

•	an immediate pension equal to 35% of pensionable earnings at age 55 plus 3.5% per additional year of age. For example, in the event Mr. Vanaselja continues to work up to age 58 and his employment is then terminated, he would be entitled to an immediate annual pension of $428,678 which is 45.5% of his final average pensionable earnings as of December 31, 2009 ($942,150).

Kevin W. Crull
Mr. Crull’s employment agreement dated January 26, 2005, as amended on October 25, 2005 and on May 7, 2007, provides for the following severance payments if his employment is terminated by the Corporation other than for cause:

•	a severance indemnity of $2,800,000 equal to 24 months of his base salary and annual short-term incentive award at target in effect at the time of termination
•	the cost of relocating from Toronto to the United States within nine months of termination. Such relocation costs have been estimated at $286,000
•	the continued vesting of all stock options and restricted share units for a period of 24 months after termination or until the options’ expiry date if earlier. Following the end of the period of continued vesting, his vested stock options will be exercisable for a 30-day period at the end of which unexercised options will be forfeited. The 2009-2010 grant of restricted share units (203,161 restricted share units granted on December 22, 2008 plus related dividend-like credits) is not eligible for continued vesting as per the conditions attached to the grant. Such continuation of vesting had no incremental value on December 31, 2009.

The above payments are subject to Mr. Crull’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

52  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Stéphane Boisvert
Mr. Boisvert’s employment agreement dated May 23, 2006 provides for the following severance payment if his employment is terminated by the Corporation other than for cause:

•	a severance indemnity of $2,100,000 equal to 18 months of his base salary and annual short-term incentive award at target in effect at the time of termination

The above payments are subject to Mr. Boisvert’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

Wade Oosterman
Mr. Oosterman’s employment agreement dated July 3, 2006 provides for the following severance payment if his employment is terminated by the Corporation other than for cause:

•	a severance indemnity of $2,100,000 equal to 18 months of his base salary and annual short-term incentive award at target in effect at the time of termination.

The above payments are subject to Mr. Oosterman’s compliance with the 12-month non-competition (in Canada) and release provisions of his employment agreement.

Termination provisions applicable to restricted
share units

All non-vested 2009-2010 restricted share grants are forfeited when an employee ceases to be employed by our company or an applicable subsidiary prior to December 21, 2010, unless such termination is as a result of death in which case unvested restricted share units will be prorated to recognize period of employment.

Termination provisions applicable to stock options

The following provisions for early termination apply to stock options, unless the MRCC has, for specific circumstances, determined otherwise either at the time an option is granted or later, based on its discretionary authority under the relevant stock option plan. See the Mid-term and long-term incentive awards subsection under Compensation discussion & analysis for more information.

All non-vested options are forfeited when an employee ceases to be employed by our company or an applicable subsidiary. Participants have 30 days following their termination date (without exceeding the original option period) to exercise their vested options. At the end of the 30-day period or as of the expiry date, all outstanding options are forfeited. The same provisions apply when someone dies except that the estate has 12 months instead of 30 days to exercise all vested options (without exceeding the original expiry date).

When an employee retires, options granted after September 2000 continue to vest for three years after retirement. Participants have three years following their retirement date (without exceeding the original expiry date) to exercise their vested options. At the end of the three-year period or on the original expiry date if it is earlier, all outstanding options are forfeited.

Change in control benefits

Change in control provisions applicable to restricted share units

Below are the provisions regarding the payment of 2009-2010 restricted share units that will apply in the event of a change in control.

Upon the occurrence of a change in control, 100% of the restricted share units will become vested and payable in cash no later than forty-five days following the change in control.

A change in control occurs when:

•	immediately following a consolidation, merger, amalgamation, reorganization or transaction, the shareholders of BCE immediately prior to such event own equity capital either representing less than 50% of the equity (measured by economic value or voting power) of BCE or other surviving entity or that does not have the power to elect a majority of the Board of BCE or other surviving entity; or, after giving effect to any transaction or series of related transactions, whether or not BCE is a party thereto, in excess of 50% of BCE’s economic value or voting power is owned by any person and its “affiliates” or “associates” or “joint actors” as such terms are defined under securities legislation, or
•	a sale, lease or other disposition of all or substantially all of the consolidated assets of BCE occurs, provided that a spin-off or sale of one of the businesses of BCE shall not, in and of itself, constitute a change in control.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  53

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Below is the number of restricted share units for which vesting would have accelerated for our named executive officers had a change in control happened on December 31, 2009.

	NUMBER OF
	ACCELERATED
	RESTRICTED	VALUE [2]
NAME	SHARE UNITS [1]	[$]
George A. Cope	547,753	15,884,851
Siim A. Vanaselja	182,585	5,294,971
Kevin W. Crull	219,102	6,353,959
Stéphane Boisvert	219,102	6,353,959
Wade Oosterman	219,102	6,353,959

[1]	Includes January 15, 2010 dividend-like credits as the dividend record date was December 15, 2009.

[2]	Using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2009 of $29.00.

Change in control provisions applicable to stock options

If there is a change in control of BCE and the employment of an option holder who is employed by BCE or one of its business units, such as Bell Canada, is terminated within 18 months of the change in control for a reason other than for cause, or if the option holder terminates his or her employment for good reason[1], his or her unvested options can be exercised for a period of 90 days from the date of termination, or for a longer period that the MRCC may determine.

A change in control occurs when:

•	another party acquires 50% or more of the outstanding securities of a class of voting or equity securities of BCE,
•	the composition of a majority of the BCE’s Board changes for a reason such as a dissident proxy solicitation,
•	BCE’s shareholders approve plans or agreements for disposing of all or substantially all of BCE’s assets, liquidating or dissolving BCE, or in certain cases, merging, consolidating or amalgamating BCE, or
•	the MRCC determines that an event is a change in control.

Change in control or partial change in control of Bell Canada or a designated entity

Unvested options of an option holder who is employed in one of BCE’s business units, such as Bell Canada or another subsidiary that the MRCC identifies as a “designated business unit,” will become exercisable if:

•	BCE’s interest in the business unit or subsidiary falls below 50% but remains at least 20%, and
•	the option holder’s employment is terminated within 18 months of the reduction for a reason other than for cause, or if the option holder terminates employment for good reason[1].

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

If BCE’s interest in a designated business unit falls below 20%, option holders who are employed in that business unit may exercise all of their unvested options effective upon the earlier of:

•	one year following the reduction in the interest, or
•	the day the option holder’s employment was terminated.

The option holder has up to 90 days from that day, or longer if the MRCC so determines, to exercise the options.

Below is the number of stock options for which vesting would have accelerated for our named executive officers had a change in control happened on December 31, 2009 and our named executive officers employment had been severed.

	NUMBER OF
	ACCELERATED	VALUE [1]
NAME	STOCK OPTIONS	[$]
George A. Cope	915,000	5,135,000
Siim A. Vanaselja	55,000	0
Kevin W. Crull	65,000	0
Stéphane Boisvert	65,000	0
Wade Oosterman	65,000	0

[1]	Using the closing price of a board lot of common shares of BCE on the Toronto Stock Exchange on December 31, 2009 of $29.00.

[1]  Good Reason is applicable only in the eighteen (18) months following a change in control if i) the executive is assigned duties inconsistent with his current position or ii) there is a material reduction in the executive’s compensation or iii) by relocation of the executive’s principal workplace without his consent to a location more that fifty (50) kilometers’ distant from its current location.

54  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Interest of informed persons in material transactions

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction since the commencement of our most recently completed financial year or in any proposed transaction that has materially affected us or is reasonably expected to materially affect us.

      Other important information

PERSONAL LOANS TO DIRECTORS AND OFFICERS

The Corporation and its subsidiaries have not granted loans or extended credit to any current or nominated directors or executive officers or to individuals who have held these positions during the last fiscal year, or to any of their associates, and to this extent we are compliant with the prohibition under the Sarbanes-Oxley Act.

CANADIAN OWNERSHIP AND CONTROL REGULATIONS

Since 1993, the Telecommunications Act and associated regulations (Telecom Regulations) have governed Canadian ownership and control of Canadian telecommunications carriers. Bell Canada and other affiliates of BCE that are Canadian carriers are subject to this Act.

Under the Telecommunications Act, in order for a corporation to operate as a Canadian common carrier, the following conditions have to be met:

•	Canadians own at least 80% of its voting shares
•	at least 80% of the members of the carrier company’s board of directors are Canadians
•	the carrier company is not controlled by non-Canadians.

In addition, where a parent company owns at least 66 2/3 % of voting shares of the carrier company (Carrier holding company), the Carrier holding company must have at least 66 2/3 % of its voting shares owned by Canadians and must not be controlled by non-Canadians. BCE is a Carrier holding company. The Telecom Regulations give certain powers to the CRTC and to Canadian carriers and Carrier holding companies to monitor and control the level of non-Canadian ownership of voting shares to ensure compliance with the Telecommunications Act. Accordingly, BCE, which controls Bell Canada and other Canadian carriers, must satisfy the following conditions:

•	Canadians own at least 66 2/3 % of its voting shares, and
•	It is not controlled by non-Canadians.

The powers under the Telecom Regulations include the right to:

•	suspend the voting rights attached to shares considered to be owned or controlled by non-Canadians
•	refuse to register a transfer of voting shares to a non-Canadian
•	force a non-Canadian to sell his or her voting shares, and
•	suspend the voting rights attached to that person’s shares, if that person’s holdings would affect our status as “Canadian” under the Act.

However, in our case, there is an additional control restriction under the Bell Canada Act. Prior approval by the CRTC is necessary for any sale or other disposal of Bell Canada’s voting shares unless we retain at least 80% of all Bell Canada voting shares.

Similarly, the Canadian ownership rules for broadcasting licensees, such as Bell ExpressVu Limited Partnership, are generally in line with the rules for Canadian common carriers by restricting allowable foreign investments in voting shares at the licensee operating company level to a maximum of 20% and at the holding company level to a maximum of 33 1/3%. The CRTC is precluded under a direction issued under the Broadcasting Act from issuing, amending or reviewing a broadcasting license of an applicant that does not satisfy these Canadian ownership criteria.

Cultural concerns over increased foreign control of broadcasting activities lie behind an additional restriction that prevents the holding company of a broadcast licensee that exceeds the former 20% limit (or its directors) from exercising control or influence over any programming decisions of a subsidiary licensee. In line with CRTC practice, programming committees have been established within the relevant subsidiary licensees, thereby allowing foreign investment in voting shares of BCE to reach the maximum of 33 1/3%.

The percentage of non-Canadian ownership of BCE common shares was approximately 19% at December 31, 2009. We monitor and periodically report on the level of non-Canadian ownership of our common shares.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  55

      How to request more information

DOCUMENTS YOU CAN REQUEST

You can ask us for a copy of the following documents at no charge:

•	our most recent annual report, which includes our comparative financial statements and MD&A for the most recently completed financial year, together with the accompanying auditors’ report
•	any interim financial statements that were filed after the financial statements for our most recently completed financial year
•	our MD&A for the interim financial statements
•	the Circular for our most recent annual shareholder meeting
•	our most recent AIF, together with any document, or the relevant pages of any document, incorporated by reference into it.

Please write to the Corporate Secretary’s Office or the Investor Relations Group at 1, Carrefour Alexandre Graham Bell, Building A, 6th floor, Verdun, Québec, Canada H3E 3B3 or call 1-800-339-6353.

These documents are also available on our website at www.bce.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All of our news releases are also available on our website.

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent, Kingsdale Shareholders Services, at: 1-866-581-0508.

RECEIVING INFORMATION
ELECTRONICALLY IS FASTER,
CLEANER AND CHEAPER

You can choose to receive electronically all of our corporate documents, such as future Circulars and annual reports. We will send you an e-mail telling you when they are available on our website.

FASTER — RECEIVE YOUR DOCUMENTS EARLIER

CLEANER — SAVE TREES, ENERGY AND WATER, AND REDUCE AIR EMISSIONS

CHEAPER — REDUCE YOUR COMPANY’S PRINTING AND POSTAGE COSTS

To sign up, go to our website at www.bce.ca, click on the banner “2010 Annual General Shareholder Meeting” and then the “Vote Online” link. You will need your holder account number and 15-digit control number (for registered shareholders) or your 12-digit control number (for non-registered shareholders), which you will find on the information sheet attached to your proxy form or on your voting instruction form.

If you do not sign up for this service, we will continue to send you these documents by mail, unless you tell us otherwise on your proxy form or voting instruction form.

      Shareholder proposals for our 2011 annual meeting

We will consider proposals from shareholders to include as items in the management proxy circular for our 2011 annual shareholder meeting. Please send your proposals to us by December 10, 2010.

56  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Schedule A — Statement of corporate governance practices

BOARD OF DIRECTORS

The Board has overall responsibility for the supervision of the management of BCE’s business in our best interests. In exercising this responsibility, the Board must act in accordance with a number of rules and standards, including:

•	the Canada Business Corporations Act
•	the Bell Canada Act
•	other laws that apply to telecommunications companies
•	laws of general application
•	BCE’s articles and by-laws
•	BCE’s administrative resolution and the written charters of the Board and each of its committees
•	BCE’s Code of Business Conduct, Complaint Procedures for Accounting and Auditing Matters and other internal policies.

In 2009, the Board held seven regularly scheduled meetings and eight special meetings. At each meeting, the directors meet without management, that is, with only the independent directors. During 2009, each such in camera session was chaired by Mr. T.C. O’Neill, Chair of the Board of BCE, with the exception of the first meetings of 2009, which were chaired by Mr. R.J. Currie, until his retirement from the Board on February 17, 2009.

Role of the Board of Directors

The Board has approved its written mandate, which is attached as Schedule C to this Circular. The mandate can also be found in the governance section of our website at www.bce.ca. Some of the duties and responsibilities of the Board are first reviewed and recommended by the appropriate committee and then submitted to the full Board for its consideration and approval.

The Board also established an administrative procedure which sets out rules governing the approval of transactions carried out in the ordinary course of our operations. These rules also provide for the delegation of authority and the signing or execution of documents on behalf of BCE.

The Board and each committee may hire outside advisors at BCE’s expense. With the approval of the CGC, individual directors may also hire outside advisors.

Composition of the Board of Directors and nomination of directors

In terms of the composition of BCE’s Board, the objective is to have a sufficient range of skills, expertise and experience to ensure that the Board can carry out its responsibilities effectively. Directors are chosen for their ability to contribute to the broad range of issues with which the Board routinely deals.

The Board reviews each director’s contribution and determines whether the Board’s size allows it to function efficiently and effectively. The Board believes that a board of director composed of 12 members promotes effectiveness and efficiency.

The CGC receives suggestions for Board candidates from individual board members, the President and Chief Executive Officer, shareholders and professional search organizations. On a regular basis, the CGC reviews the current profile of the Board, including average age and tenure of individual directors and the representation of various areas of expertise, experience and diversity.

The Board strives to achieve a balance between the need to have a depth of institutional experience from its members on the one hand and the need for renewal and new perspectives on the other hand. In 2009, the Board reviewed its directors tenure policy and agreed not to impose an arbitrary retirement age limit, but with respect to term limit, it agreed to establish as guidelines that directors serve up to a maximum term of 10 years, assuming they are re-elected annually and meet applicable legal requirements. However, the Board, upon recommendation of the CGC, will be able to, in certain circumstances, extend a director’s initial 10-year term limit.

The CGC maintains an evergreen list of potential directors whose skills and expertise map the desired competency and experience requirements and whom the CGC recommends joining the Board if and when an opportunity arises.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  57

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Competency requirements

We maintain a “competency” matrix where directors indicate their expertise level in areas we think are required at the Board for a company like ours. Each director has to indicate the degree to which he/she believes they possess such competency on a scale from 1 to 4 (where 1 means none, 2- basic, 3- skilled and 4- expert). Please see About the nominated directors for individual lists of areas of expertise.

NUMBER OF DIRECTOR NOMINEES WITH
COMPETENCY	SKILLED OR EXPERT COMPETENCY
Telecommunications – senior executive experience in the Telecommunications industry	5

Technology – senior executive experience in the Technology industry	2

Retail / Customer Experience – senior executive experience in a mass consumer industry	4

Accounting & Finance – senior executive experience in financial accounting and reporting, and corporate finance. Very familiar with internal financial controls, GAAP, US GAAP and IFRS	5

Investment Banking – vast experience in investment banking	5

Mergers & Acquisitions – vast experience in major transactions involving publicly listed companies	12

Government and Regulatory Affairs – experience in, or strong understanding of, the workings of government and public policy in Canada	7

Management/CEO – experience working as a CEO of a large publicly listed company or large organization or other senior executive experience driving strategic direction and leading growth	12

Independence of the Board of Directors

It is the Board’s policy that at least a majority of its members must be independent. Acting on the recommendation of the CGC, the Board is responsible for determining whether or not each director is independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with BCE. The Board analyzes all of the relationships each director has with BCE. To guide this analysis, the Board has adopted director independence standards. These standards are consistent with National Instrument 58-201 — Corporate Governance Guidelines and the New York Stock Exchange governance rules and can be found in Schedule B to this circular and in the governance section of our website at www.bce.ca. In general, a director who meets these standards and who does not otherwise have a material relationship with BCE would be considered independent under such rules. Information concerning the relationships each director has with BCE is collected through the following sources: directors’ responses to our annual Directors & Officers questionnaires, biographical information of directors, and our internal corporate records.

Evaluating the relationships of each director with BCE against the independence standards outlined above, the Board determined that each of BCE’s nominees (with the exception of BCE’s President and Chief Executive Officer, Mr. G.A. Cope) does not have a material relationship with BCE and is considered to be independent under National Instrument 58-201 — Corporate Governance Guidelines and the New York Stock Exchange governance rules. As an officer of BCE, Mr. Cope is not considered to be independent under these rules.

In the course of the Board’s determination regarding independence, it considered any relevant transactions, relationships and arrangements as required by our independence standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•	each of Messrs. B.M. Levitt and E.C. Lumley and Ms. S. Brochu, the annual amount of billings to BCE by the company or firm where they currently serve as an executive officer, and purchases by that firm from BCE or Bell Canada, and determined that the amount of sales and the amount of purchases in each of the last three fiscal years, did not exceed the greater of U.S. $1 million or 2% of such company’s or firm’s consolidated gross revenues;

58  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In addition, with respect to each of the non-management directors, the Board considered the amount of BCE’s discretionary charitable contributions within the preceding three years to charitable organizations where our non-management directors serve as executive officers, directors or trustees, as applicable, and determined that none of such contributions constituted more than the greater of (i) U.S. $1 million and (ii) 2% of any charitable organizations’ consolidated gross revenues in each of the preceding three fiscal years.

All members of the Audit Committee, MRCC and CGC must be independent as defined by BCE’s director independence standards. Members of the Audit Committee must also satisfy a more stringent independence requirement pursuant to related SEC Rules, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from BCE or any of its subsidiaries other than their directors’ compensation. The Board has determined that all members of the Audit Committee, MRCC and CGC are independent and that members of the Audit Committee satisfy this more stringent independence requirement.

Chair of the Board of Directors

BCE’s by-laws provide that directors may determine from time to time whether the Chair should be an officer of BCE or should act solely in a non-executive capacity. Should they decide that the Chair should be an officer acting in an executive capacity, the Board must designate one of its members as the “lead director,” who is responsible for ensuring that the Board can function independently of management.

For the past several years, the Board has decided that the Chair should be separate from management. Mr. R.J. Currie served as Chair until his retirement from the Board on February 17, 2009. Since that time, Mr. T.C. O’Neill has served as Chair of the Board. Mr. Currie was not, and Mr. O’Neill is not an executive officer of BCE, and each was, or is, considered independent under our director independence standards which are consistent with National Instrument 58-201 — Corporate Governance Guidelines and the New York Stock Exchange governance rules.

The detailed mandate of the Board Chair is included in the mandate of the Board, which can be found in Schedule C to this Circular and in the governance section of our website at www.bce.ca.

Expectations and personal commitments of directors

The Board expects all of its members to comply with BCE’s Statement of Corporate Governance Principles & Guidelines. Members are also expected to comply with BCE’s policies that apply to directors and the various Board procedures and practices. These procedures include the declaration of interest and changes in principal occupation (see below for details), the conflict of interest guidelines (see below for details), the share ownership guidelines (see Directors’ compensation for details) and the Code of Business Conduct (see below under Ethical business conduct for details). The Board also expects all of its members to demonstrate beyond reproach personal and professional characteristics. These characteristics include high ethical standards and integrity, leadership, financial literacy and current fluency in their own field of expertise.

The Board further expects all of its members to make meaningful commitments during their time as directors of BCE. Each director is expected to participate in the director orientation program and in continuing education and development programs. They are expected to develop and expand a broad, current knowledge of the nature and operation of our major businesses. Similarly, all members are expected to commit the necessary time required to be an effective and fully contributing member of the Board and of each Board committee on which they serve. In this regard, the Board recommends that directors limit the number of boards of directors on which they serve to no more than six public company boards.

The CGC is also responsible for administering BCE’s policy on directors’ attendance at meetings of the Board and its committees. Under this policy, the Corporate Secretary must report to the CGC any director who did not attend at least 75% of the combined Board and committee meetings held in the year.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  59

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following table indicates the attendance of our current directors at Board and Committee meetings during 2009:

					CORPORATE
	BOARD		AUDIT		GOVERNANCE		MRCC		PENSION		TOTAL
B.K. Allen	8/9		—		2/2		4/4		—		93%

A. Bérard	11/15		4/5		5/6		—		—		77%

R.A. Brenneman	14/15		—		—		7/7		3/3		96%

R.E. Brown	9/9		—		2/2 (Chair	)	—		2/2		100%

G.A. Cope [1]	15/15		—		—		—		—		100%

A.S. Fell	13/15		3/5		—		7/7		—		85%

D.S. Kaufman	14/15		—		6/6		—		—		95%

B.M. Levitt	12/15		—		—		4/4 (Chair	)	3/3		86%

E.C. Lumley	14/15		—		4/4		—		2/2		95%

T.C. O’Neill [2]	15/15 (Chair	)	3/3		—		—		—		100%

P.M. Tellier	14/15		—		—		3/3		5/5 (Chair	)	96%

P.R. Weiss	9/9		2/2 (Chair	)	—		—		2/2		100%

V.L. Young	15/15		5/5		—		—		5/5		100%

[1]	As President and Chief Executive Officer of the Corporation, Mr. Cope is not a member of any Committee of the Board.

[2]	As Chair of the Board of the Corporation, Mr. O’Neill is not a member of any Committee of the Board. He was however a member and Chair of the Audit Committee until the election to the Board of Mr. Weiss on May 7, 2009.

Directors must follow the procedure for declaration of interest and changes in their principal occupation. The procedure is designed to enable the CGC to be notified in a timely fashion of any change in a director’s external directorships and principal occupation, and to permit the CGC to review and consider any possible effect of such a change on the suitability of that director’s continued service as a member of the Board. This procedure also states that directors are expected to tender their resignation upon a change in their principal occupation, which only becomes effective when it is accepted by the Board upon the recommendation of the CGC. In 2009, two of our directors changed their principal occupation. Mr. R.A. Brenneman retired as President and Chief Executive Officer of Petro-Canada and Mr. R.E. Brown retired as President and Chief Executive Officer of CAE Inc. The CGC carefully reviewed these changes in principal occupation and unanimously recommended that the Board not accept Messrs. Brenneman’s and Brown’s respective resignation, as the CGC considered their respective change in principal occupation was not affecting their continuing suitability to serve as a director of the Corporation. The Board concurred with the CGC’s recommendation.

BCE’s conflict of interest guidelines for directors set out how conflict situations will be managed during a Board meeting. If a director is deemed to have a conflict of interest because of an interest in a party to a proposed contract or transaction with BCE, then a specific “declaration of interest” is noted in the minutes of the meeting. As well, the conflicted director must abstain from voting on the matter. Depending on circumstances, the director may also withdraw from the meeting while the Board deliberates. This procedure is followed on an “as-required” basis.

60  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Orientation and continuing education

New directors are given the opportunity to individually meet with members of senior management to aid in their understanding of our businesses. The CGC assists new directors in becoming acquainted with BCE and its governance processes and encourages continuing education opportunities for all members of the Board.

We provide to new and existing directors a comprehensive reference manual containing information with respect to: all key corporate and Board policies, including the Code of Business Conduct; the structure and responsibilities of the Board and its committees; the legal duties and liabilities of directors; and BCE’s articles and by-laws.

All directors have regular access to senior management to discuss Board presentations and other matters of interest. We also give directors the opportunity to enhance their understanding of our operations and the telecommunications industry through various site visits or pairing for one day with field technicians.

The Board has adopted guidelines with respect to directors’ attendance at external continuing education programs under which BCE reimburses the costs of attendance, and we encourage our directors to attend conferences, seminars or courses, whether they be industry-specific to BCE or whether relevant to fulfill their role as a director. In recognition of the rapidly changing technology and competitive environment in our business, the Board at regularly scheduled meetings requires management to provide an in-depth review of the business segments in which we operate, as well as our industry in general.

We have also listed below samples of different training sessions attended by our directors in 2009, both internally and externally.

Sample of internal sessions

–	Quarterly IFRS updates to Audit Committee members
–	Training session on the impact of IFRS on the Corporation’s financial statements to Audit Committee member and Board members
–	Quarterly Securities and Governance updates to CGC members
–	Various “Say on Pay” updates to CGC and MRCC members
–	The following “on-site” sessions attended by various Board members:

–	call center visits
–	“Truck-rolls” with field technicians, and
–	Network central office visits

Sample of external sessions

–	Our directors were often lecturers at the Institute of Corporate Directors
–	The following sessions attended by various Board members:

–	Deloitte&Touche LLP training on IFRS
–	Hugessen Consulting training on executive compensation
–	Canadian Institute of Chartered Accountants training on risk management, and
–	Harvard Business School-Board leadership workshop

Board of Directors’ assessments

As part of its charter, the CGC develops and oversees a process to enable each director to assess the effectiveness and performance of the Board and its Chair, the Board committees and their respective Chairs and themselves as a member of the Board. For 2009, the assessment process was conducted through written questionnaires and one-on-one meetings. Each director completed a set of questionnaires aimed at evaluating their own performance as a member of the Board, their assessment of the performance of the Board as a whole and its Chair, as well as the performance of each Board committee on which they serve and their respective Chair. Results were reviewed on an anonymous basis by each of the Chair of the Board and the Chair of the CGC. Each director then met with the Chair of the Board and the Chair of the CGC to review the results of the questionnaires. Following this process, an in camera session of the Board was held, at which the Board discussed and reviewed feedback from the questionnaires and the one-on-one meetings and considered the appropriateness of any modifications or enhancements to the effective performance of the Board, its committees, the Chair of the Board, the respective Chairs of the Board committees and individual directors.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  61

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

COMMITTEES OF THE BOARD OF DIRECTORS

There are four standing committees of the Board: the Audit Committee, the CGC, the MRCC and the PFC. It is BCE’s policy that each of the Audit Committee, the MRCC and the CGC must be comprised solely of independent directors. As well, none of the members of the Audit Committee has directly or indirectly accepted any consulting, advisory or other compensatory fee from BCE, other than ordinary director fees. The Board has concluded that all of the directors who served as members of the Audit Committee, the MRCC and CGC during 2009 are independent under our director independence standards and that members of the Audit Committee meet the more stringent Audit Committee independence tests under National Instrument 52-110 — Audit Committees and the New York Stock Exchange governance rules.

ALL MEMBERS
COMMITTEE	MEMBERS IN 2009	INDEPENDENT?	NUMBER OF MEETINGS HELD IN 2009

Audit	P.R. Weiss (Chair) (since May 7, 2009) A. Bérard A.S. Fell V.L. Young J. Maxwell (until February 17, 2009) T.C. O’Neill (until May 7, 2009)	Yes	5

Corporate governance	R.E. Brown (Chair) (since May 7, 2009)
B.K. Allen (since May 7, 2009)
A. Bérard
D. Soble Kaufman
E.C. Lumley (until May 7, 2009)
J.H. McArthur (until February 17, 2009)
	J.A. Pattison (until May 7, 2009)	Yes	6 (including 2 special meetings)

Management resources and compensation	B.M. Levitt (Chair) (since May 7, 2009)
B.K. Allen (since May 7, 2009)
R.A. Brenneman
A.S. Fell
J.H. McArthur (until February 17, 2009)
R.C. Pozen (until February 17, 2009)
	P.M. Tellier (until May 7, 2009)	Yes	7 (including 2 special meetings)

Pension fund	P.M. Tellier (Chair) (since May 7, 2009)
R.E. Brown (since May 7, 2009)
E.C. Lumley (since May 7, 2009)
P.R. Weiss (since May 7, 2009)
V.L. Young
R.A. Brenneman (until May 7, 2009)
B.M. Levitt (until May 7, 2009)
	R.C. Pozen (until February 17, 2009)	Yes	5 (including 2 special meetings)

The complete charter of each Board committee can be found in the governance section of our website at www.bce.ca and the Audit Committee charter is also attached as Schedule 1A to BCE’s annual information form for the year ended December 31, 2009.

As well, the position description of the committee Chairs is detailed in the corresponding committee charter. At each regularly scheduled Board meeting, each committee of the Board, through the committee Chair, provides a report to the Board on its activities.

62  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Audit Committee

The purpose of the Audit Committee is to assist the Board in its oversight of:

•	the integrity of BCE’s financial statements and related information
•	BCE’s compliance with applicable legal and regulatory requirements

•	the independence, qualifications and appointment of the external auditor
•	the performance of both the external and internal auditors, and
•	management’s responsibility for assessing and reporting on the effectiveness of internal controls and reporting on risk management.

RELEVANT EDUCATION AND EXPERIENCE
P.R. Weiss, FCA (Chair) (since May 7, 2009)	Mr. Weiss has been a director on the BCE Inc. Board since May 2009 and became Chair of the Audit Committee on May 7, 2009. Mr. Weiss is director and Audit Committee Chair at Torstar Corporation and ING Bank of Canada and a director of Empire Life Insurance Company. He is Chair of the Board of Directors of Soulpepper Theatre Company, past Chair and a director of Toronto Rehab Foundation, and a director of Niagara International Music Festival. For over 40 years, until his retirement in 2008, he was with KPMG Canada. He served as Managing Partner of the Canadian Audit Practice, a member of KPMG Canada’s Management Committee, and a member of the International Global Audit Steering Group. Mr. Weiss holds a Bachelor of Commerce degree from Carleton University.

A. Bérard, O.C.	Mr. Bérard has been a director on the BCE Board since January 2003. Mr. Bérard was Chair of the Board of National Bank of Canada (chartered bank) from 2002 to March 2004, and Chair of the Board and Chief Executive Officer of National Bank of Canada from 1990 to March 2002. He holds a Fellows Diploma of the Institute of Canadian Bankers and was Chair of the Executive Council of the Canadian Bankers’ Association from 1986 to 1988. He was appointed an Officer of the Order of Canada in 1995.

A.S. Fell, O.C.	Mr. Fell has been a director on the BCE Board since January 2002. Mr. Fell is a former Deputy Chairman of Royal Bank of Canada. He was with RBC Capital Markets (investment bank) and predecessor companies for 48 years including 18 years as Chief Executive Officer and a further 8 years as Chairman until his retirement in 2007. Mr. Fell is a past Chairman of the Investment Dealers Association of Canada and a past Governor of the Toronto Stock Exchange. Mr. Fell is also a past Chairman of the University Health Network, the United Way Campaign for Metropolitan Toronto, the Princess Margaret Hospital Capital Campaign and is a past Governor of the Duke of Edinburgh’s Award Program in Canada, St. Andrew’s College and the Ontario Division of the Canadian Arthritis Society. Mr. Fell was appointed an Officer of the Order of Canada in 2001 and received an Honorary Doctor of Laws Degree from McMaster University in 2001 and from the University of Toronto in 2006.

V.L. Young, O.C.	Mr. Young has been a director on the BCE Board since May 1995. Mr. Young was Chairman and Chief Executive Officer of Fishery Products International Inc. (vertically integrated seafood company) from 1984 to 2001. He is also a director of RBC Dexia Investor Services Trust (institutional investor services company) and McCain Foods Limited (food distribution, retail and production company). In 1996, he was appointed an Officer of the Order of Canada and was awarded an honorary doctorate from Memorial University in Newfoundland and Labrador. In 2007 he was named a Fellow of the Institute of Corporate Directors.

T.C. O’Neill, FCA (member until May 7, 2009)	Mr. O’Neill has been a director on the BCE Board since January 2003 and was also Chair of the Audit Committee until May 7, 2009. Mr. O’Neil was Chief Executive Officer of PricewaterhouseCoopers Consulting (provider of management consulting and technology services) from January 2002 to May 2002 and then Chair of the Board from May 2002 to October 2002. Mr. O’Neill is a former Vice-Chair of the Board of Trustees of Queen’s University and a past member of the Advisory Council of Queen’s University School of Business. Mr. O’Neill graduated from Queen’s University with a BComm and is a chartered accountant. Mr. O’Neill received an Honorary LLD from Queen’s University and is a Fellow of the Institute of
Corporate Directors.

J. Maxwell (member until her retirement from the Board on February 17, 2009)	Ms. Maxwell was a director on the BCE Board until February 2009. She is currently a research fellow of the Canadian Policy Research Networks Inc. (since January 2006) and served as President from 1995 until January 2006. Prior to this appointment, she was Associate Director of the School of Political Studies at Queen’s University. She acted as Chair of the Economic Council of Canada from 1985 to 1992. Prior to 1985, Ms. Maxwell worked as a consultant and as Director of Policy Studies at the C.D. Howe Institute.

Please refer to Audit Committee report for a complete description of such committee.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  63

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance committee

The purpose of the corporate governance committee is to assist the Board in:

•	developing and implementing BCE’s corporate governance guidelines
•	identifying individuals qualified to become members of the Board
•	determining the composition of the Board and its committees
•	determining the directors’ remuneration for Board and committee service
•	developing and overseeing a process to assess the Chair of the Board, the Board, committees of the Board, Chairs of committees, and individual directors, and
•	reviewing and recommending for Board approval and BCE’s policies concerning business conduct, ethics, public disclosure of material information and other matters.

Please refer to Corporate governance committee report for a complete description of such committee.

Management resources and compensation committee

The purpose of the management resources and compensation committee is to:

•	assist the Board in its oversight responsibilities concerning compensation, nomination, evaluation and succession of officers and other management personnel, and
•	oversee BCE’s health and safety policies and practices.

Please refer to Management resources and compensation committee report for a complete description of such committee. Please refer to Compensation discussion & analysis for a description of fees paid to external independent compensation advisors in 2009.

Pension fund committee

The purpose of the pension fund committee is to assist the Board in its oversight responsibilities related to:

•	the administration, funding and investment of BCE’s pension plans and fund, and
•	the unitized pooled fund sponsored by BCE for the collective investment of the fund and the participant subsidiaries’ pension funds.

Please refer to Pension fund committee report for a complete description of such committee.

CHIEF EXECUTIVE OFFICER

BCE’s Chief Executive Officer has primary responsibility for the management of the business and affairs of BCE. As such, the Chief Executive Officer, subject to the Board’s approval, develops BCE’s strategic and operational orientation. In so doing, the Chief Executive Officer provides leadership and vision for the effective overall management, profitability and growth of BCE, and for increasing shareholder value and ensuring compliance with policies adopted by the Board. The Chief Executive Officer is directly accountable to the Board for all of BCE’s activities. The Board approved a written position description for the Chief Executive Officer, a copy of which is attached at Schedule D to this Circular and is also available in the governance section of our website at www.bce.ca.

SHAREHOLDER ENGAGEMENT

The Board remains committed to engaging actively with the shareholders of the Corporation. Meetings are held regularly between our executive officers and institutional shareholders. On a quarterly basis, we hold a conference call with the investment community to review the financial and operating results of the quarter. We also hold an annual “Analyst Meeting,” usually in early February, with financial analysts and institutional investors where we present our financial outlook for the upcoming year and provide an overview of our business operations and strategies. Our executive officers and other members of the senior management team are regularly invited to speak at broker-sponsored industry investor conferences, which are accessible to our shareholders via webcasts on our website at www.bce.ca. Our Investor Relations department is committed to meeting with brokers and actively engages with retail shareholders to address any shareholder-related concerns and to provide information on the Corporation. On an ad hoc basis, either the Chair of the Board, the Chair of the CGC or the Chair of the MRCC and members of management meet with shareholder advocacy groups (for example the Canadian Coalition for Good Governance or the Mouvement d’Éducation et de Défense des Actionnaires) to discuss governance issues.

We have in place various means of communications for receiving feedback from interested parties. We have a toll-free number for shareholder inquiries (1-888-932-6666) and for investor and general inquiries (1-800-339-6353). Shareholders and other interested parties may also communicate with the Board and its Chair by contacting the Corporate Secretary’s Office at corporate.secretariat@bell.ca or by calling 514-786-8424. For any complaints and/or concerns with respect to BCE’s accounting, internal accounting controls or auditing matters, interested parties should consult our Complaint Procedures for Accounting and Auditing Matters on our website at www.bce.ca.

64  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

For the first time, our shareholders will be asked this year to consider and approve an advisory resolution on our approach to executive compensation. The Board, the MRCC and management will continue existing practices discussed above regarding shareholder discussion and engagement. The Board and the MRCC will continue to review and consider all shareholder feedback related to executive compensation matters. To facilitate questions and comments from shareholders the following means of communications are available:

•	communicating with the MRCC by mail: BCE Inc. c/o Chair of the management resources and compensation committee, 1 Carrefour Alexandre Graham Bell, Building A7, Verdun, QC H3E 3B3, or by email: corporate.secretariat@bell.ca
•	using our webtool, accessible through our website at www.bce.ca under the banner “2010 Annual General Meeting of Shareholders” and then following the instructions on screen, or
•	calling us at 1-800-339-6353 (service in both French and English).

The Corporation will review all correspondence received and will periodically post a summary of comments received together with our responses on our website, accessible through www.bce.ca under the banner “2010 Annual General Meeting of Shareholders”.

Also, the MRCC and the Board will review and analyze the results of the advisory vote on our approach to executive compensation and will take into consideration such results when reviewing executive compensation philosophy, policies and programs.

The Board confirms that our current practices achieve substantially the same results as the CCGG’s Model Shareholder Engagement and “Say on Pay” Policy for Boards of Directors released in January 2010.

ETHICAL BUSINESS CONDUCT

The Executive Vice-President and Chief Legal & Regulatory Officer of BCE provides regular reports to the CGC and the Audit Committee with respect to our ethics program and our oversight of corporate policies across BCE.

BCE’s Executive Vice-President and Chief Legal & Regulatory Officer has overall responsibility for (among other things):

•	the oversight of BCE’s ethics program, including the Code of Business Conduct and ethics training
•	our anonymous 24/7 Employee Help Line that assists employees with any ethical issues and reporting of issues relating to questionable accounting, internal controls, auditing matters or corporate fraud, and
•	the oversight of BCE’s corporate policy management framework designed to improve employee awareness and access to some of the core corporate policies and business unit-specific practices, processes and procedures.

Corporate policies

The most significant corporate-wide policies with respect to business ethics are the Code of Business Conduct, the Complaint Procedures for Accounting and Auditing Matters, the Disclosure Policy and the Auditor Independence Policy. These policies are available in the governance section of our website at www.bce.ca.

Code of Business Conduct

Our Code of Business Conduct provides various rules and guidelines for ethical behaviour based on BCE’s values, applicable laws and regulations and corporate policies. The Code of Business Conduct applies to all employees, officers and directors. In recognition of the important role of the directors and senior management personnel in demonstrating their commitment to and support of BCE’s ethics program, as embodied in the values and rules set out in the Code of Business Conduct, the Board requires all directors, officers and vice-presidents to certify annually their compliance with the Code of Business Conduct. This certification also confirms their express support for the setting of standards to discourage wrongdoing and to promote honest and ethical conduct throughout the organization.

Our shareholders, customers and suppliers expect honest and ethical conduct in all aspects of our business. Accordingly, we require that employees, officers and directors certify that they have reviewed and understood the Code of Business Conduct. In addition, all new employees are required to complete an online training course on the Code of Business Conduct within the first few weeks of being hired.

Employees must also report to their manager any real or potential conflict of interest and, as required, provide written disclosure of such conflict to the Corporate Secretary. In addition to the requirements to comply with the conflict of interest guidelines and procedures set out in the Code of Business Conduct, all employees are required to disclose to the Corporate Secretary any potential or actual conflicts of interest. The Corporate Secretary is responsible for managing and resolving conflict of interest issues of employees.

BCE considers it vital that employees have the most effective tools to pose questions or raise issues concerning any ethical dilemma. Our Employee Help Line can be accessed online on a completely anonymous and confidential 24/7 basis, to pose questions or report concerns relating to issues under the Code of Business Conduct. This system is administered by an independent outside firm specializing in the field. This system also provides employees a means to track the progress of their enquiries online, responds to requests for additional information (when required) and provides BCE with an auditable record of issues raised.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  65

SCHEDULE A — STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Complaint procedures for accounting and auditing matters

Please refer to Audit Committee report for a complete description of such procedures.

Disclosure policy

The Board periodically approves policies for communicating with our various stakeholders, including shareholders, employees, financial analysts, governments and regulatory authorities, the media and the Canadian and international communities. The disclosure policy was adopted to govern our communications to the investment community, the media and the general public. This policy was designed to assist us in ensuring that our communications are timely, accurate and broadly disseminated according to the laws that apply to us. The policy establishes guidelines for the verification of the accuracy and completeness of information disclosed publicly and other guidelines dealing with various matters, including material information, news releases, conference calls and webcasts, electronic communications and rumours.

Auditor independence policy

Please refer to Audit Committee report for a complete description of such policy.

Oversight and reports

The Board is responsible for ensuring that BCE’s management creates and supports a culture in which ethical business conduct is recognized, valued and exemplified throughout the organization. The Board must also satisfy itself as to the integrity of the Chief Executive Officer, other corporate officers and senior management. Both the CGC and the Audit Committee support the Board in its oversight of BCE’s ethics program. The CGC has the responsibility for the content of the policies discussed above, while the Audit Committee has the oversight responsibility for compliance with these policies.

The Audit Committee receives a quarterly report prepared by the head of Internal Audit providing details of the complaints received in respect of accounting and auditing matters. This report also details the status of investigations and any follow-up action required.

The Chair of the Audit Committee is notified by either the Executive Vice-President and Chief Legal & Regulatory Officer or the head of Internal Audit of any complaints that relate to accounting, internal controls, auditing matters or corporate fraud. The results of any investigation or follow-up action are provided to the Audit Committee.

Governance disclosure

The following documents, which we have made reference throughout this Circular, are available on our website at www.bce.ca:

•	the Charter of the Board of Directors, as well as of each of its committees, including the Position Description of their respective Chairs
•	the Position Description of the President and Chief Executive Officer of the Corporation
•	our Director Independence Standards
•	our key Corporate Policies, including our Code of Business Conduct
•	a summary of the differences between the NYSE Rules and BCE’s Corporate Governance Practices
•	this statement of Corporate Governance Practices

To obtain a printed version of any of these documents free of charge, please write to the Corporate Secretary’s Office at 1 Carrefour Alexandre-Graham-Bell, Building A, 7th floor, Verdun, Québec, Canada H3E 3B3 or call 1-800-339-6353.

66  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Schedule B — Director Independence Standards

The board of directors is responsible for determining whether or not each director is independent within the meaning of the Canadian Securities Administrators national Instrument 58-101 (Disclosure of Corporate Governance Practices) and National Policy 58-201 (Corporate Governance Guidelines) (collectively, the “CSA Rules”) and the New York Stock Exchange corporate governance rules, as amended (the “NYSE Rules”). To achieve this, the board analyzes all of the relationships each director has with BCE and its subsidiaries. To assist in this analysis, the board adopted the following independence standards. In general, a director who meets these standards, and who does not otherwise have a material relationship (direct or indirect) [1][1] with BCE and its subsidiaries, would be considered independent under the CSA Rules and NYSE Rules.

The board shall determine whether each director is independent on an annual basis at the time the board approves director nominees for inclusion in the management proxy circular, identify each independent director, and disclose the basis for that determination. This process will also apply at such time as a director joins the board between annual meetings. Each director who has been determined to be independent shall notify the Chair of the Corporate Governance Committee, as soon as reasonably practicable, in the event that such director’s personal circumstances change in a manner that may affect the board’s determination of whether such director is independent.

A director will not be considered independent if:

(A) 1.	the director is, or has been within the last three years, an employee or executive officer of BCE [2], other than employment as an interim chief executive officer

2.	an immediate family member [3][3] of the director is, or has been within the last three years, an executive officer of BCE, other than employment as an interim chief executive officer

(B) 1.	the director (or an immediate family member employed as an executive officer) received more than $75,000 during any 12-month period within the last three years in direct compensation from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service, and (b) compensation for acting as an interim chief executive officer or a part-time chair or vice-chair of the board or any board committee

(C) 1.	the director (or an immediate family member) is a current partner of a firm that is BCE’s internal or external auditor; or

2.	the director is a current employee of such a firm; or

3.	the director has an immediate family member who is a current employee of such a firm and personally works on BCE’s audit; or
4.	the director (or an immediate family member) was within the last three years a partner or employee of such a firm and personally worked on BCE’s audit within that time

(D) 1.	the director (or an immediate family member) is, or has been within the last three years, employed as an executive officer of another company where any of BCE’s present executives at the same time serves or served on that company’s compensation committee
(E) 1.	the director is a current employee of a company [4][4] that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

2.	an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, BCE for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S. $1 million or 2% of such company’s consolidated gross revenues

[1]  “material relationship” is a relationship which could, in the view of the board, be reasonably expected to interfere with the exercise of a director’s independent judgment.
[2]  For purposes of these standards, BCE includes BCE Inc. and its subsidiaries.
[3]  For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees of either the person or the person’s immediate family member) who shares such person’s home. However, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated, need not be considered.
[4]  For this subsection (E) only, contributions to tax exempt organizations shall not be considered payments.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  67

SCHEDULE B — DIRECTOR INDEPENDENCE STANDARDS

ADDITIONAL CONSIDERATIONS FOR AUDIT COMMITTEE MEMBERS

Only independent directors may be members of the Audit Committee. In addition, a director shall not serve on the Audit Committee if (1) the director is an affiliated person of BCE or (2) the director received, directly or indirectly, any consulting, advisory fees or other compensatory fee from BCE, other than (a) director and board committee fees and fixed amounts of compensation under a retirement plan or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and (b) compensation for acting as part-time chair or vice-chair of the board or any board committee.

Indirect acceptance of compensation includes payments to:

•	a spouse, minor children or stepchildren, or adult children or stepchildren sharing a home with the member of the Audit Committee, or
•	an entity (1) in which the member of the Audit Committee is a partner, member, officer such as a managing director occupying a comparable position, or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and (2) which provides accounting, consulting, legal, investment banking or financial advisory services to BCE.

68  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

  Schedule C — Board of Directors’ charter (including Board chair position description)

I.	Purpose

The Board of Directors (“Board”) of BCE Inc. (the “Corporation”) is responsible for the supervision of the management of the business and affairs of the Corporation.

II.	Duties and responsibilities of the board

In furtherance of its purpose, the Board assumes the following duties and responsibilities, some of which are initially reviewed and recommended by the applicable Committee of the Board to the full Board for approval:

A.	Strategy and budget

1.	Ensuring a strategic planning process is in place and approving, on at least an annual basis, a Business Plan which takes into account, among other things, the longer term opportunities and risks of the business;
2.	Approving the Corporation’s annual operating and capital budgets;
3.	Reviewing operating and financial performance results in relation to the Corporation’s Business Plan and budgets;

B.	Governance

1.	Developing the Corporation’s approach to, and disclosure of, corporate governance practices, including developing a “Statement of Corporate Governance Principles and Guidelines” setting out the Board’s expectations and responsibilities of individual Directors, including with respect to attendance at meetings of the Board and of committees of the Board and the commitment of time and energy expected;
2.	Approving the nomination of Directors to the Board, as well as:

a.	ensuring that a majority of the Corporation’s Directors have no direct or indirect material relationship with the Corporation and determine who, in the reasonable opinion of the Board, are independent pursuant to applicable legislation, regulation and listing requirements;
b.	developing appropriate qualifications/criteria for the selection of Board members, including criteria for determining Director independence;

c.	appointing the Board Chair and the Chair and members of each Committee of the Board, in consultation with the relevant Committee of the Board;

3.	Determining who among the members of the Audit Committee of the Board qualify as an Audit Committee financial expert, pursuant to applicable legislation, regulation and listing requirements;
4.	Providing an orientation program for new Directors to the Board and continuing education opportunities for all Directors;
5.	Assessing annually the effectiveness and contribution of the Board and the Board Chair, of each Committee of the Board and their respective Chairs and of individual Directors;
6.	Developing written position descriptions for the Board Chair and the Chair of each Committee of the Board;

C.	Chief Executive Officer, Officers and Compensation and Benefits Policies

1.	Appointing the Chief Executive Officer and all other Officers of the Corporation;
2.	Together with the Chief Executive Officer, developing a written position description for the role of the Chief Executive Officer;
3.	Developing the corporate goals and objectives that the Chief Executive Officer is responsible for meeting and reviewing the performance of the Chief Executive Officer against such corporate goals and objectives;
4.	Approving the Corporation’s compensation policy for Directors;
5.	Approving the Corporation’s compensation and benefits (including pension plans) principles, policies and processes or any changes thereto for Officers and approving (i) by the independent Directors, all forms of compensation for the Chief Executive Officer, and (ii) by the Directors all forms of compensation for all other Officers, as well as:

a.	monitoring and reviewing, as appropriate, the administration, funding and investment of the Corporation’s pension plans;
b.	appointing, or removing, the custodian(s), trustee(s), or principal investment manager for the Corporation’s pension plans and fund(s);

6.	Satisfying itself as to the integrity of the Chief Executive Officer, other Officers and senior management personnel and that the Chief Executive Officer, other Officers and senior management personnel create a culture of integrity throughout the organization;
7.	Providing stewardship in respect of succession planning, including the appointment, training and monitoring of the Chief Executive Officer, other Officers and senior management personnel;

D.	Risk Management, Capital Management and Internal Controls

1.	Identifying and assessing the principal risks of the Corporation’s business, and ensuring the implementation of appropriate systems to manage these risks;
2.	Ensuring the integrity of the Corporation’s systems of internal control, including management information systems and the safeguarding of the Corporation’s assets;
3.	Ensuring compliance with internal policies and the Corporation’s progress in remedying any material deficiencies related to (i) security policies, including the safeguarding of physical assets and information systems, and (ii) environmental policy and environmental management systems;
4.	Reviewing, approving, and as required, overseeing compliance with the Corporation’s Disclosure Policy by Directors, Officers and other management personnel and employees;
5.	Reviewing, approving and overseeing the Corporation’s disclosure controls and procedures;
6.	Reviewing and approving the Code of Business Conduct of the Corporation with the purpose of promoting integrity and deterring wrongdoing, and encouraging and promoting a culture of ethical business conduct and as required,

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  69

SCHEDULE C — BOARD OF DIRECTORS’ CHARTER (INCLUDING BOARD CHAIR POSITION DESCRIPTION)

overseeing compliance with the Corporation’s Code of Business Conduct by Directors, Officers and other management personnel and employees;

E.	Financial Reporting, Auditors and Transactions

1.	Reviewing and approving, as required, the Corporation’s financial statements and related financial information;
2.	Appointing, subject to approval of shareholders, (including terms and review of engagement) and removing of the shareholders’ auditor;
3.	Appointing (including responsibilities, budget and staffing) and removing of the Corporation’s internal auditor;
4.	Delegating (to the extent permitted by law) to the Chief Executive Officer, other Officers and management personnel appropriate powers to manage the business and affairs of the Corporation;

F.	Legal Requirements and Communication

1.	Overseeing the adequacy of the Corporation’s processes to ensure compliance by the Corporation with applicable legal and regulatory requirements;
2.	Establishing measures for receiving feedback from shareholders and other stakeholders of the Corporation;

G.	Other

1.	Reviewing, approving, and as required, overseeing Directors, other Officers and management personnel and employees compliance with the Corporation’s health and safety policies and practices;
2.	Performing any other function as prescribed by law or as not delegated by the Board to one of the Committees of the Board or to management personnel.

Board Chair

I.	Appointment

The Board shall appoint its Chair from among the Corporation’s Directors.

II.	Duties and responsibilities of the Board Chair

The Board Chair leads the Board in all aspects of its work and is responsible to effectively manage the affairs of the Board and ensure that the Board is properly organized and functions efficiently. The Board Chair also advises the Chief Executive Officer in all matters concerning the interests of the Board and the relationships between management personnel and the Board.

More specifically, the Board Chair shall:

A.	Strategy

1.	Provide leadership to enable the Board to act effectively in carrying out its duties and responsibilities as described in the Board charter and as otherwise may be appropriate;

2.	Work with the Chief Executive Officer and other Officers to monitor progress on the Business Plan, annual budgets, policy implementation and succession planning;

B.	Advisor to the Chief Executive Officer

1.	Provide advice, counsel and mentorship to the Chief Executive Officer and fellow members of the Board;
2.	In consultation with the Chief Executive Officer, ensure that there is an effective relationship between management personnel and the members of the Board;

C.	Board structure and management

1.	Chair the Board meetings;
2.	In consultation with the Chief Executive Officer, the Corporate Secretary’s Office and the Chairs of the Committees of the Board, as appropriate, determine the frequency, dates and locations of meetings of the Board, of Committees of the Board, and of the shareholders;
3.	In consultation with the Chief Executive Officer, and the Corporate Secretary’s Office, review the annual work plan and the meeting agendas to ensure all required business is brought before the Board to enable it to efficiently carry out its duties and responsibilities;
4.	Ensure the Board has the opportunity, at each regularly scheduled meeting, to meet separately without non-independent directors and management personnel present;
5.	Ensure, in consultation with the Chairs of the Committees of the Board, that all items requiring Board and Committee approval are appropriately tabled;
6.	Ensure the proper flow of information to the Board and review, with the Chief Executive Officer and the Corporate Secretary’s Office, the adequacy and timing of materials in support of management personnel’s proposals;
7.	In conjunction with the relevant Committee of the Board (and its Chair), review and assess the Directors’ meeting attendance records and the effectiveness and performance of the Board, its Committees (and their Chairs) and individual Directors;

D.	Shareholders

1.	Chair the annual, and any special meeting, of the shareholders;
2.	Ensure that all business that is required to be brought before a meeting of shareholders is brought before such meeting;

E.	Other

1.	Exercise the authority of the Chief Executive Officer in the unlikely event that the Chief Executive Officer is absent and is unable to act and action on the part of the Chief Executive Officer is urgently required to protect the interests of the Corporation;
2.	Carry out special assignments or any functions as requested by the Board.

70  BCE INC. 2010 MANAGEMENT PROXY CIRCULAR

      Schedule D — Chief Executive Officer position description

The Chief Executive Officer (“CEO”) of BCE Inc. (the “Corporation”) has the primary responsibility for the management of the business and affairs of the Corporation. As such, the CEO shall establish the strategic and operational orientation of the Corporation and in so doing, provide leadership and vision for the effective overall management, profitability, increasing shareholder value and growth of the Corporation and for conformity with policies agreed upon by the Board of Directors of the Corporation (the “Board”). The CEO is directly accountable to the Board for all activities of the Corporation.

More specifically, in collaboration with the Board, the CEO shall:

A.	Leadership

1.	Create a culture within the Corporation that supports the achievement of strategic and operational objectives by ensuring rigor in the recruitment, selection, individual development and the monitoring of executive team members and other senior management personnel, thus ensuring the Corporation maintains a strong succession plan;
2.	Provide leadership and vision for the Corporation and promote the Corporation’s goal of profitability and growth in a sustainable and responsible manner;
3.	Develop an awareness of global trends in the Corporation’s core lines of operations so as to manage rapid technological developments;
4.	Promote an environment of customer focus and outstanding customer service so as to respond to the demands of increasingly service-oriented markets;

B.	Corporate Social Responsibility and Integrity

1.	Develop and maintain a corporate culture that promotes integrity and ethical values throughout the organization, fostering a culture of ethical business conduct;
2.	Promote and protect the Corporation’s reputation in its markets and with all customers, communities, and government and regulatory bodies;

C.	Strategy, Risks and Budget

1.	Develop and oversee the execution of, and monitor progress of, the Business Plan and the annual operating and capital budgets;
2.	Identify, and develop plans to manage, the principal risks with respect to the Corporation and its businesses;

D.	Governance and Policies

1.	Oversee the development and implementation of, and compliance with, key corporate policies, including policies regarding corporate governance, social responsibility, risk management and financial reporting, as well as compliance with applicable legal and regulatory requirements;
2.	Work in close collaboration with the Board Chair to determine the scheduling of, and agendas for, meetings of the Board and of Committees of the Board so as to ensure that the Board is kept apprised in a timely manner of the business operations and main issues facing the Corporation, and to ensure there is an effective relationship between management and the members of the Board;

E.	Business Management

1.	Approve commitments within the limits of delegated approval authorities from the Board and provide general supervision and management of the day-to-day business and affairs of the Corporation;
2.	Serve as the Corporation’s chief spokesperson to its principal stakeholders including its shareholders, the financial community, customers, government and regulatory bodies and the public generally;

F.	Disclosure

1.	Together with the Disclosure and Compliance Committee and the Chief Financial Officer, ensure appropriate and timely disclosure of material information;
2.	Together with the Chief Financial Officer:

a.	establish and maintain the Corporation’s disclosure controls and procedures through appropriate policies and processes;
b.	establish and maintain the Corporation’s internal controls over financial reporting through appropriate policies and procedures;

c.	develop the process for, and comply with, the certifications to be provided in the Corporation’s public disclosure documents;

G.	Other

1.	Carry out any other appropriate duties and responsibilities assigned by the Board.

BCE INC. 2010 MANAGEMENT PROXY CIRCULAR  71

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the Corporation’s proxy solicitation agent at:

Kingsdale Shareholders Services Inc.
130 King Street West
Suite 2950
P.O. Box 361
Toronto, Ontario
M5X 1E2

www.bce.ca

PRINTED IN CANADA